                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-29919




PROSPECTUS

                                  $125,000,000

                            [PROFFITT'S INC. LOGO]

                             OFFER TO EXCHANGE ITS
                     8 1/8% SENIOR NOTES DUE 2004, SERIES B
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                          FOR ANY AND ALL OUTSTANDING
                     8 1/8% SENIOR NOTES DUE 2004, SERIES A
                               ------------------

    THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON AUGUST 8, 1997, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE "EXPIRATION DATE").

    Proffitt's, Inc., a Tennessee corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to $125,000,000 aggregate principal amount of its 8 1/8% Senior Notes due 2004, Series B (the "Exchange Notes") for an equal principal amount of its outstanding 8 1/8% Senior Notes due 2004, Series A (the "Series A Notes", and collectively with the Exchange Notes, the "Notes"). The Exchange Notes are substantially identical (including principal amount, interest rate, maturity, redemption rights and guarantees) to the Series A Notes for which they may be exchanged pursuant to this offer, except that (i) the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) holders of Exchange Notes will no longer be entitled to certain rights of registration provided to eligible holders of the Series A Notes under a Registration Rights Agreement by and among the Company, the Subsidiary Guarantors (as defined herein), and the Initial Purchasers (as defined herein), dated as of May 21, 1997 (the "Registration Rights Agreement"). The Series A Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of May 21, 1997 (the "Indenture"), by and among the Company, the Subsidiary Guarantors, and The First National Bank of Chicago, as trustee (the "Trustee"). The Company will not receive any proceeds from this Exchange Offer; however, pursuant to the Registration Rights Agreement, the Company will bear certain offering expenses. See "Description of the Notes."

    The Exchange Notes will bear interest at the same rate and on the same terms as the Series A Notes. Consequently, interest on the Exchange Notes will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 1997, including interest accrued but unpaid since the Series A Notes were originally issued. The Exchange Notes will mature on May 15, 2004 and will not be subject to redemption, at the option of the Company, at any time. Following the occurrence of a Change of Control Triggering Event (as defined herein), each holder of Notes will have the right to require the Company to purchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. See "Description of the Notes."

    The Notes rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Notes are fully and unconditionally guaranteed on a senior basis (the "Guarantees") by substantially all of the Company's existing and future subsidiaries (other than Accounts Receivable Subsidiaries and any Foreign Subsidiaries) (the "Subsidiary Guarantors"). The Guarantees are subject to release under certain circumstances specified in the Indenture, and rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Subsidiary Guarantors and senior in right of payment to all existing and future subordinated indebtedness of the Company and the Subsidiary Guarantors. The Notes and the Guarantees will be effectively subordinated to all secured indebtedness of the Company and the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness. As of May 3, 1997, on a pro forma basis after giving effect to the issuance of the Series A Notes and the application of the net proceeds therefrom, the Company and the Subsidiary Guarantors would have had approximately $521.2 million of indebtedness outstanding, of which approximately $295.3 million would have been senior indebtedness and approximately $60.3 million would have been secured indebtedness. See "Description of the Notes -- Guarantees."

    The Series A Notes have not been listed on any securities exchange and are not traded on the National Association of Securities Dealers Automated Quotation System, Inc. ("Nasdaq"). The Series A Notes have been designated eligible for trading through the National Association of Securities Dealers, Inc.'s ("NASD") PORTAL trading system. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through Nasdaq. Although the Initial Purchasers (as defined herein) have informed the Company that they currently intend to make a market in the Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. The Company's Common Stock was traded on the Nasdaq National Market under the symbol "PRFT" through July 3, 1997. The Company's Common Stock began trading on The New York Stock Exchange on July 7, 1997 under the symbol "PFT."

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER SERIES A NOTES IN THE EXCHANGE OFFER.

    The Company will accept for exchange any and all Series A Notes validly tendered by eligible holders and not withdrawn prior to 5:00 p.m. New York City time on August 8, 1997, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Notes may be tendered only in integral multiples of $1,000. See "The Exchange Offer."
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                  The date of this Prospectus is July 9, 1997.

                                EXPLANATORY NOTE

     This Registration Statement covers $125,000,000 aggregate principal amount of the Exchange Notes and the related guarantees thereof to be offered in exchanged for equal principal amounts of the Series A Notes and the related guarantees thereof in the Exchange Offer. This Registration Statement is being filed to satisfy certain requirements of the Registration Rights Agreement.

     Based on interpretations by the staff of the Securities and Exchange Commission (the "SEC" or the "Commission") set forth in no-action letters issued to unrelated third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Series A Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is a broker-dealer that holds Notes acquired for its own account as a result of market-making or other trading activities or any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to participate, and has no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. In the event that any holder of Series A Notes is prohibited by law or any policy of the Commission from participating in the Exchange Offer, or any holder of Exchange Notes may not resell such Exchange Notes without delivering a prospectus and this Prospectus is inappropriate or unavailable for such resales, or if a holder is a broker-dealer and holds Notes acquired directly from the Company or one of its affiliates, and in each case such holder satisfies certain other requirements, including timely notice to the Company, the Company has agreed, pursuant to the Registration Rights Agreement, to file a shelf registration statement (the "Shelf Registration Statement") in respect of any such Notes pursuant to Rule 415 under the Securities Act.

     Any Series A Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent Series A Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and unregistered Series A Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Series A Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have fulfilled one of its obligations under the Registration Rights Agreement. Holders of Notes who do not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. See "The Exchange Offer -- Termination of Certain Rights" and " -- Consequences of Failure To Exchange."

     The Company expects that the Exchange Notes will be issued only in the form of a Global Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of DTC's nominee, Cede & Co. ("Cede"). Beneficial interests in the Global Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. After the initial issuance of the Global Note, Exchange Notes in certificated form may be issued in exchange for the Global Note on the terms and conditions set forth in the Indenture. See "Description of Exchange Notes -- Book-Entry; Delivery and Form."

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). So long as any Notes are outstanding, or the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee and the holders of the Notes. The Company has agreed that, even if it is not required under the Exchange Act to furnish such information to the Commission, it will nonetheless continue to furnish information that would be required to be furnished by the Company pursuant to Sections 13 and 15(d) of the Exchange Act, to the Trustee and the holders of the Notes as if it were subject to such periodic reporting requirements. See "Available Information."

     In addition, the Company has agreed that in the event the Company is no longer subject to Sections 13 or 15(d) under the Exchange Act, and for so long as any of the Series A Notes remain outstanding, it will make available to any prospective purchaser of the Series A Notes or beneficial owner of the Series A Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as either (i) the Company has exchanged the Series A Notes for the Exchange Notes or (ii) the holders thereof have disposed of such Series A Notes pursuant to an effective registration statement filed by the Company.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission a registration statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Exchange Notes, reference is hereby made to the Registration Statement, including the exhibits and schedules filed or incorporated as a part thereof. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. In addition, the Company files periodic reports and other information with the Commission under the Exchange Act, relating to the Company's business, financial statements and other matters. The Registration Statement, including the exhibits and schedules thereto, and the periodic reports and other information filed in connection therewith, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or on the Internet at http://www.sec.gov.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     Certain of the matters discussed in this Prospectus may constitute forward-looking statements for purposes of the Securities Act and the Exchange Act. Such forward-looking statements may involve uncertainties and other factors that may cause the actual results and performance of the Company to be materially different from future results or performance expressed or implied by such statements. Cautionary statements regarding the risks associated with such forward-looking statements, include, without limitation, those statements included under "Risk Factors," "Summary -- Business Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere herein. Among others, factors that could adversely affect actual results and performance include local and regional economic conditions in the areas served by the Company, the level of consumer spending for apparel and other consumer goods, the effects of weather conditions on seasonal sales in the Company's market areas, competition among department and specialty stores, changes in merchandise mixes, site selection and related traffic and demographic patterns, best practices and merchandising, inventory management and turnover levels, realization of planned synergies and cost savings, and the Company's success in integrating recent and potential future acquisitions. See "Risk Factors -- Forward-Looking Statements."

     All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by the foregoing cautionary statement.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Prospectus. As used herein, unless the context otherwise requires, "Company" means Proffitt's, Inc. and its subsidiaries, and the terms "Proffitt's," "McRae's," "Younkers," "Parisian" and "Herberger's" refer to the Company's five department store chains, and the existing and predecessor entities that conduct or conducted business under such names. Reference in this Prospectus to the Company's fiscal year means the fiscal year ended on the Saturday nearest January 31 of the following calendar year (e.g., "fiscal 1995" means the fiscal year ended February 3, 1996). Unless the context otherwise requires, references in this Prospectus to "pro forma" financial information reflect the acquisition by the Company of Parisian as if the acquisition had occurred on February 4, 1996. Historical financial information presented in this Prospectus includes the results of Parisian from and after October 11, 1996, the date of its acquisition by the Company.

THE EXCHANGE OFFER

The Exchange Offer.........  The Exchange Offer consists of this Prospectus and the related Letter of Transmittal, and is being made solely to eligible holders of Series A Notes. Upon the terms and subject to the conditions of the Exchange Offer, the Company is offering eligible holders of Series A Notes the opportunity to exchange its Series A Notes that have not been registered under the Securities Act for the Exchange Notes that have been registered under the Securities Act.

Exchange Offer Expiration
  Date.....................  The Exchange Offer expires at 5:00 P.M., Eastern
                             Time on August 8, 1997 unless extended by the Company in its sole discretion.

Exchange Notes Offered.....  The Exchange Notes consist of $125,000,000 aggregate principal amount of 8 1/8% Senior Notes due 2004, Series B.

Procedures for Tendering
  Series A Notes...........  Brokers, dealers, commercial banks, trust companies and other nominees who hold Series A Notes through DTC (as defined herein) may effect tenders by book-entry transfer in accordance with DTC's Automated Tender Offer Program ("ATOP"). Holders of such Series A Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Series A Notes. In order for Series A Notes to be tendered by a means other than by book-entry transfer, a Letter of Transmittal must be completed and signed in accordance with the instructions contained herein. The Letter of Transmittal and any other documents required by the Letter of Transmittal must be delivered to the Exchange Agent by mail, facsimile, hand delivery or overnight carrier, and either such Series A Notes must be delivered to the Exchange Agent or specified procedures for guaranteed delivery must be complied with. See "The Exchange Offer -- Procedures for Tendering."

                             Letters of Transmittal and certificates
                             representing Series A Notes should not be sent to the Company. Such documents should only be sent to the Exchange Agent. See "The Exchange
                             Offer -- Exchange Agent."

THE NOTES

Maturity Date of the
  Notes....................  May 15, 2004.

Interest Payment Dates.....  May 15 and November 15 of each year, commencing
                             November 15, 1997.

Limited Nature of
  Guarantees...............  The Notes are fully and unconditionally guaranteed on a senior basis by the Subsidiary Guarantors. Under certain circumstances, future subsidiaries (other than Accounts Receivables Subsidiaries and Foreign Subsidiaries) of the Company may be requested to guarantee the Notes. In addition, the Guarantees are subject to release under certain circumstances. See "Description of the
                             Notes -- Exchange Note Guarantees" and "Description of the Exchange Notes -- Limitations on Guarantees by Restricted Subsidiaries."

Ranking....................  The Notes rank pari passu in right of payment with all existing and future unsecured and
                             unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Guarantees rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Subsidiary Guarantors and senior in right of payment to all existing and future subordinated indebtedness of the Subsidiary Guarantors. The Notes and the Guarantees will be effectively subordinated to all secured indebtedness of the Company and the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness. As of May 3, 1997, on a pro forma basis after giving effect to the issuance of the Notes and the application of the net proceeds therefrom, the Company and the Subsidiary Guarantors would have had an aggregate of approximately $521.2 million of indebtedness outstanding, of which approximately $295.3 million would have been senior indebtedness and approximately $60.3 million would have been secured indebtedness. See "Description of the Exchange Notes."

Change of Control..........  Following the occurrence of a Change of Control
                             Triggering Event (as defined in the Indenture), the Company will be required to make an offer to purchase all outstanding Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes -- Change of Control."

Certain Covenants..........  The Indenture under which the Notes are issued contains certain covenants that, among other things, limit (i) the incurrence of additional indebtedness, (ii) certain restricted payments,
                             (iii) certain asset sales, (iv) transactions with affiliates, (v) consolidations, mergers and dispositions of assets on a consolidated basis, and
                             (vi) the Company's restricted subsidiaries from guaranteeing certain other indebtedness of the Company unless such restricted subsidiaries also guarantee the Notes. The Indenture also prohibits certain restrictions on distributions from restricted subsidiaries of the Company. These covenants are subject to important exceptions and qualifications.

                             The Indenture provides that after the Notes achieve an investment grade rating from both Standard & Poor's Ratings Services, a Division of the McGraw-Hill Companies, Inc., and Moody's Investors Service, Inc., the Company's obligation to comply with certain of the restrictive covenants described herein will be terminated. See "Description of the Notes -- Certain Covenants."

Use of Proceeds............  The Company will not receive any proceeds from the issuance of the Exchange Notes pursuant to the Exchange Offer. The net proceeds to the Company from the sale of the Series A Notes are being used to repay certain outstanding mortgage and other indebtedness of the Company, to reduce certain borrowings under the Credit Facility and for general corporate purposes. See "Use of Proceeds."

Shelf Registration
  Statement................  If (i) the Exchange Offer is not permitted by applicable law or (ii) any holder of Transfer Restricted Notes (as defined herein) notifies the Company within 20 business days of the commencement of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer, (B) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and holds Series A Notes acquired directly from the Company or an affiliate of the Company, the Company will be required to provide the Shelf Registration Statement to cover resales of the Notes by such holders thereof. If the Company fails to satisfy these registration obligations, it will be required to pay Additional Interest (as defined herein) to the holders of Notes under certain circumstances. See "The Exchange Offer."

Absence of an Established
  Trading Market for the
  Notes....................  The Series A Notes are new securities that were issued on May 21, 1997 (the "Issue Date" or
                             "Closing Date"). There is currently no established trading market for the Notes or the Exchange Notes. Although Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Smith Barney Inc. (the "Initial Purchasers") have informed the Company that they currently intend to make a market in the Series A Notes and, upon issuance, the Exchange Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. To the extent Series A Notes are exchanged in this Exchange Offer, the liquidity of the market for the remaining Series A Notes may be reduced. The Series A Notes have been designated eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) market. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through Nasdaq. See "Risk Factors -- Absence of a Public Market."

THE COMPANY

     The Company is a leading regional department store chain operating 175 stores in 24 states, primarily in the Southeast and Midwest. The Company operates its stores under five chain names: Proffitt's (19 stores), McRae's (29 stores), Younkers (48 stores), Parisian (40 stores) and Herberger's (39 stores). Each chain operates primarily as a leading branded traditional department store in its communities, with Parisian serving as a better branded specialty department store. Most of the stores are located in premier regional malls in the respective trade areas served. The Company's stores offer a wide selection of fashion apparel, accessories, cosmetics and decorative home furnishings, featuring assortments of premier brands, private brands and specialty merchandise. Each of the Company's chains operates with its own merchandising, marketing and store operations team in order to tailor regional assortments to the local customer. At the same time, the Company coordinates merchandising among the chains and consolidates administrative and support functions to realize scale economies, to promote a competitive cost structure and to increase margins.

     Under the leadership of R. Brad Martin and an experienced senior management team, the Company has executed a disciplined acquisition strategy and strategic approach to new store openings, growing from 11 stores and net sales of $94.8 million in fiscal 1989 to 175 stores and pro forma net sales of $2.3 billion in fiscal

1996. In addition, the Company has increased EBITDA from $8.9 million in fiscal 1989 to $167.2 million in fiscal 1996, on a pro forma basis.

     Members of the Company's senior management have substantial investments in the Company. As of April 25, 1997, Mr. Martin beneficially owned approximately 4.7% of the Company's Common Stock and all directors and executive officers of the Company as a group beneficially owned approximately 13.2% of the Company's Common Stock.

     The Company was incorporated under the laws of the State of Tennessee in 1919. The principal executive offices of the Company are located at 3455 Highway 80 West, Jackson, Mississippi 39209, and its telephone number is (601) 968-4400.

BUSINESS STRENGTHS

     The Company believes that it is well-positioned to build upon its historical success by capitalizing on its competitive strengths, including the following:

     Strong Regional Focus. The Company places a high priority on being a market leader in each of the markets in which it operates. In smaller communities, the Company's stores are frequently the only branded name department store catering to middle and upper income customers and offering an array of brands that frequently are not otherwise available to shoppers in such markets. In most larger metropolitan markets, the Company seeks to maximize its market share by operating multiple stores in prime locations. While the Company has grown through the acquisition of regional chains, its philosophy has been to
(i) maintain existing trade names and retain merchandising and store personnel and (ii) utilize previously developed regional expertise and knowledge of the local customer base by allowing each chain to tailor merchandise assortments to the local customer. The Company believes that the increased sales and gross margins resulting from a coordinated but decentralized merchandising effort outweigh any incremental operating cost savings associated with a completely centralized strategy.

     Scale Economies. With pro forma sales of approximately $2.3 billion in fiscal 1996, the Company realizes scale economies in purchasing and distribution, administrative areas such as accounting, proprietary credit card administration, management information systems, and other infrastructure-related areas. Although the Company's chains control regional merchandising, the Proffitt's Merchandising Group coordinates merchandising, planning and execution, visual presentation, marketing and advertising activities among the chains. The Proffitt's Merchandising Group manages strategic relationships with the Company's top vendors to ensure that each chain is afforded the purchasing leverage of the Company as a whole. In addition to seeking economies of scale in purchasing, the Proffitt's Merchandising Group will continue to capitalize on corporate level marketing synergies, such as the coordination of media buying and direct mail programs, the establishment of preferred advertising rates, and the production of store catalogs.

     Proven Track Record of Integrating Acquisitions. In recent years, the Company has grown primarily through the acquisition of strong, regional department store chains at valuations believed to be attractive by management. The following table sets forth certain information concerning the Company's significant acquisitions:

                                                                                                    TRANSACTION VALUE(A)
                                                                               EQUITY AS A %         AS A MULTIPLE OF:
                                       DATE OF        NUMBER     TRANSACTION   OF TRANSACTION   ----------------------------
COMPANY ACQUIRED                     ACQUISITION     OF STORES    VALUE(A)        VALUE(A)      LTM SALES(B)   LTM EBITDA(B)
----------------                     -----------     ---------   -----------   --------------   ------------   -------------
                                                                                  (IN MILLIONS)
McRae's, Inc....................  March 31, 1994        28         $264.8             5%            0.6x            5.3x
Younkers, Inc...................  February 3, 1996      51          321.6            79             0.5             6.5
Parisian, Inc...................  October 11, 1996      38          375.0            28             0.5             8.7
G.R. Herberger's, Inc...........  February 1, 1997      39          176.9            88             0.5             7.4

---------------

(a)  Transaction value is the total consideration paid in the form of: (i) cash;
     (ii) notes; (iii) equity (valued as of the announcement date for pooling-of-interest transactions and in accordance with generally accepted accounting principles for purchase accounting transactions); and
     (iv) assumed long-term debt, net of cash, as of the end of the last full fiscal quarter prior to the acquisition date.
(b) LTM Sales and LTM EBITDA of the acquired company represent data for the twelve months ending on the last day of the last full fiscal quarter prior to the acquisition date. Additionally, EBITDA for Herberger's is adjusted for ESOP expense of $4.3 million. See "-- Summary Historical and Pro Forma Financial and Operating Data" for the definition of EBITDA.

     The Company employs a "best practices" approach to integrating acquired companies. Best practices is a process whereby each acquired chain's operating procedures and policies are reviewed to determine those practices which the Company believes will increase synergies while minimizing business interruptions. The Company believes the implementation of best practices throughout the Company's chains has resulted in improved comparable store sales and increased operating margins through better and more consistent inventory control and pricing, and other operating efficiencies.

     Strong Financial Position. The Company has been able to realize significant growth while maintaining moderate leverage. Since February 1996, the acquisitions of Younkers, Herberger's and Parisian have resulted in an increase in net sales of approximately $1.6 billion, while senior debt as a percentage of total capitalization decreased slightly. In addition to conservative balance sheet management, the Company's strong cash flow generation has allowed it to fund all capital expenditures, incremental working capital requirements and fixed charges with internally generated cash flow. On a pro forma basis, the Company's ratio of EBITDA to interest expense in fiscal 1996 would have been 3.7x. The Company's strong financial performance has provided it with significant financial flexibility, including the ability to use its publicly-traded common stock as consideration for selected acquisitions.

     Geographic and Demographic Diversity. The Company operates 175 stores in 24 states. Stores are operated in metropolitan markets such as Atlanta, Georgia and Indianapolis, Indiana, as well as in smaller markets such as Ames, Iowa and Kalispell, Montana. The Company believes that its geographic diversity and the demographic breadth of its target customer groups may to some extent serve to insulate the Company from sales and earnings volatility typically associated with poor weather conditions, or changes in local or regional economic conditions.

     Attractive Real Estate. The Company believes that its stores are primarily located in premier malls in the markets in which the Company operates. As is consistent with national trends, the Company further believes that construction of new malls in many of its markets is likely to be limited. The Company anticipates that the attractiveness of its existing locations, combined with limited new mall development, may contribute to improved comparable store sales.

BUSINESS STRATEGY

     The Company's business objective is to maximize profitability and shareholder value by (i) expanding its core business through comparable store sales growth, new store openings and margin expansion, and (ii) monitoring acquisition opportunities while maintaining a strong capital structure.

     Comparable Store Sales Growth. The Company expects that comparable store sales will benefit from a number of merchandising initiatives including (i) implementing best practices, (ii) expanding sales of key brands, and (iii) increasing sales of the Company's private brands. As part of best practices, the Company benchmarks sales of product categories and brand assortments for each store and identifies and targets opportunities to strengthen such sales by altering the merchandise mix. The Company has successfully used this strategy by applying the long history of strength in the cosmetics business of McRae's and Proffitt's stores to increase the penetration and profitability of Younkers stores' cosmetics business. The Company believes that it will be able to further utilize this strategy to increase sales in the Younkers shoe business, increase McRae's women's apparel sales and introduce home goods into select Parisian stores.

     The Company believes that comparable store sales will also benefit from expanded sales of key brands, such as Tommy Hilfiger, Liz Claiborne, Jones New York, Polo/Ralph Lauren, Calvin Klein, Guess, and Nine West, among others. The Company's large scale and proven track record with these vendors has enabled the Company to introduce certain of these brands into acquired stores which, prior to combining with the

Company, did not have access to these vendors. For instance, Tommy Hilfiger, Nautica and Lancome will now be carried in select Herberger's stores. Additionally, the Company plans to increase sales of its private brand offerings within the apparel and housewares categories from 6% of total net sales to 12% to 15% over the next two to three years. For example, the Company has recently developed its own line of men's dress shirts and accessories, under the brand name RBM. The RBM collection is designed to fill a niche for quality men's furnishings at moderate prices.

     New Store Openings. The Company plans to open 15 to 20 new stores across all chains over the next three years and to make selective real estate acquisitions in existing or new markets. The Company targets premier mall locations principally based on favorable demographic profiles and trends, as well as the compatibility and traffic draws of other tenants. High quality real estate is a primary criterion for all new stores. In addition, the Company plans to selectively remodel or expand certain existing stores.

     Margin Expansion. The Company has implemented the following strategies to increase margins: (i) leveraging key vendor relationships; (ii) capitalizing on purchasing economies of scale; (iii) extending key brands into certain acquired stores; (iv) shifting the merchandise mix toward higher margin products; (v) increasing private brand penetration; (vi) consolidating administrative and support areas and eliminating redundant expenses; and (vii) realizing efficiencies related to the re-engineering of certain operating activities.

     The Company intends to further increase gross margins by increasing sales of its private brand products, which typically generate higher margins and enhance customer loyalty. Operating margins are also expected to benefit from sales productivity enhancements across the Company's chains and from the integration cost savings programs developed by management in conjunction with the Younkers, Parisian, and Herberger's acquisitions. These programs reduced operating expenses by a total of $6 million in fiscal 1996 (consistent with the Company's announced target) and are expected to produce annualized expense savings of $20 million in fiscal 1997 and $29 million in fiscal 1998 (compared to the 1995 cost structure of the chains on an independent basis).

     Monitor Acquisition Opportunities. The Company has an established record of successfully acquiring and integrating regional department store chains. The Company believes that its philosophy of retaining the local identity and merchandising organization of acquired companies makes the Company an attractive acquirer for regional department store companies. The Company's criteria in evaluating strategic opportunities include (i) strong market presence; (ii) prime real estate locations; (iii) similar merchandising strategies targeted toward middle to upper income consumers; (iv) geographic proximity to the Company's core markets; (v) compatible corporate culture; and (vi) favorable demographics in the regions served. Although the Company currently has no agreements, arrangements or understandings with respect to future acquisitions, the Company expects the department store industry will continue to consolidate, and the Company will regularly evaluate possible acquisition opportunities as they arise.

     Maintain Strong Capital Structure. The Company intends to maintain a strong balance sheet to support its growth objectives. The fulfillment of this objective has been facilitated by strong cash flows and the Company's issuance of its Common Stock as all or part of the consideration used in its recent acquisitions. The Company believes that, absent any additional acquisitions, future cash flows from operations (with seasonal needs supplemented by borrowings under its Credit Facility) will be sufficient to service debt and lease payments, and to fund capital expenditures and working capital requirements.

RECENT DEVELOPMENTS

     Strengthening and Retaining Management. In recent months, the Company has acted to strengthen and retain its senior management in light of its recent growth and strategic objectives. In April 1997, the Board of Directors of the Company authorized a new five-year employment agreement with R. Brad Martin, its Chairman and Chief Executive Officer since 1989. Among other recent appointments, the Company also named Douglas E. Coltharp as Executive Vice President and Chief Financial Officer, William D. Cappiello as President and Chief Executive Officer of Parisian, Frank E. Kulp as President and Chief Executive Officer of Herberger's, Mark Shulman as President and Chief Executive Officer of Younkers, Toni E. Browning as President and Chief Executive Officer of the Proffitt's Division, Dawn H. Robertson as President and Chief Executive Officer of McRae's, and Donald E. Wright as Senior Vice President of Finance and Accounting.

     Implementation of Capital Structure Improvements. The Company is in the process of implementing a number of capital structure improvements to position it for future growth. The issuance of the Notes is part of a plan to improve the Company's capital structure by (i) reducing the amount of the Company's secured indebtedness; (ii) reducing the amount of the Company's indebtedness that bears interest at a floating rate; and (iii) extending the average life of the Company's indebtedness. On June 26, 1997, the Company amended and restated its existing credit facility (as amended and restated, the "Credit Facility") to, among other things, (a) increase the revolving Credit Facility from $275 million to $400 million, (b) extend the maturity from October 11, 1999 to June 26, 2002,
(c) make provision for, upon any senior indebtedness of Proffitt's being rated investment grade, the elimination of the inventory borrowing base limitation on borrowings under the Credit Facility, (d) reduce the financial performance benchmarks at which more favorable pricing options are made available to the Company, and (e) lessen in varying degrees the scope of the affirmative and negative covenants applicable to the Company and its subsidiaries. The Company may use the proceeds of borrowings under the Credit Facility to refinance certain existing indebtedness, to finance capital expenditures, for general corporate purposes and to finance certain acquisitions. Furthermore, the Company is pursuing a restructuring of one of its existing accounts receivable financing arrangements covering receivables generated by all the stores, except Younkers, in an effort to extend the term of a portion of such arrangements from one year to three to five years through the sale of investment grade term asset-backed securities. The Company anticipates that such transaction may be completed during or shortly after the Exchange Offer. There is no assurance, however, that such transaction will be completed as presently contemplated. See "Receivables Securitization Facilities."

     Sale of Seven Virginia Stores. The Company continuously evaluates store performance and closes or sells stores that do not meet management's objectives. As part of its ongoing efforts to efficiently deploy its capital, the Company recently closed seven Proffitt's stores in Virginia and sold the fixed assets to an unrelated company. While these stores were profitable, they did not meet management's targeted return on investment. Proceeds from the sale of these stores will be reinvested in new stores and existing store renovations.

                                  RISK FACTORS

     See "Risk Factors," beginning on page 13, for a discussion of certain factors that should be considered by holders of both Series A Notes and Exchange Notes.

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

     The following table presents summary historical and pro forma financial and operating data derived from the audited Consolidated Financial Statements of the Company for the last five fiscal years and the unaudited Condensed Consolidated Financial Statements for the three months ended May 3, 1997 and May 4, 1996. The historical financial data should be read in conjunction with the Company's Consolidated Financial Statements and Condensed Consolidated Financial Statements (Unaudited) and the notes thereto appearing elsewhere herein. The summary historical pro forma financial and operating data give effect to the purchase of Parisian as if it had occurred on February 4, 1996, are based on certain assumptions and are derived from, and should be read in conjunction with the Pro Forma Combined Statement of Income (Unaudited) appearing elsewhere herein. The summary pro forma financial data do not purport to present the actual financial position or results of operations of the Company had the Parisian acquisition and the events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The data for the three months ended May 3, 1997 and May 4, 1996 are not necessarily indicative of the results that may be expected for the current fiscal year. See "Pro Forma Combined Statement of Income (Unaudited)" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                              THREE MONTHS ENDED        PRO FORMA             FISCAL YEAR ENDED(A)
                           -------------------------   YEAR ENDED    ---------------------------------------
                             MAY 3,        MAY 4,      FEBRUARY 1,   FEBRUARY 1,   FEBRUARY 3,   JANUARY 28,
                              1997         1996(A)        1997          1997          1996          1995
                           -----------   -----------   -----------   -----------   -----------   -----------
                                                        (DOLLARS IN THOUSANDS)
CONSOLIDATED INCOME
  STATEMENT DATA:
Net sales................  $  526,370     $365,179      $2,320,955   $1,889,779    $1,661,056    $1,513,444
Cost and expenses:
  Cost of sales..........     335,882      237,201       1,511,802    1,230,454     1,087,619       980,028
  Selling, general and
    administrative
    expenses.............     128,629       88,952         551,804      440,502       398,999       352,448
  Depreciation and
    amortization.........      10,898        9,811          48,471       41,037        43,013        40,305
  Property and equipment
    rentals..............      19,048       11,270          81,747       60,684        50,609        47,857
  Taxes other than income
    taxes................      12,622        9,638          49,720       40,403        36,938        34,421
  Merger, restructuring
    and integration
    costs(b).............       1,468        2,763          15,929       15,929        20,822            --
Operating income.........      17,796        7,804          62,576       61,864           753        52,385
Other income (expense):
  Finance charge income,
    net(c)...............      10,878        7,160          37,883       32,305        31,273        27,934
  Interest expense.......     (10,692)      (4,706)        (44,702)     (26,756)      (29,389)      (23,286)
  Other income, net......         136          498           3,409        1,572         4,051         4,826
Income before provision
  for income taxes,
  extraordinary loss and
  cumulative effect of
  changes in accounting
  methods................      18,118       10,756          59,166       68,985         6,688        61,859
Net income (loss)........      10,544        6,308          29,768       37,399        (1,419)       37,448
OTHER FINANCIAL DATA(D):
EBITDAR..................  $   60,251     $ 37,046      $  248,921   $  212,297    $  172,824    $  173,307
Rental expense...........      19,048       11,270          81,747       60,684        50,609        47,857
                           ----------     --------      ----------   ----------    ----------    ----------
EBITDA...................      41,203       25,776         167,174      151,613       122,215       125,450
Unusual items(e).........      (1,495)        (503)        (14,835)     (14,835)      (43,125)           --
                           ----------     --------      ----------   ----------    ----------    ----------
EBITDA after unusual
  items..................  $   39,708     $ 25,273      $  152,339   $  136,778    $   79,090    $  125,450
                           ----------     --------      ----------   ----------    ----------    ----------
Capital expenditures.....  $   24,090     $  9,944      $   66,242   $    61,03    $   51,469    $   53,293
Ratio of EBITDA to
  interest expense.......         3.9          5.5             3.7x         5.7x          4.2x          5.4x
Ratio of total debt to
  EBITDA(h)..............         3.1x         2.7x            3.1          2.4           2.7           2.7

                             FISCAL YEAR ENDED(A)
                           -------------------------
                           JANUARY 29,   JANUARY 30,
                              1994          1993
                           -----------   -----------
                            (DOLLARS IN THOUSANDS)
CONSOLIDATED INCOME
  STATEMENT DATA:
Net sales................  $1,063,488    $  858,754
Cost and expenses:
  Cost of sales..........     690,083       523,444
  Selling, general and
    administrative
    expenses.............     255,856       220,889
  Depreciation and
    amortization.........      26,693        19,586
  Property and equipment
    rentals..............      37,049        26,344
  Taxes other than income
    taxes................      25,050        18,227
  Merger, restructuring
    and integration
    costs(b).............          --            --
Operating income.........      28,757        50,264
Other income (expense):
  Finance charge income,
    net(c)...............      19,312        16,151
  Interest expense.......     (11,286)      (11,701)
  Other income, net......       4,063           233
Income before provision
  for income taxes,
  extraordinary loss and
  cumulative effect of
  changes in accounting
  methods................      40,846        54,947
Net income (loss)........      25,540        32,522
OTHER FINANCIAL DATA(D):
EBITDAR..................  $  115,874    $  112,578
Rental expense...........      37,049        26,344
                           ----------    ----------
EBITDA...................      78,825        86,234
Unusual items(e).........          --            --
                           ----------    ----------
EBITDA after unusual
  items..................  $   78,825    $   86,234
                           ----------    ----------
Capital expenditures.....  $   86,192    $   48,078
Ratio of EBITDA to
  interest expense.......         7.0x          4.2x
Ratio of total debt to
  EBITDA(h)..............         2.8           3.4

                              THREE MONTHS ENDED        PRO FORMA             FISCAL YEAR ENDED(A)
                           -------------------------   YEAR ENDED    ---------------------------------------
                             MAY 3,        MAY 4,      FEBRUARY 1,   FEBRUARY 1,   FEBRUARY 3,   JANUARY 28,
                              1997         1996(A)        1997          1997          1996          1995
                           -----------   -----------   -----------   -----------   -----------   -----------
                                                        (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE
  SHEET DATA:
Working capital..........  $  375,348     $226,361      $  344,410   $  344,410    $  235,194    $  301,270
Total assets.............   1,456,794      921,606       1,403,796    1,403,796       919,013       967,667
Long-term debt, less
  current portion........     505,108      247,537         502,577      502,577       269,442       325,501
Shareholders' equity.....     555,159      334,394         539,898      539,898       327,371       337,007
SELECTED STORE DATA(F):
Stores at beginning of
  period.................         173          144             181          144           146           115
Stores opened or
  acquired...............           2            1               3            4             1            31
Stores closed or sold....          --           (2)            (11)         (11)           (3)           --
                           ----------     --------      ----------   ----------    ----------    ----------
Stores at end of
  period(g)..............         175          143             173          173           144           146
                           ==========     ========      ==========   ==========    ==========    ==========

                             FISCAL YEAR ENDED(A)
                           -------------------------
                           JANUARY 29,   JANUARY 30,
                              1994          1993
                           -----------   -----------
                            (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE
  SHEET DATA:
Working capital..........  $  306,853    $  203,977
Total assets.............     653,680       536,603
Long-term debt, less
  current portion........     203,838       216,985
Shareholders' equity.....     275,104       122,582
SELECTED STORE DATA(F):
Stores at beginning of
  period.................         106            77
Stores opened or
  acquired...............          12            29
Stores closed or sold....          (3)           --
                           ----------    ----------
Stores at end of
  period(g)..............         115           106
                           ==========    ==========

---------------

(a) Effective February 1, 1997 and February 3, 1996, Herberger's and Younkers, respectively, were acquired by the Company. Such acquisitions were accounted for under the pooling-of-interests method. Accordingly, the Company's financial statements were restated for all periods to include the results of operations and financial position of Herberger's and Younkers. The pro forma financial and operating data do not reflect the cost savings realized by the Company from consolidation of administrative and operating functions and other synergies following such acquisitions.
(b) In connection with the acquisitions of Younkers and Herberger's, the Company incurred certain merger, restructuring and integration costs, including transaction costs, costs associated with severance and related benefits, abandonment and elimination of duplicate administrative office space, property, data processing equipment and software, and other costs.
(c) Finance charge income includes finance charges and late payment fees earned on the Company's proprietary credit cards, less the portion of such income allocated to third party purchasers of such credit card receivables. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Finance Charge Income, Net," "Receivables Securitization Facilities" and Note 4 to the Company's Consolidated Financial Statements.
(d) EBITDA represents earnings before interest, taxes, depreciation, amortization and unusual items. EBITDAR represents EBITDA plus rental expense. While EBITDA and EBITDAR should not be construed as substitutes for operating income or as better measures of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, they are included herein to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditure and working capital requirements. In fiscal 1996, the Company incurred additional charges aggregating $16.3 million associated with the closing of seven stores in Virginia ($4.9 million), Herberger's employee stock ownership plan ($3.9 million), excess markdowns associated with adjustments to Herberger's inventory ($3.8 million), and write-offs and accruals related to various Herberger's balance sheet items ($3.7 million). Pro forma EBITDA before these additional charges for the fiscal year ended February 1, 1997 would have been approximately $183.5 million, and the ratios of EBITDA to interest expense and total debt to EBITDA would have been 4.1x and 2.8x, respectively.
(e) Unusual items for the 52 weeks ended February 1, 1997 include net gains from long-lived assets of $1.1 million and merger, restructuring and integration costs of $15.9 million. Unusual items for the 53 weeks ended February 3, 1996 include expenses of $3.2 million related to Younkers' hostile takeover defense, losses from long-lived assets of $19.1 million, and merger, restructuring and integration costs of $20.8 million.
(f) Where operations within a particular shopping mall are divided among two or more locations but operate under the same chain, the combined operation is counted as one store.
(g) Excludes two stores opened subsequent to February 1, 1997, and reflects the closing of seven stores in Virginia. See "-- Recent Developments -- Sale of Seven Virginia Stores."
(h) EBITDA is annualized for the three months ended May 3, 1997 and May 4, 1996, respectively, for purposes of calculating the ratio.

                                  RISK FACTORS

     Eligible holders of Series A Notes should consider carefully, in addition to the other information contained in this Prospectus, the following risk factors before tendering Series A Notes in the Exchange Offer.

RANKING; INDEBTEDNESS OF THE COMPANY

     All of the Notes and the related Guarantees will be senior unsecured obligations of the Company and the Subsidiary Guarantors ranking pari passu in right of payment with all existing and future unsubordinated obligations of the Company, including indebtedness incurred under the Credit Facility. Such Notes and Guarantees will be effectively subordinated to all secured indebtedness of the Company and the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness. After any realization upon the collateral or a dissolution, liquidation, reorganization or similar proceeding involving the Company or any Subsidiary Guarantor, there can be no assurance that there will be sufficient available proceeds or other assets for holders of the Notes to recover all or any portion of their claims under the Notes and the Indenture. As of May 3, 1997, on a pro forma basis, after giving effect to the issuance of the Series A Notes and the application of the net proceeds therefrom, the Company and the Subsidiary Guarantors would have had approximately $521.2 million of indebtedness outstanding, of which approximately $295.3 million would have been senior indebtedness and approximately $60.3 million would have been secured indebtedness. At such date, the Company would have had outstanding approximately $225.9 million of indebtedness subordinated in right of payment to the Exchange Notes. The prepayment of the 9 7/8% Senior Subordinated Notes due 2003 of Parisian (the "Senior Subordinated Notes") is not restricted under the Indenture. See "Description of the Notes -- Certain Covenants -- Limitation on Restricted Payments."

     Each Subsidiary Guarantor's Guarantee of the Notes may be subject to review under relevant federal and state fraudulent conveyance and similar law. In the event the Guarantees of any Subsidiary Guarantors are deemed to be unenforceable as a fraudulent conveyance or otherwise, all the Notes will be effectively subordinated in right of payment to all outstanding indebtedness of such Subsidiary Guarantor or Subsidiary Guarantors.

     A portion of the Company's cash flow from operations will be dedicated to debt service, thereby reducing funds available for operations and capital expenditures. The indebtedness and the restrictive covenants to which the Company is subject under the terms of its indebtedness (including the Notes and the Exchange Notes) may make the Company more vulnerable to economic downturns and competitive pressures, may hinder its ability to execute its growth strategy, and may reduce its flexibility to respond to changing business conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Other Indebtedness."

COMPETITION

     The department store business is highly competitive. The Company's stores compete with national and regional department store chains, specialty apparel stores and discount store chains, some of which are larger than the Company and may be able to devote greater financial and other resources to marketing and other competitive activities. The Company also competes with local stores that carry similar categories of merchandise. The Company generally competes on the basis of pricing, quality, merchandise selection, customer service and amenities and store design. The Company's success also depends in part on its ability to anticipate and respond to changing merchandise trends and customer preferences in a timely manner. Accordingly, any failure by the Company to anticipate and respond to changing merchandise trends and customer preferences could materially adversely affect sales of the Company's private brands and product lines, which in turn could materially adversely affect the Company's business, financial condition or results of operations. There can be no assurance that the Company's stores will continue to compete successfully with such other stores or that any such competition will not have a material impact on the Company's financial condition or results of operations. See "Business -- Competition."

GENERAL ECONOMIC CONDITIONS; SEASONALITY

     The Company's future performance is subject to prevailing economic conditions and to all operating risks normally incident to the retail industry. The Company experiences seasonal fluctuations in sales and net income, with disproportionate amounts typically realized during the fourth quarter of each year. Sales and net income are generally weakest during the first quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality," "Business -- Seasonality" and Note 17 to the Company's Consolidated Financial Statements.

INTEGRATION OF ACQUIRED COMPANIES

     As part of its business strategy, the Company has consummated several acquisitions and will regularly evaluate future acquisition opportunities including acquisitions of other regional department store chains and individual stores or locations. The Company's future operations and earnings will be affected by its ability to continue to successfully integrate the operations of any acquired businesses or store locations. While the Company has in the past been successful at effectively integrating the operations of acquired businesses, there can be no assurance that the Company will be able to continue to do so. In addition, the successful integration of operations will be subject to numerous contingencies, some of which are beyond the Company's control. The failure to successfully integrate any such operations with those of the Company could have a material adverse effect on the Company's financial position, results of operations and cash flows.

RESTRICTIONS ON RESALE

     The Series A Notes have not been registered under the Securities Act or any state securities laws and, unless so registered or qualified, may not be offered or sold except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act or any applicable state securities laws. The Exchange Notes have been registered under the Securities Act and, generally, will be freely tradable. See "Exchange Offer" and "Plan of Distribution."

ABSENCE OF AN ESTABLISHED TRADING MARKET FOR THE NOTES

     The Series A Notes are new securities that were first issued on May 21, 1997. There is currently no established trading market for the Notes. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Series A Notes and, upon issuance, the Exchange Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. To the extent Series A Notes are exchanged in this Exchange Offer, the liquidity of the market for the remaining Series A Notes may be reduced. The Series A Notes have been designated eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) market. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through Nasdaq. There is no assurance that an active public or other market will develop for the Exchange Notes, and it is expected that the market, if any, that develops for the Exchange Notes will be similar to the limited market that currently exists for the Series A Notes.

LIMITED REGISTRATION RIGHTS

     EXCEPT AS OTHERWISE PROVIDED HEREIN, FOLLOWING THE CONSUMMATION OF THE EXCHANGE OFFER, ANY HOLDERS OF SERIES A NOTES NOT TENDERED THEREIN WHO ARE NOT ENTITLED TO RESELL THE SAME PURSUANT TO A RESALE PROSPECTUS, IF ANY, REQUIRED TO BE FILED AS A POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT OR PURSUANT TO A SHELF REGISTRATION STATEMENT, WILL HAVE NO FURTHER EXCHANGE OR REGISTRATION RIGHTS, AND SUCH NOTES WILL CONTINUE TO BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER.

FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements concerning the Company's existing and contemplated operations, economic performance and financial condition. These statements are based upon a number of assumptions and estimates which are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, including the level of consumer spending for apparel and other merchandise carried by the Company, competition among department and specialty stores, management's ability to predict consumer tastes, merchandise brands and mix, the effectiveness of planned advertising, marketing and promotional campaigns, appropriate inventory management, realization of planned synergies, private brand sales and effective cost containment. See "Cautionary Notice Regarding Forward-Looking Statements."

                               THE EXCHANGE OFFER

PERSONS NOT ELIGIBLE TO PARTICIPATE IN THE EXCHANGE OFFER

     ANY HOLDER OF SERIES A NOTES WHO IS PROHIBITED BY APPLICABLE LAW OR SEC POLICY FROM PARTICIPATING IN THE EXCHANGE OFFER, INCLUDING ANY HOLDER WHO IS AN AFFILIATE OF THE COMPANY OR A BROKER-DEALER WHO HOLDS SERIES A NOTES ACQUIRED DIRECTLY FROM THE COMPANY OR ONE OF ITS AFFILIATES, AND ANY PERSON WHO INTENDS TO, OR HAS ANY ARRANGEMENT OR UNDERSTANDING TO PARTICIPATE IN, A DISTRIBUTION OF THE EXCHANGE NOTES, SHOULD CONTACT THE COMPANY WITHIN 20 BUSINESS DAYS OF THE COMMENCEMENT OF THE EXCHANGE OFFER IN ORDER TO PRESERVE ITS REGISTRATION RIGHTS THAT ARE DISCUSSED HEREIN.

REGISTRATION RIGHTS AND EFFECT OF EXCHANGE OFFER

     The Series A Notes were sold by the Company on the Issue Date to the Initial Purchasers pursuant to a Purchase Agreement dated as of May 15, 1997, by and among the Company, the Subsidiary Guarantors and the Initial Purchasers (the "Purchase Agreement"). Subsequently, the Initial Purchasers sold the Series A Notes to various "qualified institutional buyers" ("QIBs") and to a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1),(2), (3) or (7) under the Securities Act ("Accredited Investors")) in reliance upon Rule 144A and other available exemptions under the Securities Act. As a condition to the Initial Purchasers' obligations under the Purchase Agreement, the Company and the Subsidiary Guarantors entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company and the Subsidiary Guarantors agreed to file with the Commission a registration statement (the "Registration Statement") on an appropriate form under the Securities Act with respect to an offer to the holders of Series A Notes who are able to make certain representations ("Eligible Holders"), the opportunity to exchange their Series A Notes for Exchange Notes.

     The Registration Statement covers the offer to the Exchange Notes pursuant to the Exchange Offer made hereby and resales by broker-dealers that acquired Notes for their own accounts as a result of market-making and other trading activities. Such resales of Transfer Restricted Securities made in reliance upon the registration thereof under the Securities Act may be made only pursuant to the "Plan of Distribution" set forth in this Prospectus or the other prospectus, if any, filed as an amendment to the Registration Statement. To be eligible to effect resales of Transfer Restricted Securities pursuant to a Registration of the Notes for resale by holders ineligible to participate in the Exchange Offer, holder of Transfer Restricted Securities must (i) notify the Company within 20 business days after the commencement of the Exchange Offer that it has determined that it is not permitted by law or any policy of the Commission to participate in the Exchange Offer made hereby or that such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that the prospectus included in this Registration Statement is inappropriate or unavailable for such resales by such holder or that such holder is a broker-dealer and holds Notes acquired directly from the Company or one of its affiliates and (ii) provide to the Company, within 15 days following the Company's request therefor, such information as the Company may reasonably request for use in connection with the Registration Statement. In the event that any holders of Transfer Restricted Securities comply with the foregoing requirements, and supply any additional information reasonably requested by the Company within 20 business days following such request, the Company will file, as promptly as is practicable, an amendment to the Registration Statement containing an appropriate resale prospectus and will use its reasonable efforts to cause such amendment to become effective under the Securities Act and to remain continuously effective thereunder for a period of three years following the Closing Date.

     Each holder of Series A Notes that wishes to exchange such Series A Notes for Exchange Notes in the Exchange Offer is required to establish that it is an Eligible Holder that may participate in such Exchange Offer by making certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that it did not acquire such Series A Notes directly from the Company, (ii) it has no arrangement or understanding with any person to participate in and has no intention of participating in, a distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company.

     If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Series A Notes that were acquired as a result of market-making activities or other trading activities, it also will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes, but that by delivering such a prospectus it is not thereby deemed to admit that it is an "underwriter" within in the meaning of the Securities Act.

     Holders of Notes acquired directly from the Company, affiliates of the Company and persons participating in, or having any arrangement or understanding with any person to participate in, a distribution of the Exchange Notes will be ineligible, under Commission policy, to participate in the Exchange Offer, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction of the Notes.

     If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, (ii) the Exchange Offer is not for any other reason consummated within 150 days after the Issue Date, (iii) any holder of Series A Notes notifies the Company within 20 business days after commencement of the Exchange Offer that
(a) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (b) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (c) it is a broker-dealer and owns Series A Notes acquired directly from the Company or an affiliate of the Company or (iv) the holders of a majority of the principal amount of the Series A Notes may not resell the Exchange Notes acquired by them in the Exchange Offer to the public without restriction under the Securities Act (other than delivery of the prospectus contained in the Exchange Offer Registration Statement), the Company will file with the Commission a Shelf Registration Statement to cover resales of the Transfer Restricted Notes (as defined herein) by the holders thereof. The Company has agreed to use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

     For purposes of the foregoing and as used elsewhere herein, "Transfer Restricted Notes" means each Series A Note until (i) the date on which such Series A Note has been exchanged by a person other than a broker-dealer referred to in clause (ii) below for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Series A Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale, a copy of the prospectus contained in the Registration Statement, as amended or supplemented, (iii) the date on which such Series A Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (iv) the date on which such Series A Note is distributed to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in force, but not Rule 144A under the Securities
Act), (v) the date on which such Series A Note shall have been otherwise transferred by the holder thereof and a new Note not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such Note shall not require registration under the Securities Act or (vi) such Series A Note ceases to be outstanding.

     Under existing Commission interpretations, the Exchange Notes will, in general, be freely transferable by holders after the Exchange Offer without further registration under the Securities Act; provided that in the case of eligible broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act must be delivered upon resale by such broker-dealers in connection with resales of the Exchange Notes. The Company has agreed, for period of 90 days after consummation of the Exchange Offer (subject to extension in certain cases), to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales may be deemed a statutory underwriter that may, as such, may be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

     The Company has agreed to pay all expenses incident to the Exchange Offer and to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act.

     The Registration Rights Agreement provides that unless the Exchange Offer is not permitted by applicable law or Commission policy, the Company will: (i) file the Registration Statement with the Commission on or prior to 45 days after the Issue Date, (ii) use its best efforts to have the Registration Statement declared effective by the Commission on or prior to 120 days after the Issue Date and (iii) commence the Exchange Offer following the effectiveness of the Registration Statement and use its best efforts to issue, on or prior to 30 business days after the date on which the Registration Statement was declared effective by the Commission, Exchange Notes in Exchange for all Series A Notes tendered prior thereto in the Exchange Offer.

     In addition, the Registration Rights Agreement provides that, if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file prior to the later of (a) 150 days after the Issue Date or (b) 30 days after such filing obligation arises and use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such obligation arises; provided, however that if the Company has not consummated the Exchange Offer within 150 days of the Issue Date, then the Company will file the Shelf Registration Statement with the Commission on or prior to the 165th day after the Issue Date. The Company shall use its best efforts to keep such Shelf Registration Statement, if required, continuously effective, supplemented and amended until the earlier of two years from the Issue Date or such shorter period ending when all Notes covered by the Shelf Registration Statement have been sold in the manner set forth and as contemplated in the Shelf Registration Statement, such Notes are no longer outstanding or when the Notes become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions.

     A holder of Notes that sells its Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification and contribution obligations). In addition, each holder of the Notes will be required to timely deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and to benefit from the provisions regarding additional interest set forth in the following paragraph.

     If the Company issues a notice that the Shelf Registration Statement is unusable due to the pendency of an announcement of a material corporate transaction, or such a notice is required under applicable securities laws to be issued by the Company, and the aggregate number of days in any consecutive twelve-month period for which all such notices are issued or required to be issued exceeds 30 days in the aggregate, then the interest rate borne by the Notes will be increased by 0.25% per annum following the date that such Shelf Registration Statement ceases to be usable for a period of time in excess of the period permitted above, which rate shall be increased by an additional 0.25% per annum at the beginning of each subsequent 90-day period; provided that the aggregate increase in such annual interest rate may in no event exceed 1.00% per annum. Upon the

Company declaring that the Shelf Registration Statement is usable after the period of time described in the preceding sentence, the interest rate borne by the Notes will be reduced to the original interest rate if the Company is otherwise in compliance with this paragraph. Such additional interest, if any, shall accrue and be paid only on the actual number of days for which the Shelf Registration Statement is unusable.

     The Company has filed the Registration Statement required by the Registration Rights Agreement on or before the date specified for such filing. However, if (i) such registration statement (or any other registration statement required by the Registration Rights Agreement) is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), subject to certain limited exceptions, (ii) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Registration Statement, or (iii) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter, subject to certain limited exceptions, ceases to be effective or usable in connection with resales of Transfer Restricted Notes or with the Exchange Offer, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iii) above, a "Registration Default"), then the interest rate on the Transfer Restricted Notes will increase ("Additional Interest") with respect to the first 90-day period (or portion thereof) while a Registration Default is continuing immediately following the occurrence of such Registration Default in an amount equal to 0.25% per annum of the principal amount of the Notes. The rate of Additional Interest will increase by an additional 0.25% per annum of the principal amount of the Notes for each subsequent 90-day period (or portion thereof) while a Registration Default is continuing until all Registration Defaults have been cured, up to a maximum amount of 1.00% of the principal amount of the Notes. Additional Interest, if any, shall be computed based on the actual number of days elapsed during which any such Registration Default exists. Following the cure of a particular Registration Default, the accrual of Additional Interest with respect to such Registration Default will cease.

     EXCEPT AS OTHERWISE PROVIDED HEREIN WITH RESPECT TO THE SHELF REGISTRATION STATEMENT, FOLLOWING THE CONSUMMATION OF THE EXCHANGE OFFER, ANY HOLDER OF SERIES A NOTES THAT HAS NOT TENDERED AND EFFECTIVELY DELIVERED TO THE EXCHANGE AGENT IN ACCORDANCE WITH THE EXCHANGE OFFER, AND ANY HOLDER OF EXCHANGE NOTES WHO IS NOT ENTITLED TO RESELL SUCH EXCHANGE NOTES PURSUANT TO A RESALE PROSPECTUS, IF ANY, REQUIRED TO BE FILED AS AN AMENDMENT TO THE REGISTRATION STATEMENT, WILL HAVE NO FURTHER EXCHANGE OR REGISTRATION RIGHTS AND SUCH SERIES A NOTES WILL CONTINUE TO BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER. See "-- Termination of Certain Rights," "-- Consequences of Failure to Exchange," and "-- Resale of Notes." Accordingly, the ability of any such holder of Notes to resell its Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Series A Notes validly tendered and not withdrawn prior to 5:00 P.M. Eastern Time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Series A Notes accepted in the Exchange Offer. Holders may tender some or all of their Series A Notes pursuant to the Exchange Offer. However, Series A Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are substantially identical to the form and terms of the Series A Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear the transfer restrictions set forth on the Series A Notes and (ii) the holders of the Exchange Notes generally will not be entitled to certain rights under the Registration Rights Agreement, which rights generally will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Series A Notes and will be entitled to the benefits of the Indenture, including the Guarantees.

     Holders of the Notes do not have any appraisal or dissenters' rights under Indenture or otherwise in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the Indenture, the Registration Rights Agreement, and the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, including Rule 14e-1 thereunder.

     The Company shall be deemed to have accepted validly tendered Series A Notes when, as and if the Company has given telephonic, facsimile or written notice thereof to the Exchange Agent (as defined herein). The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Series A Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Series A Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Series A Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Series A Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 P.M., Eastern Time, on August 8, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     To extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 A.M., Eastern Time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its reasonable judgment, (i) to delay accepting any Series A Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving telephonic, facsimile or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension or termination, and any amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders.

     If the Company does not consummate the Exchange Offer, or, in lieu thereof, the Company does not file and cause to become effective a Shelf Registration Statement for the Series A Notes within the time periods set forth herein, Additional Interest will accrue and be payable on the Notes. See
" -- Registration Rights and Effect of Exchange Offer."

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest from May 15, 1997, the date of issuance of the Series A Notes that are exchanged for the Exchange Notes (or, if later, the most recent Interest Payment Date to which interest on such Series A Notes has been paid or duly provided for). Accordingly, holders of Series A Notes that are accepted for exchange will not receive interest that is accrued but unpaid on those Notes at the time of tender, but such interest will be payable on the first Interest Payment Date following the Expiration Date. Interest on the Exchange Notes will be payable semiannually on each May 15 and November 15, commencing on November 15, 1997.

PROCEDURES FOR TENDERING

     Only Eligible Holders of Series A Notes may tender such Series A Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Series A Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver the Letter of Transmittal or such facsimile, together with the Series A Notes and any other required documents, to the Exchange Agent so as to be received by the Exchange Agent at the address set forth below prior to 5:00 P.M., Eastern Time, on the Expiration Date. Delivery of the Series A Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date. In addition, either
(i) certificates for such Series A Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Series A Notes, if such procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal or, in the case of a book-entry transfer, an Agent's Message in lieu of a letter of transmittal, and all other required documents must be received by the Exchange Agent at the address set forth below under "-- Exchange Agent" prior to the Expiration Date. The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received express acknowledgment from the tendering DTC participant indicating that such participant has received, and agrees to be bound by, the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.

     The tender by a holder and the acceptance thereof by the Company will constitute an agreement between such holder of Series A Notes and the Company upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF THE SERIES A NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE SOLE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR SERIES A NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Series A Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, including Series A Notes held in book-entry form and who wishes to tender should contact the registered holder of Notes promptly, or in the case of book-entry Series A Notes, DTC participant who holds such Series A Notes at DTC on behalf of the beneficial owner, and instruct such registered holder to tender on such beneficial owner's behalf. See "Exchange Offer."

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Series A Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the NASD, a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Series A Notes listed therein, such Series A Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Series A Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Series A Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Series A Notes and withdrawal of tendered Series A Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Series A Notes not properly tendered or any Series A Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive, to the extent permitted by applicable law, any defects, irregularities or conditions of tender as to particular Series A Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of Series A Notes of defects or irregularities with respect to tenders of Series A Notes, none of the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Series A Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Series A Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders as soon as practicable following the Expiration Date.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Series A Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a DTC Participant may make book-entry delivery of the Series A Notes by causing DTC to transfer such Series A Notes into the relevant Exchange Agent's account with respect to the Series A Notes in accordance with DTC's ATOP procedures for such transfer. Although delivery of the Series A Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an Agent's Message or an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Series A Notes and (i) whose Series A Notes are not immediately available, (ii) who cannot deliver their Series A Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, in each case prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of Series A Notes, the certificate number(s) of such holder's Series A Notes and the principal amount of Series A Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificates(s) representing the tendered Series A Notes (or a confirmation of book-entry transfer of such Series A Notes into the Exchange Agent's account at DTC) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Series A Notes in proper form for transfer (or a confirmation of book-entry transfer of such Series A Notes into the Exchange Agent's account at DTC) and all other documents required by the Letter of Transmittal, are received by the relevant Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Series A Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

     Except as otherwise provided herein, tenders of Series A Notes may be withdrawn at any time prior to 5:00 P.M., Eastern Time, on the Expiration Date.

     To withdraw a tender of Series A Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the relevant Exchange Agent at its address set forth herein prior to 5:00 P.M., Eastern Time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Series A Notes to be withdrawn (the "Depositor"), (ii) identify the Series A Notes to be withdrawn (including the certificate number(s) and principal amount of such Series A Notes, or, in the case of Series A Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited and the DTC Participant through which such Series A Notes are held), (iii) be signed by the holder of such Series A Notes in the same manner as the original signature on the Letter of Transmittal by which such Series A Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the transfer agent and registrar with respect to the Series A Notes register the transfer of such Series A Notes into the name of the person withdrawing the tender; and (iv) specify the name in which any such Series A Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Series A Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Series A Notes so withdrawn are validly and timely re-tendered. Any Series A Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder, as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Series A Notes may be re-tendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer including, without limitation, the terms and conditions contained herein and in the Letter of Transmittal, the Company shall not be required to accept for exchange, or to exchange Exchange Notes for, any Series A Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Series A Notes, if:

          (a) any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (b) any governmental approval has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable judgment that any of the conditions are not satisfied, the Company may, in its sole discretion (i) refuse to accept any Series A Notes and return all tendered Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Series A Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Series A Notes (see "-- Withdrawals of Tenders") or
(iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Series A Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of Series A Notes.

TERMINATION OF CERTAIN RIGHTS

     Holders of the Notes to whom this Exchange Offer is made have special rights under the Registration Rights Agreement, certain of which will terminate upon the consummation of the Exchange Offer. Such special rights which will terminate include (a) the right to require the Company to comply with the following: (x) to file with the Commission a registration statement under the Securities Act with respect to the Exchange Notes no later than 45 days following the Issue Date, (y) to use its best efforts to cause such registration statement to become effective under the Securities Act within 120 days after the Issue Date, and (z) to commence the Exchange Offer following the effectiveness of such registration statement and use its best efforts to issue, on or prior to 30 business days after the date on which such registration statement was declared effective by the Commission, Exchange Notes in exchange for all Notes validly tendered prior thereto in the Exchange Offer; (b) the right to receive Additional Interest in the event of a breach by the Company of any of its obligations set forth in the foregoing clauses (x), (y) or (z), in an amount, during the first 90-day period (or portion thereof) immediately following the occurrence, and during the continuance, of such a breach, equal to 0.25% per annum of the principal amount of the Notes, such amount to increase by an additional 0.25% of the principal amount of the Notes for each subsequent 90-day period (or portion thereof) until the breach and all other breaches thereunder in respect of such obligations have been cured, up to a maximum amount of 1.00% of the principal amount of the Notes. See "-- Registration Rights and Effect of Exchange Offer."

     The Registration Statement also requires the registering for resale, pursuant to Rule 415 under the Securities Act, the Transfer Restricted Notes under certain circumstances. Such resale of Transfer Restricted Notes made in reliance upon the registration thereof under the Securities Act may be made only pursuant to the "Plan of Distribution" set forth in this Prospectus or a separate resale prospectus, if any, filed as an amendment to the Registration Statement. To be eligible to effect resales of Transfer Restricted Notes pursuant to the Shelf Registration Statement, a holder of Transfer Restricted Notes must (i) notify the Company in writing within 20 days after the commencement of the Exchange Offer that (a) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (b) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus is not appropriate or available for such resales by such holder or (c) it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company and (ii) provide to the Company, within 15 days following receipt by such holder of the Company's request therefor, such information as the Company may reasonably request for use in connection with the Shelf Registration Statement. In the event that any holders of Transfer Restricted Notes comply with the foregoing requirements, and supply any additional information reasonably requested by the Company within 15 days following such request, the Company will file, as promptly as practicable, an amendment to this Registration Statement containing an appropriate resale prospectus and will use its best efforts to cause such amendment to become effective under the Securities Act and to remain continuously effective thereunder for a period of two years following the Issue Date. In the event that the Company fails to comply with its obligations in connection with resales of Transfer Restricted Notes under the resulting Shelf Registration Statement it may be required to pay Additional Interest. See "-- Registration Rights and Effect of Exchange Offer."

EXCHANGE AGENT

     The Trustee will act as Exchange Agent for the Exchange Offer with respect to the Notes (the "Exchange Agent").

     Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal for the Notes and requests for copies of Notice of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

        By Registered or Certified Mail, Overnight Mail or Courier Service or in Person by Hand:

           The First National Bank of Chicago
           c/o First Chicago Trust Company of New York
           8th Floor, Window 2
           New York, New York 10005
           By Facsimile: (212) 240-8938

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone, facsimile or in person by officers and regular employees of the Company and its affiliates, who may be reimbursed their reasonable expenses incurred in connection with such solicitation, but who will not otherwise receive special compensation for such efforts.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including reasonable fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Notes pursuant to the Exchange Offer. If, however, certificates representing the Exchange Notes or the Series A Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Series A Notes tendered, or if tendered Series A Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder of Series A Notes.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded by the Company at the same carrying value as the Series A Notes, which is the aggregate principal amount in the case of the Series A Notes. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

RESALE OF EXCHANGE NOTES

     Based on an interpretation by the staff of the SEC set forth in no-action letters issued to unrelated third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is a broker-dealer that holds Series A Notes acquired for its own accounts as a result of market-making or other trading activities or any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available April 13, 1989); Morgan Stanley & Co., Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction by such person should be covered by an effective registration statement containing the selling security holders' information required by Item 507 of SEC Regulation S-K under the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     By tendering Series A Notes in the Exchange Offer, each holder tendering such Series A Notes will represent to the Company that, among other things, (i) the Exchange Notes to be acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is a holder, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in a distribution of such Exchange Notes and (iii) the holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act for which such holder is not indemnified or otherwise protected by the Company. Further, by tendering in the Exchange Offer, each holder that may be deemed an "affiliate" (as defined under Rule 405 under the Securities Act) of the Company will represent to the Company that such holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the SEC with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. The Company has agreed to bear all registration expenses incurred under the Registration Rights Agreement, including printing and distribution expenses, reasonable fees of counsel, blue sky fees and expenses, reasonable fees of independent accountants in connection with the preparation of comfort letters (to the extent required), and SEC and the NASD filing fees and expenses.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and holders of Series A Notes who do not tender their Series A Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any holder of Series A Notes that does not exchange that holder's Series A Notes for Exchange Notes will continue to hold unregistered Series A Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

     The Series A Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Series A Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Series A Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (vi) to an institutional accredited investor in a transaction exempt from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. See "Risk Factors -- Restrictions on Transfer."

NO RECOMMENDATION

     Participation in the Exchange Offer is voluntary and holders of Series A Notes should carefully consider whether to accept. Holders of Series A Notes are urged to consult their own financial and tax advisors in making their own decision on what action to take. The Boards of Directors of the Company and the Guarantors make no recommendation as to whether or not holders should tender Series A Notes pursuant to the Exchange Offer.

OTHER

     The Company may in the future seek to acquire unregistered Series A Notes that are not tendered in the Exchange Offer in open market, privately negotiated or other transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Series A Notes that are not tendered in the Exchange Offer or, except as required by the Registration Rights Agreement, to file a registration statement to permit resales of any untendered Series A Notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge (i) that by receiving Exchange Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired as a result of market-making activities or other trading activities, such broker-dealer may be a statutory underwriter, and (ii) that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of Exchange Notes received in exchange for the Series A Notes where such Series A Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days (subject to extensions in certain cases) after the date on which the Registration Statement is declared effective, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such documents in the Letter of Transmittal for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the issuance of the Exchange Notes pursuant to the Exchange Offer. The net proceeds to the Company from the sale of the Series A Notes were approximately $120.8 million (after deducting estimated expenses and commissions), of which (i) approximately $64.0 million is being used to repay real estate and mortgage notes, (ii) approximately $3.8 million is being used to repay unsecured notes payable, and (iii) approximately $53.0 million is being used to reduce outstanding borrowings under the Credit Facility. Amounts used to reduce balances under the Credit Facility may be reborrowed, subject to having the requisite borrowing base and satisfying other conditions to borrowing, and utilized for general corporate purposes. At February 1, 1997, the indebtedness to be repaid accrued interest at a weighted average interest rate of approximately 7.7% per annum and had maturities ranging from January 1, 1998 to February 1, 2010. See "Description of Other Indebtedness."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of May 3, 1997, (i) on an actual basis and (ii) as adjusted to reflect the sale of the Notes (after deducting the offering expenses and the application of the net proceeds therefrom). This table should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere herein.

                                                                   AS OF MAY 3, 1997
                                                              ---------------------------
                                                                ACTUAL        AS ADJUSTED
                                                              ----------      -----------
                                                                    (IN THOUSANDS)
Long-term debt(a):
  Credit Facility...........................................  $  163,100      $   110,101
  Real estate and mortgage notes............................     113,578           49,547
  Sale of Notes.............................................          --          125,000
  Other notes payable.......................................       3,754               --
  Capital lease obligations.................................      10,706           10,706
  Senior Subordinated Notes(b)..............................     125,000          125,000
  Convertible subordinated debentures.......................      86,250           86,250
  Junior subordinated debt..................................      14,590           14,590
                                                              ----------      -----------
          Total long-term debt..............................     516,978          521,194
Shareholders' equity........................................     555,159          555,159
                                                              ----------      -----------
          Total capitalization..............................  $1,072,137      $ 1,076,353
                                                              ==========      ===========

---------------

(a) Includes current maturities of long-term debt.
(b) Since May 3, 1997, the Company has purchased approximately $32 million of Senior Subordinated Notes.

                            SELECTED FINANCIAL DATA

     The selected financial and operating data below are derived from, and should be read in conjunction with, the Company's Consolidated Financial Statements and Condensed Consolidated Financial Statements and the notes thereto appearing elsewhere herein. The data for the three months ended May 3, 1997 and May 4, 1996 are not necessarily indicative of the results that may be expected for the current fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                     THREE MONTHS ENDED                              FISCAL YEAR ENDED(A)
                                  -------------------------   -------------------------------------------------------------------
                                                  MAY 4,      FEBRUARY 1,   FEBRUARY 3,   JANUARY 28,   JANUARY 29,   JANUARY 30,
                                  MAY 3, 1997     1996(A)        1997          1996          1995          1994          1993
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                                      (DOLLARS IN THOUSANDS)
CONSOLIDATED INCOME STATEMENT
  DATA:
  Net sales.....................  $  526,370     $365,179     $1,889,779    $1,661,056    $1,513,444    $1,063,488    $  858,754
  Costs and expenses:
  Cost of sales.................     335,882      237,201      1,230,454     1,087,619       986,028       690,083       523,444
    Selling, general and
      administrative expenses...     128,629       88,952        440,502       398,999       352,448       255,856       220,889
    Other operating expenses....      42,568       30,719        142,124       130,560       122,583        88,792        64,157
    Expenses related to hostile
      takeover defense(b).......                                      --         3,182            --            --            --
    (Gains) losses from
      long-lived assets(c)......          27       (2,260)        (1,094)       19,121            --            --            --
    Merger, restructuring and
      integration costs(d)......       1,468        2,763         15,929        20,822            --            --            --
                                  ----------     --------     ----------    ----------    ----------    ----------    ----------
  Operating income..............      17,796        7,804         61,864           753        52,385        28,757        50,264
  Other income (expense):
    Finance charge income,
      net(e)....................      10,878        7,160         32,305        31,273        27,934        19,312        16,151
    Interest expense............     (10,692)      (4,706)       (26,756)      (29,389)      (23,286)      (11,286)      (11,701)
    Other income, net...........         136          498          1,572         4,051         4,826         4,063           233
                                  ----------     --------     ----------    ----------    ----------    ----------    ----------
    Income before provision for
      income taxes,
      extraordinary loss and
      cumulative effect of
      changes in accounting
      methods...................      18,118       10,756         68,985         6,688        61,859        40,846        54,947
    Provision for income
      taxes.....................       7,574        4,448         31,586         6,047        24,411        16,122        20,631
                                  ----------     --------     ----------    ----------    ----------    ----------    ----------
    Income before extraordinary
      loss and cumulative effect
      of changes in accounting
      methods...................      10,544        6,308         37,399           641        37,448        24,724        34,316
    Extraordinary loss (net of
      tax) from early
      extinguishment of debt....          --           --             --        (2,060)           --        (1,088)           --
    Cumulative effect of changes
      in accounting methods (net
      of tax)(f)................          --           --             --            --            --         1,904        (1,794)
                                  ----------     --------     ----------    ----------    ----------    ----------    ----------
    Net income (loss)...........  $   10,544     $  6,308     $   37,399    $   (1,419)   $   37,448    $   25,540    $   32,522
                                  ==========     ========     ==========    ==========    ==========    ==========    ==========


CONSOLIDATED BALANCE SHEET DATA:
  Working capital...............  $  375,348     $226,361     $  344,410    $  235,194    $  301,270    $  306,853    $  203,977
  Total assets..................   1,456,794      921,606      1,403,796       919,013       967,667       653,680       536,603
  Long-term debt, less current
    portion.....................     505,108      247,537        502,577       269,442       325,501       203,838       216,985
  Shareholder's equity..........     555,159      334,394        539,898       327,371       337,007       275,104       122,582
OTHER FINANCIAL AND OPERATING
  DATA:
  Stores open at end of
    period......................         175          143            173           144           146           115           106
  Capital expenditures..........  $   24,090     $  9,944     $   61,031    $   51,469    $   53,293    $   86,192    $   48,078
  Ratio of earnings to fixed
    charges.....................         2.1x         2.3x           2.4x          1.1x          2.5x          2.6x          3.7x

---------------

(a) Effective February 1, 1997 and February 3, 1996, Herberger's and Younkers, respectively, were acquired by the Company. These acquisitions were accounted for under the pooling-of-interests method. Accordingly, the Company's financial statements were restated for all periods to include the results of operations and financial position of Herberger's and Younkers.
(b) Expenses incurred were related to the defense of the attempted hostile takeover of Younkers by Carson Pirie Scott & Co.

(c) The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" in the fourth quarter of fiscal 1995. As a result of adopting this new accounting standard and as a result of closing certain stores and warehouses, the Company incurred impairment charges related to the write-down in carrying value of six stores due to poor operating results, abandonment of duplicate warehouse and leasehold improvements related to the Younkers acquisition, and a loss on abandonment of leasehold improvements related to closed stores. For the period ended February 1, 1997, the Company incurred additional charges of $1.4 million for closed or underperforming stores of the newly-acquired Herberger's chain. These losses were offset by gains from sales of assets totaling $2.5 million consisting principally of land, building and fixtures related to two Younkers stores sold to Carson Pirie Scott & Co.
(d) In connection with the Younkers and Herberger's acquisitions, the Company incurred certain costs to effect such acquisitions and other costs to restructure and integrate the combined operating companies. The costs incurred included, among other costs, merger transaction costs, severance and related benefits, abandonment and elimination of duplicate administrative office space, property, data processing equipment and software.
(e) Finance charge income includes finance charges and late payment fees earned on the Company's proprietary credit cards, less the portion of such income allocated to third party purchasers of such credit card receivables. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Finance Charge Income, Net;" "Receivables Securitization Facilities" and Note 4 to the Company's Consolidated Financial Statements.
(f) Effective as of the beginning of the fiscal year ended January 30, 1993, Younkers recognized a cumulative effect adjustment of $1.8 million (net of income taxes of $1.2 million) due to the adoption of SFAS No. 106, under which employers recognize the cost of retiree health and life insurance benefits over the employees' period of service.

    Effective January 31, 1993, the Company changed its method of accounting for inventory to include certain purchasing and distribution costs. Previously, these costs were charged to expense in the period incurred rather than in the period in which the merchandise was sold. The cumulative effect of this change was to increase net income $2.3 million (net of income taxes of $1.5 million). Also effective January 31, 1993, the Company also changed its method of accounting for store preopening costs to expensing such costs when incurred. The cumulative effect of this change was to decrease net income $0.4 million (net of income taxes of $0.2 million). Previously, these costs were amortized over the twelve months immediately following the individual store openings.

    In 1992, the Financial Accounting Standards Board issued SFAS No. 109, Accounting for Income Taxes, which requires a change from the deferred method to the asset and liability method of accounting for income taxes. The Company adopted the new accounting standard effective January 31, 1993. Adoption of the new standard had no effect on the Company's financial position or results of operations. There would have been no impact on the year ended January 30, 1993 had the standard been applied retroactively.

    Effective January 30, 1994, the Company changed its method of accounting for inventory to the last-in, first-out (LIFO) method for a substantial portion of its inventories. Previously, all inventories were valued using the first-in, first-out (FIFO) method. The cumulative effect of this change is not presented because it is not determinable.

               PRO FORMA COMBINED STATEMENT OF INCOME (UNAUDITED)

     The following Pro Forma Combined Statement of Income (Unaudited) has been derived by the application of pro forma adjustments to the Company's Consolidated Financial Statements included elsewhere herein to reflect the Company's acquisition of Parisian on October 11, 1996, which was accounted for as a purchase. Historical financial information presented in this Prospectus includes results of Parisian from the acquisition date. The accompanying Pro Forma Combined Statement of Income (Unaudited) for the year ended February 1, 1997 gives effect to the Parisian acquisition as if it had been consummated on February 4, 1996. The Pro Forma Combined Statement of Income (Unaudited) is intended for informational purposes only and is not necessarily indicative of future results of operations or financial position of the Company had the Parisian acquisition occurred on the indicated date and does not purport to indicate the results of operations that may be achieved in the future. The Pro Forma Combined Statement of Income (Unaudited) does not reflect the cost savings realized by the Company from consolidation of administrative and operating functions and other synergies. The Pro Forma Combined Statement of Income (Unaudited) and the accompanying notes should be read in conjunction with the Consolidated Financial Statements of the Company including the notes thereto, appearing elsewhere herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                   HISTORICAL            PRO FORMA
                                            ------------------------    ACQUISITION     PRO FORMA
                                            COMPANY(A)   PARISIAN(B)   ADJUSTMENTS(C)     TOTAL
                                            ----------   -----------   --------------   ----------
                                                                (IN THOUSANDS)
Net sales.................................  $1,889,779    $431,176                      $2,320,955
Costs and expenses:
  Cost of sales...........................   1,230,454     279,699        $ 1,649(d)     1,511,802
  Selling, general, and administrative
     expenses.............................     440,502     112,390         (1,649)(d)      551,804
                                                                              561(e)
  Other operating expenses................     142,124      38,328         (1,845)(e)      179,938
                                                                            1,331(f)
  Gains from long lived assets, net.......      (1,094)                                     (1,094)
  Merger, restructuring and integration
     costs................................      15,929                                      15,929
                                            ----------    --------        -------       ----------
Operating income..........................      61,864         759            (47)          62,576
Other income (expense):
  Finance charge income, net..............      32,305       5,578                          37,883
  Interest expense........................     (26,756)    (11,932)        (6,014)(g)      (44,702)
  Other income, net.......................       1,572       1,837                           3,409
                                            ----------    --------        -------       ----------
Income (loss) before provision for income
  taxes...................................      68,985      (3,758)        (6,061)          59,166
Provision for income taxes................      31,586        (799)        (1,389)(h)       29,398
                                            ----------    --------        -------       ----------
Net income (loss).........................  $   37,399    $ (2,959)       $(4,672)      $   29,768
                                            ==========    ========        =======       ==========

---------------

(a) The historical income statement of the Company does not reflect the operating results of Parisian prior to the Company's acquisition of Parisian on October 11, 1996.
(b) Includes information derived from Parisian's unaudited historical income statement for the period from February 4, 1996 through October 10, 1996.
(c) Pro forma adjustments do not include any charges or benefits related to the integration of the operations of the businesses of the Company and Parisian. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Merger, Restructuring and Integration Costs" and Notes 2 and 3 to the Company's Consolidated Financial Statements.
(d) Adjustments have been made to conform Parisian's direct cost method of accounting for inventory to the full cost method used by the Company and to conform Parisian's presentation of certain expenses with that of the Company.

(e) Adjustments have been made to conform Parisian's accounting method for store preopening costs of deferral and amortization over twelve months to the Company's accounting method of expensing such costs as incurred.
(f) Adjustments have been made to reflect the increase in depreciation and amortization resulting from the purchase price allocation for the Parisian acquisition.
(g) Adjustments have been made to reflect interest expense on acquisition debt of approximately $119.0 million at 7.4% per annum for the period ended October 10, 1996, assuming the debt was outstanding throughout the period.
(h) Adjustments have been made to reflect the income tax impact of the pro forma merger and acquisition adjustments using a combined federal and state income tax rate of 40%. See Note 6 to the Company's Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto and other data and information appearing in this Prospectus.

OVERVIEW

     General. The Company is a leading regional department store company offering a wide selection of fashion apparel, accessories, cosmetics and decorative home furnishings, featuring assortments of premier brands and specialty merchandise. The Company's five chains are Proffitt's (19 stores), McRae's (29 stores), Younkers (48 stores), Parisian (40 stores) and Herberger's (39 stores). The following table sets forth the merchandising mix for each chain for the year ended February 1, 1997:

                                                                                                TOTAL
                                 PROFFITT'S   MCRAE'S   YOUNKERS   PARISIAN(A)   HERBERGER'S   COMPANY
                                 ----------   -------   --------   -----------   -----------   -------
Womens Apparel.................     32.6%       25.9%     31.7%        31.7%         39.0%       31.8%
Mens Apparel...................     13.7        16.6      16.1         21.7          15.3        17.4
Home/Gifts.....................     11.1        15.3      15.6          1.1           9.4         9.9
Cosmetics......................     15.0        11.4      10.9          9.5           8.6        10.8
Children's Apparel.............      7.8         7.3       6.8         11.3          12.9         9.1
Accessories....................      6.7         7.1       6.2          6.9           5.6         6.5
Shoes..........................      7.3         8.0       2.9         12.3           5.4         7.5
Intimate Apparel...............      4.2         3.9       4.6          3.2           3.8         3.9
                                   -----       -----     -----        -----         -----       -----
          Total owned..........     98.4        95.5      94.8         97.7         100.0        96.9
Leased(b)......................      1.6         4.5       5.2          2.3             E         3.1
          Total................    100.0%      100.0%    100.0%       100.0%        100.0%      100.0%
                                   =====       =====     =====        =====         =====       =====

---------------

(a) Represents entire period even though Parisian was acquired October 11, 1996.
(b) Leased departments include fine jewelry, beauty salon, and maternity departments. See "Business -- Merchandising."

     Recent Acquisitions and Growth in Store Base. The Company's financial results for the periods discussed below have been affected by the Company's significant acquisition-related growth. In March 1994, the Company acquired McRae's, a privately owned company with 28 stores. In April 1995, the Company completed the acquisition of Parks-Belk Company, the owner-operator of four stores in Northeast Tennessee. Effective February 3, 1996, the Company acquired Younkers, a publicly traded company with 51 stores. On October 11, 1996, the Company acquired Parisian, a 38 store closely-held company. Effective February 1, 1997, the Company acquired Herberger's, an employee owned company with 39 stores. The McRae's, Parks-Belk and Parisian transactions were accounted for using the purchase method and are included in the Company's income statements from the date of acquisition; the Younkers and Herberger's transactions were accounted for as poolings of interests. The Company's Consolidated Financial Statements have been restated to reflect the Younkers and Herberger's acquisitions.

     Actions Impacting Future Results. The Company believes that its future results of operations may be impacted by a number of factors, including (i) the results of cost savings and operating efficiency programs undertaken in connection with recent acquisitions, (ii) the results of the Company's efforts to centralize certain administrative and support functions, (iii) the implementation of the Company's plans to improve its capital structure, (iv) the results of a shift to a more optimal merchandise mix and the realization of improved purchasing power resulting from increased scale, and (v) future acquisitions, if any, undertaken by the Company.

     Management has identified synergies and developed cost savings programs in conjunction with the Younkers, Parisian and Herberger's acquisitions. The implementation of these programs reduced operating expenses by $6 million (from the Younkers acquisition only) in fiscal 1996 and is expected to produce annualized cost savings of $20 million in fiscal 1997 and $29 million in fiscal 1998 (compared to the 1995 cost structure of the chains on an independent basis). Cost reductions are expected to be achieved through the elimination of duplicate corporate expenses, economies of scale, implementation of best practices and consolidation of certain administrative support functions. The Company expects that these programs may result in additional cost savings which cannot presently be quantified. The realization of these cost savings is subject to uncertainties described under "Risk Factors."

     During 1995 and 1996, the Company consolidated certain administrative and support functions, such as accounting, information systems, proprietary credit card administration and store planning for the Proffitt's, McRae's and Younkers chains. The Company is in the process of further consolidating these functions to include the Parisian chain, with the majority of this work to be completed by the fall of 1997. Consolidation of these functions for the Herberger's chain will begin in 1997 and is expected to be completed in 1998. Merchandising, store operations, sales promotion and advertising and visual presentation for the Proffitt's, McRae's, Younkers, Parisian and Herberger's chains will remain separate, but will be coordinated centrally by the Proffitt's Merchandising Group.

     The issuance of the Notes was part of a plan to improve the Company's capital structure by (i) reducing the amount of the Company's secured indebtedness, (ii) reducing the amount of the Company's indebtedness that bears interest at floating rates of interest, and (iii) extending the average life of the Company's indebtedness. To achieve these objectives, the Company will undertake the following:

        - Use of Proceeds from the Issuance of the Notes. The Company is applying the net proceeds from the issuance of the Notes to (i) repay approximately $64.0 million of real estate and mortgage notes, (ii) repay approximately $3.8 million of unsecured notes payable and (iii) reduce outstanding borrowings under the Credit Facility. This will extend the maturity of the Company's indebtedness. See "Use of Proceeds."

        - Renegotiation of Revolving Credit Facility. The Company engaged NationsBank of Texas, National Association ("NationsBank") and NationsBanc Capital Markets, Inc. ("NCMI") in connection with the Company's amendment and restatement of its existing Credit Facility to, among other things, (a) increase the revolving Credit Facility from $275 million to $400 million, (b) extend the maturity from October 11, 1999 to June 26, 2002, (c) make provision for, upon any senior indebtedness of Proffitt's being rated investment grade, the elimination of the inventory borrowing base limitation on borrowings under the Credit Facility, (d) reduce the financial performance benchmarks at which more favorable pricing options are made available to the Company, and (e) lessen in varying degrees the scope of the affirmative and negative covenants applicable to the Company and its subsidiaries. The Company may use the proceeds of borrowings under the Credit Facility to refinance certain existing indebtedness, to finance capital expenditures, for general corporate purposes and to finance certain acquisitions. See "Description of Other Indebtedness -- Bank Credit Facilities" and " -- Liquidity and Capital Resource."

        - New Receivables Arrangements. The Company has engaged NCMI to restructure one of its existing accounts receivable securitization facilities into a new master credit card trust covering receivables generated by all the stores, except Younkers, with a view to issuing approximately $200 million of investment grade asset-backed securities having terms of up to five years secured by the Company's credit card receivables, while continuing to provide the Company with the ability to sell a variable interest in proprietary credit card receivables to asset-backed commercial paper conduits. Although there is no assurance that a new accounts receivable securitization facility will be successfully established, or as to the final terms of such a facility, it is currently anticipated that such a facility will be established during Summer 1997. See " -- Liquidity and Capital Resources" and "Receivables Securitization Facilities."

     During the first and second fiscal quarters of 1997, the Company has purchased approximately $32 million of Senior Subordinated Notes. The Company or its subsidiaries may from time to time purchase additional Senior Subordinated Notes with available cash and borrowings under the Credit Facility. See "Description of Other Indebtedness -- Subordinated Indebtedness -- Senior Subordinated Notes."

RESULTS OF OPERATIONS

     The following table sets forth the selected financial data (excluding unusual items) for the Company expressed as a percentage of net sales for the periods indicated.

                                         THREE MONTHS ENDED               FISCAL YEAR ENDED(1)
                                        --------------------    -----------------------------------------
                                         MAY 3,      MAY 4,     FEBRUARY 1,    FEBRUARY 3,    JANUARY 28,
                                          1997      1996(1)        1997           1996           1995
                                        --------    --------    -----------    -----------    -----------
Net sales.............................   100.0%      100.0%        100.0%         100.0%         100.0%
Cost of sales.........................    63.8        65.0          65.1           65.5           65.2
                                         -----       -----         -----          -----          -----
Gross profit..........................    36.2        35.0          34.9           34.5           34.8
Selling, general and administrative
  expenses............................    24.4        24.4          23.3           24.0           23.3
Property and equipment rentals........     3.6         3.1           3.2            3.0            3.1
Taxes other than income taxes.........     2.4         2.6           2.1            2.2            2.2
Finance charge income, net............     2.1         2.0           1.7            1.9            1.8
Other income, net.....................     0.0         0.1           0.0            0.2            0.3
                                         -----       -----         -----          -----          -----
EBITDA................................     7.8         7.1           8.0            7.4            8.3
Depreciation & amortization...........     2.1         2.7           2.2            2.6            2.7
                                         -----       -----         -----          -----          -----
EBIT..................................     5.7%        4.4%          5.8%           4.8%           5.6%

---------------

(1) Effective February 1, 1997 and February 3, 1996, Herberger's and Younkers, respectively, were acquired by the Company. Such acquisitions were accounted for under the pooling-of-interests method. Accordingly, the Company's financial statements were restated for all periods to include the results of operations and financial position of Herberger's and Younkers.

RESULTS OF OPERATIONS FOR QUARTERS ENDED MAY 4, 1996 AND MAY 3, 1997

     For the quarter ended May 3, 1997, total Company sales were $526.4 million, a 44% increase over $365.2 million in the prior year. Sales for the quarter included $166.4 million of sales from the newly-acquired Parisian division. On a comparable stores basis (excluding Parisian), total Company sales increased 3% for the quarter.

     For the quarter ended May 3, 1997, gross margin percentages increased over the prior year. This improvement resulted from improved inventory management, reduced markdowns, and the effects of inventory repositioning at both the Parisian and Herberger's businesses, which was initiated in late 1996.

     Selling, general, and administrative expenses declined as a percentage of net sales for the quarter. This expense leverage primarily resulted from the early stages of targeted cost reductions related to each of the Company's recent business combinations.

     Other operating expenses, which consist of rents, depreciation and amortization, and taxes other than income taxes, declined as a percentage of net sales for the quarter. This reduction was primarily due to the effect of closed underperforming stores.

     Total financing costs, which include interest expense and finance charge income allocated to the third party purchasers of accounts receivable, increased as a percentage of net sales for the quarter due to additional borrowings related to the October 1996 purchase of Parisian.

     Prior to the non-recurring items and ESOP charges outlined below, net income totaled $11.9 million, or $.41 per share, a 77% increase over $6.7 million, or $.26 per share last year.

     In conjunction with the Company's mergers with Younkers (completed February 3, 1996), Parisian, and Herberger's, the Company incurred certain non-recurring integration charges in the first quarter of each year presented. For the quarter ended May 3, 1997, these charges totaled $1.5 million before tax, or 0.3% of net sales ($.9 million after tax, or $.03 per share). For the quarter ended May 4, 1996, these charges totaled $2.8 million before tax, or 0.8% of net sales ($1.7 million after tax, or $.07 per share).

     For the quarter ended May 4, 1996, the Company realized pre-tax gains of $2.3 million ($1.4 million after tax, or $0.6 per share) related to the Company's March 1996 sale of two Younkers stores to Carson Pirie Scott & Co.

     For the quarters ended May 3, 1997 and May 4, 1996, the Company incurred pre-tax expenses of $0.7 million, or 0.1% of net sales, and $0.2 million, or 0.1% of net sales, respectively, related to the Company's Employee Stock Ownership Plan ("ESOP") maintained at the newly acquired Herberger's Division. On an after-tax basis, these charges totaled $.5 million, or $.01 per share, and $.1 million, or less than $.01 per share, for the quarters ended May 3, 1997 and May 4, 1996, respectively.

     After these non-recurring items and ESOP charges, net income for the quarter ended May 3, 1997 totaled $10.5 million, or $.37 per share, compared to $6.3 million, or $.25 per share, for the quarter ended May 4, 1996. The increase in earnings over the prior year primarily was due to solid gross margin performance and leverage on operating expenses netted against increased financing costs.

NET SALES FOR FISCAL 1994, FISCAL 1995 AND FISCAL 1996

     Total Company net sales increased by 13.8% and 9.8% in fiscal 1996 and fiscal 1995, respectively. The fiscal 1996 increase primarily was due to a comparable store sales increase of 3% and revenues generated from the Parisian chain acquired in October 1996. The fiscal 1995 sales increase primarily was due to a comparable store sales increase of 3% and a full year of sales generated from the McRae's stores acquired in March 1994.

GROSS MARGINS FOR FISCAL 1994, FISCAL 1995 AND FISCAL 1996

     Gross margins were 34.9%, 34.5%, and 34.8% in fiscal 1996, fiscal 1995, and fiscal 1994, respectively. The Company uses a full-cost method to account for inventories, which includes certain purchasing and distribution costs. Such costs which relate to obtaining merchandise and preparing it for sale are included in cost of sales.

     The improvement in gross margin percent in fiscal 1996 to 34.9% from 34.5% in fiscal 1995 was a result of improved inventory management, resulting in increased inventory turnover and lower markdowns. The decrease in gross margin percent from 34.8% in 1994 to 34.5% in 1995 was primarily a result of increased markdowns over the prior year.

     Management expects that sales and gross margins can be enhanced over time through further development of key businesses in each of the Company's chains; expansion of key brands (primarily at the newly acquired Herberger's chain); further private brand development; enhanced relationships and buying power with vendors due to the Company's increased scale; and continued appropriate inventory management.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES FOR FISCAL 1994, FISCAL 1995 AND FISCAL 1996

     Selling, general and administrative expenses ("SG&A") were 23.3% of net sales in fiscal 1996, 24.0% of net sales in fiscal 1995, and 23.3% of net sales in fiscal 1994. In fiscal 1996, primarily in conjunction with its acquisition of Herberger's, the Company revised certain estimates and recorded other charges to SG&A in the fourth quarter totaling $3.7 million, or 0.2% of net sales. The most significant components of these charges were: (i) a $0.7 million charge for store closing and conversion costs and (ii) a $1.7 million charge to strengthen various accruals. In addition, the Company recorded fourth quarter charges to SG&A of $1.0 million, or 0.1% of net sales, related to the sale of seven of the Company's stores located in Virginia. In fiscal 1995, primarily in conjunction with the Company's acquisition of Younkers, the Company revised certain estimates and recorded other charges to SG&A in the fourth quarter totaling $13.7 million, or 0.8% of net sales. The most significant components of these charges were: (i) a $2.4 million charge for the conversion of the Younkers leased shoe operation to an owned operation; (ii) a $2.0 million charge to strengthen the Company's bad debt reserve; and (iii) a $5.0 million reserve for various Younkers legal claims. See "Summary -- Recent Developments -- Sale of Seven Virginia Stores."

     Excluding these fourth quarter charges, SG&A as a percentage of net sales was 23.0% in fiscal 1996 and 23.2% in fiscal 1995. The reduction of the SG&A percentage in fiscal 1996 over fiscal 1995 was due to increased economies of scale and the implementation of the synergies outlined under "-- Overview."

OTHER OPERATING EXPENSES FOR FISCAL 1994, FISCAL 1995 AND FISCAL 1996

     Other operating expenses were 7.5% of net sales in fiscal 1996, compared to 7.9% in fiscal 1995 and 8.1% in fiscal 1994. Other operating expenses for fiscal 1996 include a $1.0 million charge, or 0.1% of net sales, related to the sale of seven of the Company's stores located in Virginia. Excluding this charge, other operating expenses as a percentage of net sales were 7.4% in fiscal 1996. The percent decline in fiscal 1996 over fiscal 1995 and fiscal 1994 levels resulted from leverage of these expenses over a larger sales base, the effect of closed underperforming stores, and lower expenses due to the write-down of certain property. See "Summary -- Recent Developments -- Sale of Seven Virginia Stores" and "-- Gains (Losses) from Long-Lived Assets".

EXPENSES RELATED TO HOSTILE TAKEOVER DEFENSE BY YOUNKERS FOR FISCAL 1994, FISCAL 1995 AND FISCAL 1996

     During fiscal 1995, the Company incurred expenses of approximately $3.2 million, or 0.2% of net sales, related to the defense of the attempted hostile takeover of Younkers by Carson Pirie Scott & Co.

GAINS (LOSSES) FROM LONG-LIVED ASSETS FOR FISCAL 1994, FISCAL 1995 AND FISCAL
1996

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company adopted the provision of this new accounting standard in the fourth quarter of fiscal 1995. As a result of adopting this new accounting standard and as a result of closing certain stores and warehouses, the Company incurred impairment charges totaling $1.0 million, or 0.1% of net sales, and $19.1 million, or 1.1% of net sales, in fiscal 1996 and fiscal 1995, respectively. The fiscal 1996 write-down of $1.0 million was netted against gains on the sales of certain properties totaling $2.1 million, or 0.1% of net sales, primarily related to the sale of two Younkers units in March 1996. The $19.1 million charge in fiscal 1995 is comprised of $15.9 million related to the write-down in carrying value of six store properties and $3.2 million related to the write-down of abandoned property.

MERGER, RESTRUCTURING, AND INTEGRATION COSTS FOR FISCAL 1994, FISCAL 1995 AND FISCAL 1996

     In connection with the acquisition of Herberger's by the Company, the two companies incurred certain costs in the fourth quarter of fiscal 1996 to effect the transaction and other costs to restructure, integrate and combine operations. These costs totaled $10.0 million, or 0.5% of net sales, and were comprised of $2.6 million of merger transaction costs (principally investment banking, legal, and other direct merger costs); $6.5 million of severance and related benefits, the consolidation of administrative operations, and systems conversions; and $0.9 million for the write-off of duplicate administrative facilities. Management also expects to incur certain additional integration costs in fiscal 1997, such as transition payroll, training, and relocation expenses. These expenses are expected to total approximately $3.0 to $4.0 million in 1997.

     In connection with the acquisition of Younkers by the Company, the two companies incurred certain costs in the fourth quarter of fiscal 1995 to effect the transaction and other costs to restructure, integrate, and combine operations. These costs totaled $20.8 million, or 1.3% of net sales, and were comprised of $8.8 million of merger transaction costs (principally investment banking, legal, and other direct merger costs); $3.2 million of severance and related benefits, $7.4 million for the write-off of duplicate administrative facilities, and $1.4 million of miscellaneous costs. The Company also incurred certain additional integration costs in fiscal 1996, such as transition payroll, training, and relocation expenses. These expenses totaled $5.9 million during 1996, or 0.3% of net sales.

FINANCE CHARGE INCOME, NET FOR FISCAL 1994, FISCAL 1995 AND FISCAL 1996

     Net finance charge income was 1.7% of net sales in 1996 and 1.9% of net sales in both 1995 and 1994.

     For fiscal 1996, gross finance charge income (before allocation of finance charges to the third party purchasers of accounts receivable) increased to 2.6% of net sales from 2.4% in fiscal 1995. This increase was primarily due to increased finance charge rates assessed in certain states and a full year's benefit of the October 1995 implementation of late fee charges on past due charge accounts for the Proffitt's and McRae's chains. See "-- Liquidity and Capital Resources."

     For fiscal 1995, gross finance charge income increased to 2.4% of net sales over 2.2% of net sales in fiscal 1994. This increase was due to increased customer usage of the Company's proprietary charge cards, increased finance charge rates assessed in certain states, the October 1995 implementation of late fee charges on past due charge account balances for the McRae's and Proffitt's chains, and a full year's benefit of the May 1994 implementation of late fee charges on past due charge account balances at the Younkers chain.

     The allocation of finance charges to the third party purchasers of accounts receivable totaled approximately $16.0 million, or 0.8% of net sales, in fiscal 1996; $8.8 million, or 0.5% of net sales, in fiscal 1995; and $5.6 million, or 0.4% of net sales, in fiscal 1994. Utilization of the Company's accounts receivable securitization programs increased each year presented, commensurate with the Company's growth in proprietary charge card sales. See "-- Liquidity and Capital Resources."

     Each of the Company's chains operates a proprietary credit card program. A proprietary credit card program was introduced to the Herberger's customer base on May 15, 1997.

INTEREST EXPENSE FOR FISCAL 1994, FISCAL 1995 AND FISCAL 1996

     Interest expense as a percentage of net sales was 1.4% for fiscal 1996, 1.8% for fiscal 1995, and 1.5% for fiscal 1994. Total interest expense was $26.8 million, $29.4 million, and $23.3 million in fiscal 1996, fiscal 1995, and fiscal 1994, respectively. The decrease in interest expense in fiscal 1996 over fiscal 1995 was attributable to lower average borrowings under the Company's Credit Facility due to an increase in cash flow from operations, and a reduction in short-term interest rates. The increase in interest expense in fiscal 1995 over fiscal 1994 was attributable to higher borrowings associated with the purchase and operation of the stores acquired from the Parks-Belk Company in April 1995 and the acquisition of McRae's in March 1994, along with higher interest rates.

INCOME TAXES FOR FISCAL 1994, FISCAL 1995 AND FISCAL 1996

     The effective tax rates differ from the expected tax rates principally due to nondeductible merger costs and other nondeductible expenses related to acquisitions.

NET INCOME FOR FISCAL 1994, FISCAL 1995 AND FISCAL 1996

     Net income (prior to extraordinary items) was $37.4 million in fiscal 1996, or 2.0% of net sales, $0.6 million in fiscal 1995, or 0.0% of net sales, and $37.4 million in fiscal 1994, or 2.5% of net sales. Earnings in fiscal 1996 were negatively affected by such items as fourth quarter charges to SG&A in conjunction with the acquisition of Herberger's by the Company and the sale of seven of the Company's stores located in Virginia and merger, restructuring, and integration costs previously discussed. Without these items, fiscal 1996 net income would have totaled $52.2 million, or 2.8% of net sales. In fiscal 1995, earnings were negatively affected by such items as fourth quarter charges to SG&A in conjunction with the acquisition of Younkers, expenses related to the Younkers hostile takeover attempt, charges for the impairment of long-lived assets, and merger, restructuring, and integration costs previously discussed. Without these items, fiscal 1995 net income would have totaled $38.4 million, or 2.3% of net sales. See "-- Expenses Related to Hostile Takeover Defense."

EXTRAORDINARY ITEM FOR FISCAL 1994, FISCAL 1995 AND FISCAL 1996

     On February 3, 1996, Younkers replaced its debt financing of accounts receivable with sales of ownership interests in its accounts receivable. In addition, Younkers canceled its $150.0 million revolving credit agreement. As a result of the early extinguishment of debt, certain deferred costs associated with the debt facilities, such as loan origination costs and a loss from an interest rate swap, were written off. This write-off of $3.4 million ($2.1 million net of income taxes) was recorded as an extraordinary item in fiscal 1995.

INFLATION

     Inflation affects the costs incurred by the Company in its purchase of merchandise and in certain components of its selling, general, and administrative expenses. The Company attempts to offset the effects of inflation through price increases and control of expenses, although the Company's ability to increase prices is limited by competitive factors in its markets. Inflation may also adversely affect the Company's net finance charge income. See
"Business -- Proprietary Credit Cards."

SEASONALITY

     The Company's business, like that of most retailers, is subject to seasonal influences, with a significant portion of net sales and net income realized during the fourth quarter of each year, which includes the Christmas selling season. In light of these patterns, selling, general, and administrative expenses are typically higher as a percentage of net sales during the first three quarters of each year, and working capital needs are greater in the last quarter of each year. The fourth quarter increases in working capital needs have typically been financed with internally generated funds, the sale of interests in the Company's accounts receivable, and borrowings under the Company's revolving credit facility. Generally, more than 30% of the Company's net sales and over 50% of net income are generated during the fourth quarter. See "Risk Factors -- Effect of General Economic Conditions; Seasonality",
"Business -- Seasonality" and Note 17 to the Company's Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary needs for liquidity are to: acquire, renovate, or construct stores; service debt; meet operating lease and other rental payment obligations; and provide working capital for new and existing stores.

     The Company estimates capital expenditures for fiscal 1997 will approximate $110 million, primarily for the construction of seven new stores opening in fiscal 1997, initial expenditures related to new stores scheduled to be opened in fiscal 1998, several store expansions and renovations, and enhancements to management information systems.

     At February 1, 1997, total debt was 48.8% of total book capitalization, up from 42.8% at February 3, 1996. Excluding subordinated debt of approximately $225.8 million at February 1, 1997 and approximately $100.5 million at February 3, 1996, senior debt was 27.4% of total capitalization, down from 28.0% one year ago.

     As of February 1, 1997, the Company owed $120.3 million of mortgage debt related to 26 of its owned store locations and other owned properties. Management believes the market value of these properties significantly exceeds the related indebtedness.

     The increase in the May 3, 1997 and February 1, 1997 asset, liability, and shareholders' equity classifications over the May 4, 1996 balances presented was largely attributable to the acquisition and financing of the Parisian transaction completed on October 11, 1996. For example, May 3, 1997 merchandise inventories and property and equipment balances increased over May 4, 1996 balances primarily due to the value of the acquired Parisian inventories and property and equipment.

     May 3, 1997 goodwill and tradenames increased over the balance at May 4, 1996 due to goodwill of approximately $225 million recorded in conjunction with the October 1996 Parisian acquisition.

     May 3, 1997 subordinated debt increased over the balance at May 4, 1996 due to the addition of Parisian's $125 million of 9 7/8% notes due 2003.

     In fiscal 1996, on a pro forma basis, the Company would have incurred approximately $81.7 million in operating lease and rent expense. It is expected that minimum operating lease and rent expense for fiscal 1997 will remain relatively constant as a percentage of sales.

     Net cash provided by operating activities was $82.5 million in fiscal 1996 and $66.6 million in fiscal 1995. In fiscal 1996 net income and depreciation and amortization charges were offset by additional working capital needs of $14.3 million. In fiscal 1995, working capital needs were reduced by $14.0 million.

     Net cash used in investing activities was $174.7 million in fiscal 1996 of which $119.1 million was for the acquisition of Parisian and $61.0 million was related to other capital expenditures. Net cash used in investing activities for fiscal 1995 totaled $62.0 million, of which $51.5 million related to other capital expenditures and $10.5 million was the cash portion of the purchase price for the Company's acquisition of stores from the Parks-Belk Company.

     Net cash provided by financing activities for fiscal 1996 totaled $66.4 million, which was primarily due to proceeds of $113.0 million from borrowings on long-term debt netted against payments on such debt of $49.3 million. Net cash provided by financing activities for fiscal 1995 totaled $7.0 million, which was primarily due to proceeds of $32.3 million from borrowings on long-term debt netted against payments on such debt of $20.3 million.

     As a result of the amendment and restatement of its existing credit facility on June 26, 1997, the Company currently has a $400 million unsecured Credit Facility with several banks, which is available for general corporate purposes. The Credit Facility, which matures in 2002, provides various borrowing options, including prime rate and Eurodollar rates. The Company amended and restated its existing credit facility to, among other things, (a) increase the revolving Credit Facility from $275 million to $400 million, (b) extend the maturity from October 11, 1999 to June 26, 2002, (c) make provision for, upon any senior indebtedness of Proffitt's being rated investment grade, the elimination of the inventory borrowing base limitation on borrowings under the Credit Facility, (d) reduce the financial performance benchmarks at which more favorable pricing options are made available to the Company, and (e) lessen in varying degrees the scope of the affirmative and negative covenants applicable to the Company and its subsidiaries. The Company may use the proceeds of borrowings under the Credit Facility to refinance certain existing indebtedness, to finance capital expenditures, for general corporate purposes and to finance certain acquisitions. See "Description of Other Indebtedness -- Bank Credit Facilities."

     In January 1997, an Accounts Receivable Subsidiary (as defined under "Description of the Exchange Notes") of the Company entered into a $300 million facility agreement (the "Proffitt's Accounts Receivable Facility") with a third party financial institution for the sale of ownership interests in accounts receivable, which expires in 1998. The Proffitt's Accounts Receivable Facility requires a portion of finance charges earned to be allocated to the purchaser of the ownership interests in the accounts receivable in an amount sufficient to cover the yield on commercial paper utilized by the purchaser to finance the transaction, plus fees and expenses. As of May 30, 1997, the interest rate on the Proffitt's Accounts Receivable Facility, including program fees, was approximately 6.0% per annum, and $219.5 million of receivables were sold through the Proffitt's Accounts Receivable Facility at that date. As of February 1, 1997, $234.0 million of receivables were sold through the Proffitt's Accounts Receivable Facility. Amounts sold are limited to 82% of eligible accounts receivable. See "Receivables Securitization Facilities."

     The Proffitt's Accounts Receivable Facility replaced the following facilities: (i) the Proffitt's and McRae's accounts receivable program ($175 million facility) and (ii) the Parisian accounts receivable program ($160 million facility). Maximum amounts sold under these facilities in fiscal 1996 were $172.4 million and $129.0 million, respectively.

     Prior to February 3, 1996, Younkers utilized an accounts receivable securitization program under which its receivables were used as collateral for commercial paper issued by a wholly-owned special purpose subsidiary. Effective with the February 3, 1996 acquisition by the Company, Younkers replaced amounts borrowed under its prior securitization program with the Younkers Credit Card Master Trust (the "Younkers Master Trust") including the sale of: (i) fixed rate asset-backed securities of $75 million and (ii) variable ownership interests of up to $50 million financed through variable rate asset-backed commercial paper. The $75 million of receivables sold under the term asset-backed securities are from a pool of $91.5 million of accounts receivable and remain fixed until 2000 at which time a portion of collections of outstanding receivables will be retained by the purchaser until the $75 million is amortized. The purchaser retains an allocation of finance charges earned on the $75 million of receivables in an amount sufficient to provide a return of approximately 6.5% per annum.

     Additional sales of receivables up to $50 million are restricted on the basis of the level of eligible receivables in excess of the $91.5 million supporting the fixed pool and a minimum ownership interest to be retained by Younkers. Younkers may obtain additional proceeds by increasing the ownership interest transferred to the purchaser or reduce the purchaser's interest by allowing a portion of the collections to be retained by the purchaser. The purchaser retains an allocation of finance charge income equal to a variable rate based on commercial paper or Eurodollar rates. The $50 million facility expires in 1998. As of March 21, 1997, the interest rate was approximately 5.8% per annum, and $5.0 million of Younkers' receivables were sold under this facility at that date. The aggregate fixed and variable interests in receivables sold in fiscal 1996 totaled $90.0 million.

     The Company has engaged NCMI to restructure one of its existing accounts receivable securitization facilities into a new master credit card trust covering receivables generated by all the stores, except Younkers, with a view to issuing approximately $200 million of investment grade asset-backed securities having terms of up to five years secured by the Company's credit card receivables, while continuing to provide the Company with the ability to sell a variable interest in proprietary credit card receivables to asset-backed commercial paper conduits. It is currently anticipated that such a facility will be established during or shortly after the Exchange Offer. See "Receivables Securitization Facilities."

     The Company anticipates its capital expenditures, working capital requirements relating to planned new and existing stores and debt and lease payment obligations will be funded through cash provided by operations and borrowings under its Credit Facility. The Company expects to generate adequate cash flows from operating activities to sustain current levels of operations, debt service and lease payments. The Company maintains favorable banking relations and anticipates the Credit Facility will be amended or new agreements will be entered into in order to provide future borrowing requirements as needed, although no assurance can be given in this regard. The Company also believes it has access to a variety of other capital markets. The Company's goal is to continue to maintain a strong balance sheet and prudent leverage, providing the Company flexibility to capitalize on attractive opportunities for growth. See "Description of Other Indebtedness."

     The Company is using the net proceeds from the issuance of the Series A Notes to repay certain outstanding mortgage and other indebtedness, to reduce certain borrowings under the Credit Facility and for general corporate purposes. As a result of the issuance of the Series A Notes and the application of the net proceeds therefrom, the Company reduced the amount of its secured indebtedness, reduced the amount of its indebtedness that bears interest at floating rates and extended the average life of its indebtedness. The Company will not receive any proceeds from the issuance of the Exchange Notes pursuant to the Exchange Offer.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The new standard, which was effective for all sales of accounts receivable beginning January 1, 1997, requires that a gain be recognized at the time of sale to the extent the fair value of the undivided interest in the receivables sold and the servicing rights retained exceed the carrying value of the receivables. Historically, the Company has recognized the excess interest earned on sold receivables over the life of the receivables. The effect of this accounting change was immaterial to fiscal 1996.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." The new standard changes the presentation and method in which earnings per share are computed and is effective for the Company's year ending January 31, 1998. The new standard will be applied on a "retroactive restatement of all prior periods" basis. The Company is currently ascertaining the impact the new standard will have on its earnings per share amounts for fiscal 1996 and prior periods.

                                    BUSINESS

THE COMPANY

     The Company is a leading regional department store chain operating 175 stores in 24 states, primarily in the Southeast and Midwest. The Company operates its stores under five chain names: Proffitt's (19 stores), McRae's (29 stores), Younkers (48 stores), Parisian (40 stores) and Herberger's (39 stores). Each chain operates primarily as a leading branded traditional department store in its communities, with Parisian serving as a better branded specialty department store. Most of the stores are located in premier regional malls in the respective trade areas served. The Company's stores offer a wide selection of fashion apparel, accessories, cosmetics and decorative home furnishings, featuring assortments of premier brands, private brands and specialty merchandise. Each of the Company's chains operates with its own merchandising, marketing and store operations team in order to tailor regional assortments to the local customer. At the same time, the Company coordinates merchandising among the chains and consolidates administrative and support functions to realize scale economies, to promote a competitive cost structure and to increase margins.

     Under the leadership of R. Brad Martin and an experienced senior management team, the Company has executed a disciplined acquisition strategy and strategic approach to new store openings, growing from 11 stores and net sales of $94.8 million in fiscal 1989 to 175 stores and pro forma net sales of $2.3 billion in fiscal 1996. In addition, the Company has increased EBITDA from $8.9 million in fiscal 1989 to $167.2 million in fiscal 1996, on a pro forma basis.

     Members of the Company's senior management have substantial investments in the Company. As of April 25, 1997, Mr. Martin beneficially owned approximately 4.7% of the Company's Common Stock and all directors and executive officers of the Company as a group beneficially owned approximately 13.2% of the Company's Common Stock.

BUSINESS STRENGTHS

     The Company believes that it is well-positioned to build upon its historical success by capitalizing on its competitive strengths, including the following:

          Strong Regional Focus. The Company places a high priority on being a market leader in each of the markets in which it operates. In smaller communities, the Company's stores are frequently the only branded name department store catering to middle and upper income customers and offering an array of brands that frequently are not otherwise available to shoppers in such markets. In most larger metropolitan markets, the Company seeks to maximize its market share by operating multiple stores in prime locations. While the Company has grown through the acquisition of regional chains, its philosophy has been to (i) maintain existing trade names and retain merchandising and store personnel and (ii) utilize previously developed regional expertise and knowledge of the local customer base by allowing each chain to tailor merchandise assortments to the local customer. The Company believes that the increased sales and gross margins resulting from a coordinated but decentralized merchandising effort outweigh any incremental operating cost savings associated with a completely centralized strategy.

          Scale Economies. With pro forma sales of approximately $2.3 billion in fiscal 1996, the Company realizes scale economies in purchasing and distribution, administrative areas such as accounting, proprietary credit card administration, management information systems, and other infrastructure-related areas. Although the Company's chains control regional merchandising, the Proffitt's Merchandising Group coordinates merchandising, planning and execution, visual presentation, marketing and advertising activities among the chains. The Proffitt's Merchandising Group manages strategic relationships with the Company's top vendors to ensure that each chain is afforded the purchasing leverage of the Company as a whole. In addition to seeking economies of scale in purchasing, the Proffitt's Merchandising Group will continue to capitalize on corporate level marketing synergies, such as the coordination of media buying and direct mail programs, the establishment of preferred advertising rates, and the production of store catalogs.

          Proven Track Record of Integrating Acquisitions. In recent years, the Company has grown primarily through the acquisition of strong, regional department store chains at valuations believed to be attractive by management. The following table sets forth certain information concerning the Company's significant acquisitions:

                                                                                               TRANSACTION VALUE(A)
                                                                                                AS A MULTIPLE OF:
                                                                              EQUITY AS A %    --------------------
                                   DATE OF         NUMBER      TRANSACTION    OF TRANSACTION     LTM         LTM
COMPANY ACQUIRED                 ACQUISITION      OF STORES     VALUE (A)        VALUE(A)      SALES(B)   EBITDA(B)
----------------                 -----------      ---------    -----------    --------------   --------   ---------
                                                              (IN MILLIONS)
McRae's, Inc. ..............  March 31, 1994         28          $264.8              5%          0.6x        5.3x
Younkers, Inc. .............  February 3, 1996       51           321.6             79           0.5         6.5
Parisian, Inc. .............  October 11, 1996       38           375.0             28           0.5         8.7
G.R. Herberger's, Inc. .....  February 1, 1997       39           176.9             88           0.5         7.4

---------------

(a)  Transaction value is the total consideration paid in the form of: (i) cash;
     (ii) notes; (iii) equity (valued as of the announcement date for pooling-of-interest transactions and in accordance with generally accepted accounting principles for purchase accounting transactions); and (iv) assumed long-term debt, net of cash, as of the end of the last full fiscal quarter prior to the acquisition date.
(b) LTM Sales and LTM EBITDA of the acquired company represent data for the twelve months ending on the last day of the last full fiscal quarter prior to the acquisition date. Additionally, EBITDA for Herberger's is adjusted for ESOP expense of $4.3 million. See "-- Summary Historical and Pro Forma Financial and Operating Data" for the definition of EBITDA.

     The Company employs a "best practices" approach to integrating acquired companies. Best practices is a process whereby each acquired chain's operating procedures and policies are reviewed to determine those practices which the Company believes will increase synergies while minimizing business interruptions. The Company believes the implementation of best practices throughout the Company's chains has resulted in improved comparable store sales and increased operating margins through better and more consistent inventory control and pricing, and other operating efficiencies.

     Strong Financial Position. The Company has been able to realize significant growth while maintaining moderate leverage. Since February 1996, the acquisitions of Younkers, Herberger's and Parisian have resulted in an increase in net sales of approximately $1.6 billion, while senior debt as a percentage of total capitalization decreased slightly. In addition to conservative balance sheet management, the Company's strong cash flow generation has allowed it to fund all capital expenditures, incremental working capital requirements and fixed charges with internally generated cash flow. On a pro forma basis, the Company's ratio of EBITDA to interest expense in fiscal 1996 would have been 3.7x. The Company's strong financial performance has provided it with significant financial flexibility, including the ability to use its publicly-traded common stock as consideration for selected acquisitions.

     Geographic and Demographic Diversity. The Company operates 175 stores in 24 states. Stores are operated in metropolitan markets such as Atlanta, Georgia and Indianapolis, Indiana, as well as in smaller markets such as Ames, Iowa and Kalispell, Montana. The Company believes that its geographic diversity and the demographic breadth of its target customer groups may to some extent serve to insulate the Company from sales and earnings volatility typically associated with poor weather conditions, or changes in local or regional economic conditions.

     Attractive Real Estate. The Company believes that its stores are primarily located in premier malls in the markets in which the Company operates. As is consistent with national trends, the Company further believes that construction of new malls in many of its markets is likely to be limited. The Company anticipates that the attractiveness of its existing locations, combined with limited new mall development, may contribute to improved comparable store sales.

BUSINESS STRATEGY

     The Company's business objective is to maximize profitability and shareholder value by (i) expanding its core business through comparable store sales growth, new store openings and margin expansion, and (ii) monitoring acquisition opportunities while maintaining a strong capital structure.

     Comparable Store Sales Growth. The Company expects that comparable store sales will benefit from a number of merchandising initiatives including (i) implementing best practices, (ii) expanding sales of key brands, and (iii) increasing sales of the Company's private brands. As part of best practices, the Company benchmarks sales of product categories and brand assortments for each store and identifies and targets opportunities to strengthen such sales by altering the merchandise mix. The Company has successfully used this strategy by applying the long history of strength in the cosmetics business of McRae's and Proffitt's stores to increase the penetration and profitability of Younkers stores' cosmetics business. The Company believes that it will be able to further utilize this strategy to increase sales in the Younkers shoe business, increase McRae's women's apparel sales and introduce home goods into select Parisian stores.

     The Company believes that comparable store sales will also benefit from expanded sales of key brands, such as Tommy Hilfiger, Liz Claiborne, Jones New York, Polo/Ralph Lauren, Calvin Klein, Guess, and Nine West, among others. The Company's large scale and proven track record with these vendors has enabled the Company to introduce certain of these brands into acquired stores which, prior to combining with the Company, did not have access to these vendors. For instance, Tommy Hilfiger, Nautica and Lancome will now be carried in select Herberger's stores. Additionally, the Company plans to increase sales of its private brand offerings within the apparel and housewares categories from 6% of total net sales to 12% to 15% over the next two to three years. For example, the Company has recently developed its own line of men's dress shirts and accessories, under the brand name RBM. The RBM collection is designed to fill a niche for quality men's furnishings at moderate prices.

     New Store Openings. The Company plans to open 15 to 20 new stores across all chains over the next three years and to make selective real estate acquisitions in existing or new markets. The Company targets premier mall locations principally based on favorable demographic profiles and trends, as well as the compatibility and traffic draws of other tenants. High quality real estate is a primary criterion for all new stores. In addition, the Company plans to selectively remodel or expand certain existing stores.

     Margin Expansion. The Company has implemented the following strategies to increase margins: (i) leveraging key vendor relationships; (ii) capitalizing on purchasing economies of scale; (iii) extending key brands into certain acquired stores; (iv) shifting the merchandise mix toward higher margin products; (v) increasing private brand penetration; (vi) consolidating administrative and support areas and eliminating redundant expenses; and (vii) realizing efficiencies related to the re-engineering of certain operating activities.

     The Company intends to further increase gross margins by increasing sales of its private brand products, which typically generate higher margins and enhance customer loyalty. Operating margins are also expected to benefit from sales productivity enhancements across the Company's chains and from the integration cost savings programs developed by management in conjunction with the Younkers, Parisian, and Herberger's acquisitions. These programs reduced operating expenses by a total of $6 million in fiscal 1996 (consistent with the Company's announced target) and are expected to produce annualized expense savings of $20 million in fiscal 1997 and $29 million in fiscal 1998 (compared to the 1995 cost structure of the chains on an independent basis).

     Monitor Acquisition Opportunities. The Company has an established record of successfully acquiring and integrating regional department store chains. The Company believes that its philosophy of retaining the local identity and merchandising organization of acquired companies makes the Company an attractive acquirer for regional department store companies. The Company's criteria in evaluating strategic opportunities include (i) strong market presence; (ii) prime real estate locations; (iii) similar merchandising strategies targeted toward middle to upper income consumers; (iv) geographic proximity to the Company's core markets; (v) compatible corporate culture; and (vi) favorable demographics in the regions served. Although the Company currently has no agreements, arrangements or understandings with respect to future acquisitions, the Company expects the department store industry will continue to consolidate and the Company will regularly evaluate possible acquisition opportunities as they arise.

     Maintain Strong Capital Structure. The Company intends to maintain a strong balance sheet to support its growth objectives. The fulfillment of this objective has been facilitated by strong cash flows and the Company's issuance of its Common Stock as all or part of the consideration used in its recent acquisitions. The Company believes that, absent any additional acquisitions, future cash flows from operations (with seasonal needs supplemented by borrowings under its Credit Facility) will be sufficient to service debt and lease payments and to fund capital expenditures and working capital requirements.

DEPARTMENT STORES

     Proffitt's. The Proffitt's chain operates 19 department stores located in the Southeast and mid-Atlantic regions of the United States, with twelve of its stores located in Tennessee. Proffitt's stores average approximately 95,000 gross square feet and approximately $149 in net sales per square foot of selling space. The Proffitt's stores offer moderate to better brand name fashion apparel, shoes, accessories, cosmetics and decorative home furnishings. Major brands found in a typical Proffitt's store include Liz Claiborne, Calvin Klein, Jones New York, Polo/Ralph Lauren, Tommy Hilfiger, Nautica, Marisa Christina, Enzo, Nine West, Timberland, Levi's, Clinique, Lancome, and Estee Lauder. Proffitt's stores are principally anchor stores in leading regional or community malls. The Proffitt's chain is headquartered in Alcoa, Tennessee.

     McRae's. The McRae's chain operates 29 stores located in four Southeastern states, with 26 of its stores located in Mississippi and Alabama. McRae's stores average approximately 101,000 gross square feet and approximately $183 in net sales per square foot of selling space. The merchandise selection of the McRae's chain is very similar to that of the Proffitt's chain with modifications for regional tastes. The McRae's chain is headquartered in Jackson, Mississippi.

     Younkers. Younkers is a leading fashion department store chain operating 48 stores located in Iowa, Nebraska, Wisconsin, Michigan, Illinois, Minnesota and South Dakota. The Younkers stores average approximately 97,000 gross square feet and approximately $149 in net sales per square foot of selling space. Younkers' stores are generally located in mid-sized to smaller cities where Younkers is one of the primary department stores and competition is more limited than in major metropolitan areas.

     Younkers stores are full-line department stores which offer a merchandise selection similar to Proffitt's with modifications for regional taste. Younkers also sells furniture and operates restaurants in certain of its stores. The Younkers chain is headquartered in Des Moines, Iowa.

     Parisian. The Parisian chain operates 40 specialty department stores located in nine states, with 33 of its stores located in the Southeast and the remainder located in the Midwest. The Parisian stores average approximately 107,000 gross square feet and approximately $228 in net sales per square foot of selling space. Parisian's stores are generally anchor stores in enclosed regional and premium malls.

     Parisian carries moderate to better apparel, cosmetics, shoes, accessories and gifts customarily found in other quality department stores, but does not carry home furnishings, housewares, or furniture. In addition to popular brands found in the Company's other department stores, Parisian carries premium lines such as Brighton, Robert Talbott, Armani, Coach, and MAC cosmetics. Parisian seeks to create a special shopping experience in its stores through carefully selected fashion merchandise assortments, attractive store design, exciting visual presentations and promotional events, and personal amenities that enhance customer convenience and comfort.

     The Parisian chain is headquartered in Birmingham, Alabama. Parisian stores overlap with McRae's and Proffitt's stores in certain markets. In several instances, these stores serve as anchor stores in the same mall. The Company believes that the product offerings and image of the Parisian chain are distinct and allow for the successful coexistence of these stores.

     Herberger's. The Herberger's chain operates 39 stores located in ten states throughout the Midwest and Great Plains states. Herberger's stores average approximately 64,000 gross square feet and approximately $143 in net sales per square foot of selling space. Most Herberger's stores are located in rural population centers where Herberger's is generally the leading brand name department store. Such markets typically encompass a retail trade area ranging in size from approximately 50,000 to 300,000 people, although certain stores are in larger markets where Herberger's believes it successfully fulfills the customer's desire for a "neighborhood" department store.

     Brands typically found in a Herberger's store include Liz Claiborne, Susan Bristol, Chaps by Ralph Lauren, Calvin Klein, Woolrich, Timberland, Nike and Estee Lauder. Prior to its acquisition by the Company, the size and location of the Herberger's chain made it difficult to establish relationships with certain popular and premium vendors as an independent company. As one of the Company's chains, Herberger's has recently received commitments to introduce key brands such as Tommy Hilfiger, Nautica, and Lancome in certain of its locations during 1997. The Herberger's chain is headquartered in St. Cloud, Minnesota.

     Prior to its merger with the Company, Herberger's did not have an existing proprietary credit card program. Instead, Herberger's had participated in a co-branded VISA(R) program with a third-party financial institution which has been terminated. On May 15, 1997, the Company introduced a proprietary credit card at the Herberger's stores. Based on experience in its other chains, the Company believes that the introduction of the proprietary credit card will increase sales, improve customer loyalty and generate additional finance charge income. The Herberger's proprietary credit card program will be administered from the Company's central credit card processing center located in Jackson, Mississippi.

     Herberger's stores overlap with Younkers stores in Appleton, Wisconsin and Waterloo, Iowa. The Company has announced that the Herberger's stores in Appleton and Waterloo will be converted to Younkers stores to better leverage advertising and promotion expenses.

MERCHANDISING

     The Company's merchandising strategy is to provide middle to upper income customers a wide assortment of quality fashion apparel, shoes, accessories, cosmetics, and decorative home furnishings at competitive prices. The Company's commitment to a branded merchandising strategy, enhanced by its merchandise presentation and high level of customer service, makes it a preferred distribution channel for premier brand-name merchandise. Key brands featured include Liz Claiborne, Marisa Christina, Susan Bristol, Karen Kane, Jones New York, Polo/Ralph Lauren, Tommy Hilfiger, Nautica, Calvin Klein, Guess, Haggar, Estee Lauder, Clinique, Lancome, Vanity Fair, Nine West, Enzo, Coach, Brighton, and Timberland. The Company's large scale and proven track record with these vendors has enabled the Company to introduce certain of these brands into acquired stores which prior to combining with the Company did not have access to these vendors. The Company believes that the introduction of these key brands will increase revenues and improve gross margins. The Company supplements its name brand assortments with high quality private brands in selected merchandise categories.

     Private brand offerings are intended to provide national brand quality at lower prices. During fiscal 1996 private brand offerings comprised approximately 6.0% of the Company's net sales. The Company believes that the extension of certain existing private brands such as RBM and River Trader across the Proffitt's, McRae's, Younkers and Herberger's chains, the introduction of Parisian Signature as a premium brand in the stores of these chains, and the introduction of other new private brands will enhance customer loyalty and contribute to improved revenues and gross margin.

     The Company has developed a detailed knowledge of each of its regional markets and customer bases. This market knowledge and expertise has been gained through the Company's regional merchandising structure in conjunction with frequent store visits by senior management and merchandising personnel, as well as, use of on-line merchandise information. The Company believes it is successful in tailoring each store's merchandise assortments to the characteristics of its markets and responding to demographic and customer profiles.

     The Proffitt's Merchandising Group coordinates merchandising planning, execution, visual presentation, marketing, and advertising activities among the chains. By so doing, the Proffitt's Merchandising Group enables the Company to leverage its purchasing power, monitor the performance of brands and categories of merchandise on a per store and per buyer level, and ensure consistency in standards across all of the chains. The Company believes that the Proffitt's Merchandising Group will improve merchandise flow throughout the Company, resulting in higher sales and margins and improvements in inventory turnover.

     Certain departments in the Company's stores are leased to independent companies in order to provide high quality service and merchandise where specialization and expertise are critical and economics do not justify the Company's direct participation in the business. Leased departments include fine jewelry, beauty salon, and maternity departments. The terms of the lease agreements typically are between one and three years and require the lessee to pay for fixtures and provide its own employees. Leased department sales are included in the Company's net sales. Management regularly evaluates the performance of the leased departments and requires compliance with established customer service guidelines. See Note 1 to the Company's Consolidated Financial Statements.

PRICING

     The Company's primary merchandise focus is on moderate to better nationally branded merchandise and private brands. Management believes that customers respond to promotional events more favorably than they do to "everyday low pricing." Accordingly, while the Company continues to maintain a competitive pricing structure that provides value to its customers, the Company's business includes various promotional events throughout the year.

     The Company recognizes that competitors sometimes price merchandise below the Company's prices. In such situations, it is the Company's policy to match competitor's prices. Accordingly, sales associates have the authority to reduce the price of any merchandise if the customer has seen the same item advertised or sold at a lower price in the same geographic market.

PURCHASING AND DISTRIBUTION

     The Company purchases merchandise from numerous suppliers. Management monitors the Company's profitability and sales history with each supplier and believes it has alternative sources available for each category of merchandise it purchases. Management believes it has good relationships with its suppliers.

     The 85,000 square foot distribution facility serving the Proffitt's chain is located in metropolitan Knoxville, Tennessee, and the 164,000 square foot distribution center for the McRae's chain is located in Jackson, Mississippi. The Younkers chain is served by two distribution facilities. A 182,000 square foot center in Green Bay, Wisconsin serves Younkers' northern stores, and a 120,000 square foot facility in Ankeny, Iowa serves Younkers' southern stores. Parisian's 125,000 square foot distribution facility is located in Birmingham, Alabama. Herberger's operates a 98,000 square foot distribution center near St. Cloud, Minnesota.

     The Company believes its distribution centers effectively utilize current technology. The Company utilizes UPC bar code technology which is designed to move merchandise onto the selling floor more quickly and cost-effectively by allowing vendors to deliver floor-ready merchandise to the distribution facilities. For example, high speed automated conveyor systems are capable of scanning bar coded labels and diverting cartons to the proper merchandise processing areas. Some types of merchandise are being processed in the receiving area and immediately "cross-docked" to the shipping dock for delivery to the stores. Certain processing areas are staffed with personnel equipped with hand-held radio frequency terminals that can scan a vendor's bar code and transmit the necessary information to a computer to check-in merchandise. As utilization of this technology increases, it is expected to create a nearly paperless environment for the distribution function.

     The Company believes that opportunities may arise in the future to reduce the number of its distribution centers, further improving the Company's competitive cost structure. The Company is also undertaking several initiatives to increase the percentage of floor-ready merchandise handled by its distribution centers. Management believes that increases in the percentage of floor-ready merchandise will reduce costs and improve the flow of goods to the stores thereby improving inventory turnover.

MANAGEMENT INFORMATION SYSTEMS

     The Company's information systems provide information necessary for: management operating decisions; sales and margin management; inventory control, profitability monitoring by many measures (brand, family of business, buyer, store, division), cost reduction programs; and gauging the success of customer service enhancements. Data processing systems include point-of-sale reporting, purchase order management, receiving, merchandise planning and control, payroll, general ledger, credit card administration, and accounts payable. Bar code ticketing is used, and scanning is utilized at all point-of-sale terminals to ensure timely sales and margin data compilation and to provide for inventory control monitoring. Information is made available on-line to merchandising staff and store management on a timely basis, thereby reducing the need for paper reports. The Company uses electronic data interchange ("EDI") with certain of its vendors to facilitate timely merchandise replenishment. The Company believes that the further use of EDI with its vendors will improve inventory turnover and lower the administrative costs associated with invoice processing and settlement.

     The Company has historically upgraded, and expects to continue to upgrade, its information systems to improve operations and support future growth. The Company estimates it will make capital expenditures of approximately $20 million to $25 million over the next three years for enhancements to its management information systems. The Company has engaged IBM to lead the structure, design and implementation of state-of-the-art systems.

MARKETING

     The Company's advertising and promotions are coordinated to reinforce its market position as a fashion department store selling quality merchandise at competitive prices. Advertising is divided among fashion advertising, price promotions, and special events.

     The Company uses a multi-media approach, including newspaper, television, radio, and direct mail. The Company's advertising and special events are produced by each chain's in-house sales promotion staff in conjunction with outside advertising agencies. The Company utilizes data captured through the use of its proprietary credit cards to develop segmented advertising and promotional events targeted at specific customers who have established purchasing patterns for certain brands, departments, and store locations. To promote its image as the fashion leader in its markets, the Company also sponsors fashion shows and in-store special events highlighting the Company's key brands. The Proffitt's Merchandising Group coordinates and assists the stores' marketing and advertising to maintain quality and obtain better advertising rates. See
"-- Merchandising."

PROPRIETARY CREDIT CARDS

     The Company issues proprietary credit cards for each of the Proffitt's, McRae's, Younkers, and Parisian chains and introduced a Herberger's credit card on May 15, 1997. Approximately 46.1% of net sales (excluding Herberger's sales because Herberger's did not have a proprietary credit card) in fiscal 1996 were charged to the Company's proprietary credit cards. Frequent use of the Company's proprietary credit cards by customers is an important element in the Company's marketing and growth strategies and generates significant finance charge income which augments the income received from the sale of merchandise. The Company believes that proprietary credit card holders shop more frequently with the Company, purchase more merchandise, and are generally more loyal to the Company than are customers who pay with cash or third-party credit cards. As previously mentioned, the Company also makes frequent use of the names and addresses of its proprietary credit card holders in direct marketing efforts. The introduction of a proprietary credit card will allow Herberger's to participate in the Company's credit card based promotional activities.

     The Company seeks to expand the number and use of its proprietary credit cards by, among other things, providing incentives to sales associates to open "instant credit" accounts, which can generally be opened within approximately three minutes through use of an automated voice response unit which provides rapid credit checks. Also, customers who open accounts are entitled to certain discounts on initial and subsequent purchases. At Younkers stores, the Company has introduced a "Younkers Gold Card" to preferred customers which enables cardholders to receive "points" for each credit card purchase. Points can be redeemed for discounts on subsequent purchases. Historically, cardholders redeeming points have tended to make purchases in addition to the merchandise purchased on redemption of points. Based on its experience with the Younkers Gold Card, the Company is evaluating whether to introduce the gold card concept in its other chains.

     The Company has approximately 4.0 million credit cards outstanding, of which approximately 2.0 million accounts have been active within the last six months. The Company employs state-of-the-art systems to monitor and administer its credit cards through the Vision 21 system. All credit card service is currently conducted centrally from the Company's facility in Jackson, Mississippi, except the Parisian credit card service which will move to Jackson on or about June 15, 1997. The Company believes that it takes appropriate steps to control losses in its credit card portfolio. For instance, the Company conducts behavior scoring on all active card holders semi-annually and utilizes the results to adjust credit limits and/or terminate certain accounts.

PROPOSED CREDIT CARD BANK

     The origination of receivables at the operating division level subjects the Company to regulatory compliance in each of the 24 states in which it currently operates at least one store. State laws, among other things, impose interest ceilings and may restrict the application of certain other finance charges (e.g., late fees). The Company believes that the formation of a nationally chartered bank (to be created as a wholly-owned subsidiary) as the issuer of its proprietary credit cards would enhance its profitability by: (i) allowing for the standardization of terms across all divisions, (ii) providing for the exportation of interest rates and late fee income across the franchise states, and (iii) allowing for future flexibility and potential income generation through various other programs (e.g., co-branded MasterCard(R) and VISA credit cards). The Company is considering forming a special purpose credit card bank to issue proprietary credit cards on behalf of the Company's various chains. The Company expects that a credit card bank would create efficiencies and cost savings, and enhance finance charge revenue.

CUSTOMER SERVICE

     The Company believes that personal customer attention builds loyalty and that the Company's sales associates provide a level of customer service superior to its competitors. Each store is staffed with knowledgeable, friendly sales associates skilled in salesmanship and customer service. Sales associates maintain customer records, send personalized thank-you notes, and communicate personally with customers to advise them of special promotions and new merchandise offerings. Superior customer service is encouraged through the development and monitoring of sales and productivity goals and through specific award and recognition programs. The Company also builds customer loyalty through various amenities including special parking spaces for expectant mothers, infant changing tables in customer restrooms on each floor of a store, in-store cooking and decorating classes and fashion shows.

ASSOCIATES

     On March 31, 1997, the Company employed approximately 27,000 associates, of which approximately 13,000 were employed on a part-time basis. The Company hires additional temporary employees and increases the hours of part-time employees during seasonal peak selling periods. Approximately 20 associates in a Younkers distribution center are covered by collective bargaining agreements. The Company considers its relations with its employees to be generally good.

PROPERTIES

     Proffitt's leases a 44,000 square foot administrative office and owns an 85,000 square foot distribution center, both of which are located in metropolitan Knoxville, Tennessee.

     McRae's owns a 272,000 square foot administrative office building and a 164,000 square foot distribution center in Jackson, Mississippi. The Jackson facility also serves as the Company's operations center and houses central support functions for all of the divisions including certain accounting functions, inventory control, management information systems, credit administration and distribution management.

     Younkers leases a 127,000 square foot administrative office located in Des Moines, Iowa. Younkers owns a 120,000 square foot distribution center and a 182,000 square foot distribution center in Ankeny, Iowa and Green Bay, Wisconsin, respectively.

     Parisian owns a 125,000 square foot administrative office building and a 125,000 square foot distribution facility, both of which are located in Birmingham, Alabama. The Birmingham office building also serves as the Company's administrative headquarters for various support areas for all of the divisions including the Proffitt's Merchandising Group, Finance and Treasury, Budgeting and Planning, Legal, and Human Resources.

     Herberger's owns a 58,000 square foot administrative office located in its St. Cloud, Minnesota store, and a 98,000 square foot distribution center located in Sartell, Minnesota.

     The Company operates 175 stores in 24 states with 16.2 million gross square feet and 13.3 million selling square feet. The Company owns 26 of its store locations and leases 149. Store leases generally require the Company to pay a base rent plus an amount based on a percentage of sales. Generally, the Company is responsible under its store leases for a portion of mall promotion and common area maintenance expenses and for certain utility, property tax and insurance expenses.

COMPETITION

     The department store business is highly competitive. The Company's stores compete with national and regional department store chains. The Company also competes with local stores that carry similar categories of merchandise. The Company believes it has a competitive price structure and generally competes on the basis of pricing, quality, merchandise selection, availability of credit under its various proprietary credit card programs, customer service and amenities, and store design and locations. The Company's success also depends in part on its ability to anticipate and respond to changing merchandise trends and customer preferences and demands in a timely manner. See "Risk
Factors -- Competition."

LEGAL PROCEEDINGS

     The Company is involved in various legal proceedings arising from its normal business activities. Management believes that none of these legal proceedings will have a material adverse effect on the financial condition or results of operations of the Company.

                                   MANAGEMENT

     The Company's directors and executive officers are as follows:

                                            AGE AS OF
                                             MAY 15,
NAME                                          1997                      POSITION
----                                        ---------                   --------
R. Brad Martin............................     45        Chairman of the Board of Directors and
                                                           Chief Executive Officer
James A. Coggin...........................     54        President and Chief Operating Officer
Julia A. Bentley..........................     38        Senior Vice President of Investor
                                                         Relations and Planning and Secretary
Douglas E. Coltharp.......................     36        Executive Vice President and Chief
                                                           Financial Officer
Brian J. Martin...........................     40        Executive Vice President of Law and
                                                           General Counsel
Robert M. Mosco...........................     47        President and Chief Executive Officer
                                                         of Proffitt's Merchandising Group
Donald E. Wright..........................     39        Senior Vice President of Finance and
                                                           Accounting
Dawn H. Robertson.........................     54        President and Chief Executive Officer
                                                         of McRae's
Toni E. Browning..........................               President and Chief Executive Officer
                                                         of Proffitt's Division
William D. Cappiello......................     53        President and Chief Executive Officer
                                                         of Parisian
Frank E. Kulp, III........................     53        President and Chief Executive Officer
                                                         of Herberger's
Mark Shulman..............................               President and Chief Executive Officer
                                                         of Younkers
Bernard E. Bernstein......................     65        Director
Edmond D. Cicala..........................     71        Director
Ronald de Waal............................     44        Vice Chairman of the Board of
                                                         Directors and Director
Gerard K. Donnelly........................     63        Director
Donald F. Dunn............................     71        Director
Michael S. Gross..........................     35        Director
Donald E. Hess............................     48        Director
G. David Hurd.............................     67        Director
C. Warren Neel............................     58        Director
Marguerite W. Sallee......................     50        Director
Gerald Tsai, Jr...........................     67        Director

     R. Brad Martin has served as a Director since 1984 and became Chairman of the Board in February 1987 and Chief Executive Officer in July 1989. Mr. Martin previously served as President from July 1989 until March 1994 and from September 1994 to March 1995. Mr. Martin serves on the Board of Directors of Delta Life Corporation, First Tennessee National Corporation, Harrah's Entertainment, Inc., and Pilot Corporation. Mr. Martin and Brian J. Martin are brothers.

     James A. Coggin was named President and Chief Operating Officer of the Company in March 1995 and served as Executive Vice President and Chief Administrative Officer of the Company from March 1994 to March 1995. From June 1978 to March 1994, Mr. Coggin served as Executive Vice President and Chief Administrative Officer of McRae's. Mr. Coggin joined McRae's in 1971.

     Julia A. Bentley was named Senior Vice President of Investor Relations and Planning and Secretary of the Company in March 1994. From January 1993 to March 1994, Ms. Bentley served as Senior Vice President of Finance, Chief Financial Officer, Secretary and Treasurer, and from March 1989 to January 1993, she served as Vice President, Chief Financial Officer, Secretary, and Treasurer. Ms. Bentley is a Certified Public Accountant and joined the Company in 1987 after several years with an international public accounting firm.

     Douglas E. Coltharp joined the Company in November 1996 as Executive Vice President and Chief Financial Officer. Mr. Coltharp was with NationsBank from 1987 to November 1996, where he held a variety of senior positions including his most recent post of Senior Vice President of Corporate Finance.

     Brian J. Martin was named Executive Vice President of Law and General Counsel in April 1997. He served as Senior Vice President of Human Resources and Law and General Counsel from August 1995 to April 1997 and served as Senior Vice President and General Counsel of the Company from March 1995 to August 1995. He joined the Company in 1994 as Vice President and General Counsel. From June 1990 to May 1994, Mr. Martin was affiliated with the Indianapolis, Indiana law firm of Barnes & Thornburg. Mr. Martin served as Assistant Solicitor General of the United States between January 1988 and June 1990. Mr. Martin and R. Brad Martin are brothers.

     Robert M. Mosco was promoted to President and Chief Executive Officer of Proffitt's Merchandising Group in October 1996. Between February 1996 and October 1996, Mr. Mosco served as President and Chief Executive Officer of Younkers. Mr. Mosco served as President and Chief Operating Officer of Younkers between 1992 and January 1996. From 1989 to 1992, he held the position of Executive Vice President of Merchandising and Marketing for Younkers. Mr. Mosco joined Younkers in 1987. Mr. Mosco began his retail career with Gimbel's and later worked for Rich's Department Stores.

     Donald E. Wright joined the Company in April 1997 as Senior Vice President of Finance and Accounting. Mr. Wright is a Certified Public Accountant and was a Partner with the international accounting firm of Coopers & Lybrand. He joined Coopers & Lybrand in 1979.

     Dawn H. Robertson joined the Company in May 1997 as President and Chief Executive Officer of McRae's. Ms. Robertson previously worked for the Kaufmann's division of May Department Stores, where she most recently held the post of Senior Vice President and General Merchandise Manager. Ms. Robertson joined Kaufmann's in 1985, and prior to that, she held various merchandising positions with the G. Fox division of May and with R.H. Macy.

     Toni E. Browning was appointed President and Chief Executive Officer of the Proffitt's department stores in May 1997. Ms. Browning was most recently Senior Vice President of Stores for Younkers. She has held previous department store and merchandising positions with Dayton Hudson Corporation and with both the Lazarus and Blocks Divisions of Federated/Allied Stores.

     William D. Cappiello joined the Company in April 1997 as President and Chief Executive Officer of Parisian. Mr. Cappiello held a variety of management and executive positions in both merchandising and store areas with R.H. Macy & Co. between 1971 and April 1997. From June 1993 to April 1997, he served as President of Macy's West, Inc. and from August 1985 to May 1993, he was Director of Stores for Macy's West.

     Frank E. Kulp, III was named President and Chief Executive Officer of Herberger's in March 1997. Between November 1995 and March 1997, he was a Senior Vice President and General Merchandise Manager for Younkers. From 1987 to 1995, Mr. Kulp held the post of President and Chief Operating Officer of Lamonts, a department store chain headquartered in Bellevue, Washington. He held previous merchandis-ing management positions with Donaldson's and Lazarus department stores. Lamonts filed a petition for reorganization under the Bankruptcy Code in January 1995.

     Mark Shulman joined the Company in May 1997 as President and Chief Executive Officer of the Younkers department stores. Prior to joining the Company, Mr. Shulman was Executive Vice President and Chief Merchandising Officer of Stage Stores, Inc. since 1994. He was previously the President of the Dress Division for Leslie Fay, Inc., held the posts of President and Chief Operating Officer of Bonjour, Inc., and served as President and Chief Executive Officer of both Henri Bendel and Ann Taylor Stores Corporation.

     Bernard E. Bernstein has served as a director since 1987. Mr. Bernstein is a partner in the Knoxville, Tennessee law firm of Bernstein, Stair & McAdams.

     Edmond D. Cicala has served as a director since 1987. Mr. Cicala is President of Edmond Enterprises, Inc., and is the retired Chairman and Chief Executive Officer of the Goldsmith's Division of Federated Department Stores. Mr. Cicala is a Director of National Commerce Bancorporation, Memphis, Tennessee and Evans, Inc.

     Ronald de Waal has served as a director since 1985. He was elected Vice Chairman of the Board of Directors in April 1997. Mr. de Waal is Chairman of We International, B.V., a Netherlands corporation, which operates more than 250 fashion specialty stores in Belgium, the Netherlands, Switzerland, and Germany.

     Gerard K. Donnelly has served as a director since 1996. Mr. Donnelly has been Chairman of Princeton Middletown Partners, Inc., a consulting company, since February 1994. From 1990 to January 1994, Mr. Donnelly was President, Chief Executive Officer, and director of H. C. Prange Company, a specialty retailer. H. C. Prange filed a petition for reorganization under the Bankruptcy Code in September 1994.

     Donald F. Dunn has served as a director since 1996. Mr. Dunn is a retired Senior Vice President and director of Allied Stores Corporation. Mr. Dunn serves on the Board of Directors of Tech Data Corporation.

     Michael S. Gross has served as a director since 1994. Mr. Gross is Vice President of Apollo Capital Management, Inc., the general partner of Apollo Advisors, L.P. Mr. Gross serves on the Board of Directors of Converse, Inc., Florsheim Group, Inc., Furniture Brands International, Inc., Allied Waste, Inc. and Urohealth, Inc.

     Donald E. Hess in October 1996 became a Director and was named Chairman of Parisian in April 1997. He served as President and Chief Executive Officer of Parisian from October 1996 to April 1997. Mr. Hess served as President and Chief Executive Officer between 1986 and October 1996. He serves on the Board of Directors of AmSouth Bancorporation.

     G. David Hurd has served as a director since 1996. Mr. Hurd served as Chairman and Chief Executive Officer of The Principal Financial Group, an insurance and financial services company, from 1989 until his retirement in December 1994. Mr. Hurd is the Emeritus Chairman of The Principal Financial Group.

     C. Warren Neel has served as a director since 1987. Dr. Neel is Dean of the College of Business Administration at the University of Tennessee, Knoxville. Dr. Neel serves on the Board of Directors of American Healthcorp, Inc., Clayton Homes, Inc., O'Charley's, Inc., and The Promus Companies, Inc.

     Marguerite W. Sallee has served as a director since 1996. Ms. Sallee is President and Chief Executive Officer of Corporate Family Solutions. Ms. Sallee serves on the Board of Directors of MagneTek, Inc., and NationsBank of Tennessee and Kentucky.

     Gerald Tsai, Jr. has served as a director since 1993. Mr. Tsai is Chairman, President, and Chief Executive Officer of Delta Life Corporation. Mr. Tsai serves on the Board of Directors of Meditrust, Rite Aid Corporation, Sequa Corporation, Triarc Companies, Inc., Delta Life and Annuity Company and Zenith National Insurance Corporation.

     The business association of the persons as shown has been continued for more than five years unless otherwise noted.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth, for the years ended February 1, 1997, February 3, 1996, and January 28, 1995, the cash compensation paid by the Company, as well as other compensation paid or accrued for these years to the Company's Chief Executive Officer and to each of the other four highest compensated executive officers ("Named Officers").

                                                                                          LONG-TERM
                                                                                     COMPENSATION AWARDS
                                                                                 ---------------------------
                                                                                                  SECURITIES
                                               ANNUAL COMPENSATION                                UNDERLYING
                                   -------------------------------------------     RESTRICTED      OPTIONS
     NAME & PRINCIPAL                                           OTHER ANNUAL     STOCK AWARD(S)    GRANTED        ALL OTHER
         POSITION           YEAR   SALARY ($)   BONUS ($)(A)    COMPENSATION         ($)(B)          (#)       COMPENSATION($)
     ----------------       ----   ----------   ------------   ---------------   --------------   ----------   ----------------
R. Brad Martin............  1996    $536,031      $609,382(c)      $27,700(d)       $683,321(e)(f)                 $ 7,800(g)
  Chairman of the Board     1995     445,833       233,250(h)       27,700(d)        312,000(i)     20,000           7,140(g)
  and Chief Executive       1994     383,334       293,438(i)       27,700(d)                       95,000           7,140(g)
  Officer
James A Coggin(k).........  1996     450,000       376,450(c)                        373,750(e)(f)
  President and Chief       1995     358,333       108,600(h)                                       20,000
  Operating Officer         1994     270,833       208,125(j)                                       60,000
Robert M. Mosco(k)........  1996     450,000       229,167                           160,430(e)     60,000          37,500(l)
  President and Chief       1995
  Executive Officer         1994
  of Proffitt's
  Merchandising
  Group
W. Thomas Gould(k)........  1996     750,000                       372,799(m)                      100,000
  Former Vice Chairman      1995
  of Board and              1994
  Chairman the
  Younkers Division
Tom R. Amerman(k).........  1996     300,000        87,750                                          25,000
  Former Executive          1995
  Vice President            1994
  of Special
  Projects

---------------

(a) Amounts awarded under the Incentive Compensation Plan for the respective fiscal years, even if deferred.
(b) As of February 1, 1997, the number and value (based on the $36.25 closing price of Common Stock as of January 31, 1997) of shares of restricted stock held by each of the Named Officers were as follows: Mr. Martin, 35,000 shares ($1,268,750); Mr. Coggin, 20,000 shares ($725,000); and Mr. Mosco,
     12,500 shares ($453,125). Messrs. Gould and Amerman had no restricted stock holdings at that date.
(c) Includes stock grants to Messrs. Martin and Coggin of 5,000 and 2,500 shares of the Company's Common Stock, respectively.
(d) In February 1989, the Company entered into a compensation agreement with R. Brad Martin which provides for a $500,000 interest-free loan due January 31, 1999 or upon Mr. Martin's termination of employment with the Company. Other Annual Compensation represents imputed interest on that interest-free loan.

(e) In 1996, Messrs. Martin, Coggin, and Mosco were granted 25,000, 15,000, and 12,500 shares of Company Common Stock under a Restricted Stock Grant Agreement under the Company's 1994 Long-Term Incentive Plan. Restrictions shall lapse as a function of the Company achieving certain performance goals. Under the Plan, shares will be earned ("Earned Shares") on the basis of achieving these goals for 1996, 1997, and 1998. Restrictions will be removed from 25% of such Earned Shares at the time they are earned, and restrictions shall be removed from an additional 25% of such Earned Shares at the end of each of the following three years. As of February 1, 1997, 8,333, 5,000, and 4,167 shares were Earned Shares for Messrs. Martin, Coggin, and Mosco, respectively, and 2,083, 1,250, and 1,042 shares were vested for Messrs. Martin, Coggin, and Mosco, respectively.
(f) Includes restricted stock awards of 10,000 and 5,000 shares of the Company's Common Stock for Messrs. Martin and Coggin, respectively, which were granted at the market price of $36.25 on the January 31, 1997 date of grant (valued at $362,500 and $181,250 for Messrs. Martin and Coggin, respectively). The awards will fully vest one year from the date of grant.
(g) Economic benefit of split dollar life insurance policy.
(h) Includes stock grants to Messrs. Martin and Coggin of 5,000 and 1,500 shares of the Company's Common Stock, respectively, which were granted at the market price of $32.25 on the March 21, 1996 date of grant (valued at $161,250 and $48,375 for Messrs. Martin and Coggin, respectively).
(i) Represents a restricted stock award of 13,000 shares of the Company's Common Stock which was granted at the market price of $24.00 on the February 12, 1996 date of grant. The award fully vested one year from the date of grant.
(j) Includes stock grants to Messrs. Martin and Coggin of 5,000 and 2,500 shares of the Company's Common Stock, respectively, which were granted at the market price of $21.50 on the February 6, 1995 date of grant (valued at $107,500 and $53,750 for Messrs. Martin and Coggin, respectively).
(k) The hire date for Mr. Coggin was April 1, 1994 and for Messrs. Amerman, Gould, and Mosco was February 3, 1996. Mr. Amerman resigned effective February 7, 1997. Mr. Gould terminated his employment effective April 1, 1997. See "-- Mr. Gould's Employment Agreement."
(l) One-time relocation bonus.
(m) Reimbursement payment of excise, federal, and Medicare taxes.

EMPLOYMENT CONTRACTS

     All of the Named Officers and certain other officers have employment agreements with the Company. All agreements fix the Named Officers minimum base compensation for the fiscal year and provide for participation by such officers in employment benefit plans as the Company may adopt. The agreements for Messrs. Martin, Coggin, and Mosco expire on May 9, 2002, October 11, 1999, and February 5, 2000, respectively. Mr. Amerman resigned on February 7, 1997, and his agreement expired on that date. For terms of Mr. Gould's employment, see "-- Mr. Gould's Employment Agreement." Under the terms of each agreement, each Named Officer (excluding Mr. Gould) is entitled to receive his base salary for the remainder of his employment period in the event he is terminated without cause. If the termination is involuntary and due to a change in control or a potential change in control, he is entitled to receive his base salary then in effect for the greater of the remaining term of his agreement or twenty-four months. Annual base salaries currently in effect are as follows: Messrs. Martin, $625,000; Coggin, $510,000; and Mosco, $500,000. A "Change in Control" is defined as: (i) the acquisition of 25% or more of the combined voting power of the Company's outstanding securities, (ii) a tender offer, merger, sale of assets, or other business combination which results in the transfer of a majority of the combined voting power of the Company or any successor entity, or (iii) during any two consecutive year period, the failure to elect a majority of the individuals constituting the Board of Directors of the Company prior to the commencement of such period, unless the election or nomination of any replacement Directors was approved by vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of such period. A "Potential Change in Control" is defined as: (i) the approval by the shareholders of the Company of an agreement which, if consummated, will result in a change of control or (ii) the acquisition of 5% or more of the outstanding voting securities of the Company and the adoption by the Company's Directors of a resolution to the effect that a potential change in control of the Company has occurred.

     The Company also entered into an employment agreement with Robert M. Mosco in conjunction with the Company's February 3, 1996 business combination with Younkers. Under the terms of that Employment Agreement, Mr. Mosco had the right to terminate his employment with the Company in the 13th month after the business combination. In such event, he would have received a lump sum severance payment in an amount equal to (i) salary through the date of termination and bonus for the then-current year, (ii) three times Mr. Mosco's highest annual salary in effect during the 12-month period prior to termination and three times Mr. Mosco's average bonus in respect of the three immediately preceding fiscal years, (iii) any unvested benefit under Younkers' defined benefit pension plan, and (iv) any unvested employer contributions under Younkers' defined contribution plan. In connection with Mr. Mosco's entering into a new Employment Contract that expires on February 5, 2000, Mr. Mosco waived his right to terminate employment and receive such compensation. In connection with that waiver, the Company paid Mr. Mosco $1.1 million on February 3, 1997.

MR. GOULD'S EMPLOYMENT AGREEMENT

     The Company entered into the employment agreement with Mr. Gould in conjunction with the Company's February 3, 1996 acquisition of Younkers. February 3, 1996 was the effective date of the agreement ("Effective Date"). Mr. Gould's employment agreement, as amended ("Employment Agreement") has a five year term and provides that Mr. Gould will be paid a minimum annual base salary of $750,000. Mr. Gould's Employment Agreement provides that each of the Company and Mr. Gould may terminate Mr. Gould's Employment Agreement prior to its expiration upon thirty days prior written notice; provided, however, that such notice may not be provided for at least one year from the Effective Date, and provided further that Mr. Gould's payments thereunder are not terminated by virtue of his notice. Mr. Gould terminated his employment with the Company effective April 1, 1997. Under the terms of the Employment Agreement, the Company will continue to pay Mr. Gould his annual salary and continue to provide Mr. Gould with medical and life insurance coverage during the remaining term of the Employment Agreement. In the event Mr. Gould's payments are subject to an excise tax under Section 4999 of the Internal Revenue Code, he will receive a reimbursement payment to offset such tax.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the Proffitt's, Inc. 1994 Long-Term Incentive Plan ("Plan") to the Named Officers as of fiscal year end.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                          -----------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                          % OF                                       AT ASSUMED ANNUAL RATES
                                     TOTAL OPTIONS                                 OF STOCK PRICE APPRECIATION
                          OPTIONS      GRANTED TO     EXERCISE OR                      FOR OPTION TERM(C)
                          GRANTED      EMPLOYEES       BASE PRICE    EXPIRATION    ---------------------------
NAME                      (#)(A)     IN FISCAL YEAR   ($/SHARE)(B)      DATE          5% ($)        10% ($)
----                      -------    --------------   ------------   ----------    ------------   ------------
R. Brad Martin..........       --           --               --             --               --             --
James A. Coggin.........       --           --               --             --               --             --
Robert M. Mosco.........   50,000(d)      10.2           $24.50         2/5/06       $  770,396     $1,952,335
                           10,000(d)       2.0            39.75       10/28/06          249,986        633,513
W. Thomas Gould.........  100,000(d)      20.4            24.50         4/1/99(e)     1,540,792      3,904,669
Tom R. Amerman..........   25,000(f)       5.1            24.50         5/8/97(g)       385,198        976,167

---------------

(a) Under the terms of the Plan, the Stock Option Committee retains discretion, subject to Plan limits, to modify the terms of outstanding options and to reprice the options.
(b) All options were granted at the market closing price on the date of grant. No incentive stock options were granted. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(c) Potential gains are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock of the Company and overall stock conditions, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.
(d) Options are exercisable in cumulative one-fifth installments commencing six months from the date of grant (with each subsequent installment vesting on the anniversary date of grant) with full vesting occurring on the fourth anniversary of the date of grant.
(e) Mr. Gould resigned April 1, 1997. Under the terms of his Employment Agreement, all options fully vest upon termination of employment, and he has two years from the termination date to exercise the vested portion of these options.
(f) Options are exercisable in cumulative one-third installments commencing six months from the date of grant (with each subsequent installment vesting on the anniversary date of grant) with full vesting occurring on the second anniversary of the date of grant.
(g) Mr. Amerman resigned on February 7, 1997, and under terms of the Plan, he had 90 days from that date to exercise the vested portion of these options.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Officers concerning the exercise of options during 1996 and unexercised options held at fiscal year end.

 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR END AND FISCAL YEAR-END OPTION
                                     VALUES

                                                          UNEXERCISED        VALUE OF UNEXERCISED
                                                        OPTIONS HELD AT     IN-THE-MONEY OPTIONS AT
                                                      FISCAL YEAR END (#)   FISCAL YEAR END ($)(A)
                           SHARES                     -------------------   -----------------------
                        ACQUIRED ON       VALUE          EXERCISABLE/            EXERCISABLE/
NAME                    EXERCISE (#)   REALIZED ($)      UNEXERCISABLE           UNEXERCISABLE
----                    ------------   ------------   -------------------   -----------------------
R. Brad Martin........          0       $        0       150,000/70,000       $1,870,000/$820,000
James A. Coggin.......          0                0        44,000/36,000           510,000/412,500
Robert M. Mosco.......          0                0        89,106/50,000         2,046,108/470,000
W. Thomas Gould.......    127,500        3,744,215       185,824/80,000         4,349,520/940,000
Tom R. Amerman........     65,324          993,847             0/16,667                 0/195,837
                          -------       ----------     ----------------       -------------------

---------------
(a) Represents the difference between the closing price of the Company's Common Stock on January 31, 1997 and the exercise price of the options.

                              CERTAIN TRANSACTIONS

     Director Michael S. Gross is one of the founding principals of Apollo Advisors, L.P., the managing general partner of Apollo Investment Fund, L.P., the general partner of Apollo Specialty Retail Partners, L.P. ("Apollo Specialty"), the holder of the Company's Series A Preferred Stock, which was converted into Common Stock in June 1996. The Company paid Apollo Specialty $0.8 million in regular dividends and a one-time $3.0 million payment for the early conversion of the Preferred Stock for the fiscal year ended February 1, 1997.

     Bernard E. Bernstein, Chairman of the Human Resources/Compensation Committee, is a partner in Bernstein, Stair & McAdams, which serves, on occasion, as legal counsel for the Company.

     In February 1989, the Company made a $500,000 unsecured, interest-free loan to R. Brad Martin as a supplement to his base pay. Under Mr. Martin's new employment contract, this loan will be forgiven over a five-year period provided that he remains employed by the Company.

     In February 1997 the Company paid $1.1 million to Robert M. Mosco in connection with his waiver of his right to terminate an employment agreement and receive compensation provided for under such agreement. Mr. Mosco entered into a new Employment Contract at the same time. See "Executive
Compensation -- Employment Contracts."

                             PRINCIPAL SHAREHOLDERS

     Listed in the following table are the number of shares owned by each Director, the executive officers named in the Summary Compensation Table above, and all Directors and officers of the Company as a group as of April 25, 1997. The table also includes the beneficial owners as of April 25, 1997 of more than 5% of the Company's outstanding Common Stock who are known to the Company.

    NAME OF BENEFICIAL OWNER                                          TOTAL SHARES   PERCENTAGE OF
   (AND ADDRESS IF BENEFICIAL                                         BENEFICIALLY   COMMON STOCK
      OWNERSHIP EXCEEDS 5%)                      TITLE                  OWNED(A)       OWNERSHIP
---------------------------------                -----                ------------   -------------
R. Brad Martin...................  Chairman of the Board and Chief     1,327,423(b)       4.67%
                                     Executive Officer
James A. Coggin..................  President and Chief Operating          85,129             *
                                   Officer
Robert M. Mosco..................  President and Chief Executive         131,527(c)          *
                                   Officer of Proffitt's
                                     Merchandising Group
W. Thomas Gould..................  Vice Chairman and Chairman of         315,456(d)       1.11
                                     Younkers
Tom R. Amerman...................  Executive Vice President of            16,886(e)          *
                                   Special Projects
Bernard E. Bernstein.............  Director                               16,401(f)          *
Edmond D. Cicala.................  Director                                9,589             *
Ronald de Waal...................  Vice Chairman of the Board and      1,250,713          4.43
                                     Director
Gerard K. Donnelly...............  Director                                5,049             *
Donald F. Dunn...................  Director                                8,950             *
Michael S. Gross.................  Director                                2,200(g)          *
Donald E. Hess...................  Director                              407,664(h)       1.44
G. David Hurd....................  Director                                6,843             *
Richard D. McRae.................  Director
C. Warren Neel...................  Director                                7,450             *
Harwell W. Proffitt..............  Director
Marguerite W. Sallee.............  Director                                2,200             *
Gerald Tsai, Jr..................  Director                                5,200             *
Fidelity Management and Research
  Corporation....................                                      1,698,206
  6.02  82 Devonshire Street
  Boston, Massachusetts
Norwest Bank Minnesota, N.A. as
  trustee........................                                      2,913,716(j)      10.32
  Investors Building
  733 Marquette
  Minneapolis, MN
All Directors and Officers as a
  group (24 persons).............
                                                                       3,803,906         13.15

---------------

  * Owns less than 1% of the total outstanding Common Stock of the Company.
(a) Includes shares that the following persons have a right to acquire within sixty days after April 25, 1997 through the exercise of stock options:
     Bernstein (3,200), Cicala (2,200), de Waal (2,200), Donnelly (2,070), Dunn (2,070), Gross (1,200), Hurd (2,070), Martin (173,000), Neel (3,200),
     Sallee (200), Tsai (2,200), Amerman (8,333), Coggin (58,000), Gould
     (215,824), and Mosco (101,106).
(b) Includes: (i) 2,000 shares held by Mr. Martin for his children, (ii) 1,900 shares owned by RBM Venture Company, a company of which Mr. Martin is sole shareholder, (iii) 100,000 shares held by Mr. Martin as trustee or co-trustee for his children, (iv) 4,774 shares owned by the R. Brad and Jean L. Martin Family Foundation, (v) 10,000 shares of restricted stock which will vest on January 31, 1998, and (vi) 25,000 shares of restricted stock, the restrictions on which will lapse based on performance measurements and length of service.
(c) Includes 3,158 shares held in a Company profit sharing and savings plan for the account of Mr. Mosco. Excludes 16,282 shares reserved by the Company for issuance to Mr. Mosco with respect to a deferred compensation arrangement.
(d) Includes 3,577 shares owned by Mr. Gould's wife as to which he disclaims beneficial ownership. Also includes 18,033 shares held in a Company profit sharing and savings plan for the account of Mr. Gould. Excludes 84,735 shares reserved by the Company for issuance to Mr. Gould with respect to a deferred compensation arrangement. Mr. Gould terminated his employment with the Company effective April 1, 1997.
(e) Mr. Amerman resigned on February 7, 1997. He has 90 days from that date to exercise the vested portion of his stock options, which total 8,333 shares.
(f) Includes 3,000 shares owned by the Bernard E. Bernstein Defined Benefit Pension Plan.
(g) Does not include 1,211,801 shares held by Apollo Specialty. Mr. Gross is one of the founding principals of Apollo Advisors, L.P., the managing general partner of Apollo Investment Fund, L.P., the general partner of Apollo Specialty. Mr. Gross disclaims beneficial ownership of all securities held by Apollo Specialty.
(h) Includes: (i) 180,908 shares owned directly by Mr. Hess, (ii) 174,222 shares held by Mr. Hess as trustee or co-trustee for his children, and (iii) 52,534 shares held by him as trustee for the children of his sister, Jo Ann
     H. Morrison. Does not include: (i) 2,290 shares owned directly by his wife,
     (ii) 7,330 shares held by his wife as co-trustee for one of their children, and (iii) 88,058 shares held by another individual as trustee for Mr. Hess' children, with respect to which shares Mr. Hess disclaims beneficial ownership.
(i) Based solely on information provided by the beneficial owner.
(j) Represents shares held in trust for the G.R. Herberger's, Inc. 401(k) Employee Stock Purchase Plan and Employee Stock Ownership Plan.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     The following summary of certain agreements and instruments of the Company does not purport to be complete and is qualified in its entirety by reference to the various agreements and instruments described, copies of certain of which have been included as exhibits to various filings by the Company with the Commission. See "Available Information."

BANK CREDIT FACILITIES

     The Company entered into the Credit Facility on June 26, 1997 with the lenders named therein (the "Lenders") and NationsBank, as agent for the Lenders (the "Agent"). Capitalized terms that are used but not defined in this section have the meanings given such terms in the Credit Facility.

     The Credit Facility provides for a revolving credit facility (the "Revolving Credit Facility") of up to $400.0 million (the "Total Revolving Credit Commitment"), which includes subfacilities of up to $50.0 million for Letters of Credit and up to $25.0 million for short-term borrowings ("Swing Line Loans"). The total amount of (i) Revolving Credit Loans, (ii) Swing Line Loans,
(iii) undrawn amounts of Letters of Credit and (iv) reimbursement obligations in respect of Letters of Credit, may not exceed the lesser of the Total Revolving Credit Commitment and the Borrowing Base; provided that such Borrowing Base limitation will be eliminated if any senior indebtedness of the Company is rated investment grade. The "Borrowing Base" is defined as 60.0% of the difference between (x) Eligible Inventory and (y) subject to certain qualifications, the face amount of all letters of credit issued in connection with the purchase of inventory by the Company.

     The Total Revolving Credit Commitment expires on June 26, 2002. In addition, the Credit Facility requires that the Total Revolving Credit Commitment be reduced under certain circumstances by net proceeds in excess of $20.0 million resulting from one or more of certain non-ordinary course asset sales during any Four-Quarter Period.

     Revolving Credit Loans bear interest at a variable rate equal, at the option of the Company, to (i) the Eurodollar Rate plus the Applicable Interest Addition or (ii) the Base Rate. Swing Line Loans bear interest at a rate agreed to by the Company and NationsBank from time to time. Under the terms of the Credit Facility, the Applicable Interest Addition is adjusted based on the financial performance of the Company.

     The Credit Facility contains a number of covenants, including, among others, covenants restricting the Company and its subsidiaries with respect to the incurrence of indebtedness (including contingent obligations); the creation of liens; the sale, lease, transfer or other disposition of assets; the making of certain investments and loans; the making of acquisitions; the consummation of certain transactions such as sales of substantial assets, mergers or consolidations; transactions with affiliates; the making of capital expenditures; the taking or failing to take certain actions with respect to employee pension benefit plans; changing the Company's fiscal year; winding up, liquidating or dissolving; and entering into agreements which limit the ability to create liens. In addition, the Credit Facility contains affirmative covenants including, among others, requirements regarding compliance with laws; preservation of corporate existence; maintenance of insurance; payment of taxes and other obligations; maintenance of properties; environmental compliance; the keeping of books and records; the maintenance of intellectual property; the continuance in the same or complementary lines of business; and the delivery of financial and other information to the Agent and the Lenders.

     The Company and its subsidiaries are also required to comply with certain financial tests and maintain certain financial ratios. Certain of these financial tests and ratios include: (i) maintaining a minimum Consolidated Net Worth; (ii) preventing the ratio of Consolidated Funded Total Indebtedness to Consolidated EBITDA from exceeding agreed upon ratios set forth in the Credit Facility; (iii) maintaining a minimum Consolidated Fixed Charge Ratio; and (iv) preventing the ratio of Consolidated Senior Funded Indebtedness to Consolidated EBITDA from exceeding agreed upon ratios set forth in the Credit Facility.

     The Credit Facility contains customary events of default. An event of default under the Credit Facility would allow the lenders thereunder to accelerate or, in certain cases, would automatically cause the acceleration of, the maturity of the indebtedness under the Credit Facility and would restrict the ability of the Company to meet its obligations with respect to the Exchange Notes.

     The payment of principal and interest on indebtedness under the Credit Facility is guaranteed on a senior basis by each of the Company's existing and future, direct and indirect subsidiaries (except for Securitization Subsidiaries and Foreign Subsidiaries).

OTHER SENIOR INDEBTEDNESS

     In addition to the senior indebtedness of the Company under the Indenture and as described above under "-- Bank Credit Facilities," after giving effect to the issuance of the Series A Notes and the application of the net proceeds therefrom, the Company and its subsidiaries have an aggregate of approximately $60.3 million of outstanding senior indebtedness (which includes approximately $10.7 million of capitalized lease obligations and approximately $49.6 million of secured indebtedness) under various agreements and instruments having interest rates ranging from 3.6% to 9.0% per annum (or from 8.63% to 12.05% per annum for the implicit interest rates of such capitalized lease obligations) and maturities ranging from September 1, 1998 to April 1, 2007. The issuance of the Exchange Notes in the Exchange Offer will not change the Company's total indebtedness or its total senior indebtedness. See "Use of Proceeds."

SUBORDINATED INDEBTEDNESS

     Senior Subordinated Notes. Pursuant to the Amended and Restated Indenture dated as of September 12, 1996 (the "Senior Subordinated Indenture") among the Company, Parisian and AmSouth Bank of Alabama, Birmingham, Alabama, as trustee, the Company guaranteed on a senior subordinated basis the Senior Subordinated Notes previously issued by the Company's wholly-owned subsidiary, Parisian. Capitalized terms that are used but not defined in this section have the meanings given such terms in the Senior Subordinated Indenture.

     An aggregate of approximately $93 million principal amount of the Senior Subordinated Notes were outstanding as of June 9, 1997 and accrue interest at a fixed rate of 9 7/8% per annum. The Senior Subordinated Notes mature and become payable on July 15, 2003.

     On or after July 15, 1998, Parisian may, at its option, redeem all or any part of the Senior Subordinated Notes at a premium equal to 104.938% in 1998 and 102.469% in 1999, in each case of the principal amount thereof, together with accrued and unpaid interest. Beginning in the year 2000 and thereafter, the Senior Subordinated Notes are redeemable at 100% of the principal amount thereof, together with accrued and unpaid interest. In addition, if a Change of Control Triggering Event occurs at any time, each holder of the Senior Subordinated Notes has the right to require Parisian to repurchase such holder's Senior Subordinated Notes in whole or in part at 101% of the principal amount thereof, together with accrued and unpaid interest.

     The Senior Subordinated Indenture contains customary covenants which are applicable to the Company and its subsidiaries (including Parisian) and are similar to the covenants contained in the Indenture. However, certain of these covenants are more restrictive than those contained in the Indenture. In addition, the Senior Subordinated Indenture contains customary events of default. An event of default under the Senior Subordinated Indenture would allow the holders of the Senior Subordinated Notes to accelerate or, in certain cases, would automatically cause the acceleration of, the maturity of the Senior Subordinated Notes and would cause an event of default under the Indenture. The guaranty by the Company under the Senior Subordinated Indenture is a senior subordinated obligation of the Company and is subordinate in right of payment to all Parent Senior Indebtedness of the Company, including the Exchange Notes. The Senior Subordinated Notes are also senior subordinated obligations of Parisian and are subordinate in right of payment to all Senior Indebtedness of Parisian, including the guaranty by Parisian of the Exchange Notes.

     Convertible Subordinated Debentures. The Company has issued $86.3 million of 4 3/4% Convertible Subordinated Debentures due 2003 (the "Convertible Debentures") under the Indenture dated as of October 6, 1993 (the "Convertible Debenture Indenture") between the Company and Union Planters

National Bank, Memphis, Tennessee, as trustee. Capitalized terms that are used but not defined in this section have the meanings given such terms in the Convertible Debenture Indenture.

     The Convertible Debentures accrue interest at a fixed rate of 4 3/4% per annum and mature and become payable on November 1, 2003. The Company may, at its option, redeem all or any part of the Convertible Debentures at a premium equal to (i) 102.6369% in 1997, (ii) 102.1111% in 1998, (iii) 101.5833% in 1999, (iv)
101.0556% in 2000 and (v) 100.5278% in 2001, in each case of the principal amount thereof, together with accrued and unpaid interest. Beginning in the year 2002 and thereafter, the Convertible Debentures are redeemable at 100% of the principal amount thereof, together with accrued and unpaid interest. In addition, if a Change of Control occurs at any time, each holder of the Convertible Debentures has the right to require the Company to repurchase such holder's Convertible Debentures in whole or in part at 100% of the principal amount thereof, together with accrued and unpaid interest.

     The Convertible Debenture Indenture contains covenants which are, in most cases, less restrictive than the covenants contained in the Indenture. The Convertible Debenture Indenture also contains customary events of default. An event of default under the Convertible Debenture Indenture would allow the holders of the Convertible Debentures to accelerate or, in certain cases, would automatically cause the acceleration of, the maturity of the Convertible Debentures and would cause an event of default under the Indenture. The Convertible Debentures are subordinated obligations of the Company and are subordinate in right of payment to all Senior Indebtedness of the Company, including the Exchange Notes. In addition, on or before November 1, 2003, each holder of Convertible Debentures may, at its option and upon the terms set forth in the Convertible Debenture Indenture, convert its Convertible Debentures into shares of Common Stock.

     Junior Subordinated Debentures. As of May 3, 1997, the Company had outstanding approximately $14.6 million principal amounts of 7.5% Junior Subordinated Debentures due 2004 (the "Junior Debentures"). Capitalized terms that are used but not defined in this section have the meanings given such terms in the Junior Debentures.

     The Junior Debentures, which were issued at a discount, have a principal amount at maturity of $17.5 million and accrue interest at an effective rate of 11.0% per annum. The Junior Debentures mature and become payable on March 31, 2004.

     The Company may, at its option, prepay, without premium, all or any part of the Junior Debentures at any time, together with accrued and unpaid interest, although repayment of the Junior Debentures is restricted by the terms of other indebtedness of the Company. The Junior Debentures contain covenants which are, in most cases, less restrictive than the covenants contained in the Indenture. The Junior Debentures also contain customary events of default. An event of default under the Junior Debentures would allow the holders of the Junior Debentures to accelerate or, in certain cases, would automatically cause the acceleration of, the maturity of the Junior Debentures and would cause an event of default under the Indenture. The Junior Debentures are junior subordinated obligations of the Company and are subordinate in right of payment to all Senior Indebtedness of the Company, including the Exchange Notes.

                     RECEIVABLES SECURITIZATION FACILITIES

     Proffitt's Accounts Receivable Facility. NationsBank, N.A., through Enterprise Funding Corporation ("Enterprise"), has provided the Company with the $300 million Proffitt's Accounts Receivable Facility for the securitization of certain trade accounts receivable (the "Receivables") originated by Proffitt's, McRae's, Herberger's and Parisian and sold to Proffitt's Credit Corporation ("PCC"), a wholly-owned, bankruptcy-remote, special purpose Accounts Receivable Subsidiary of the Company. McRae's acts as the servicer for the Receivables. The Proffitt's Accounts Receivable Facility expires in January 1998 and contains covenants, representations and warranties customary for such facilities.

     The Proffitt's Accounts Receivable Facility requires a portion of the Receivables' finance charges earned to be allocated to Enterprise, as purchaser of the receivables interests, sufficient to cover the yield on commercial paper utilized by Enterprise to finance the purchase of such interests, plus fees and expenses. As of May 30, 1997 and February 1, 1997, the weighted average interest rate of the commercial paper issued under the Proffitt's Accounts Receivables Facility plus the program fee was 6.0% and 5.8%, respectively. As of May 30, 1997 and February 1, 1997, the outstanding amount invested by Enterprise in the Receivables under the Proffitt's Accounts Receivable Facility was $219.5 million and $234.0 million, respectively.

     The Company has engaged NCMI to restructure its existing Proffitt's Accounts Receivable Securitization Facility into a new credit card master trust covering receivables generated by all of the stores except Younkers, with a view to issuing approximately $200 million of investment grade securities having terms of up to five years secured by the Company's credit card receivables and related property, while continuing to provide the Company with the ability to sell a variable interest in proprietary credit card receivables to asset-backed commercial paper conduits, including Enterprise. Although there is no assurance that a new accounts receivable securitization facility will be successfully established, or as to the final terms of such a facility, it is currently anticipated that such a facility will be established during Summer 1997.

     Younkers Master Trust Facility. In June 1995, the Younkers Master Trust originated by the Younkers Credit Corporation ("YCC"), a wholly-owned, bankruptcy-remote special purpose Accounts Receivable Subsidiary of the Company, issued to third parties a total of $75 million of asset-backed securities in two separate classes: (i) $67.0 million in aggregate principal amount of 6.43% Series 1995-1 Class A Certificates and (ii) $8.0 million in aggregate principal amount of 6.61% Series 1995-1 Class B Certificates. Concurrently therewith, the Younkers Master Trust issued to YCC $16.5 million in aggregate principal amount of Series 1995-1 Class C Certificates. YCC is required to maintain the principal amount of the Younkers receivables in the Trust in an amount not less than $91.5 million, subject to reduction in the event of principal repayments on the Series 1995-1 Class A and Class B Certificates. YCC may from time to time create other series of certificates that evidence undivided interests in the assets of the Younkers Master Trust.

     A percentage of finance charges and certain other amounts earned on the assets in the Younkers Master Trust are allocated to pay interest charges on the Series 1995-1 Class A and Class B Certificates. During the accumulation period (which is anticipated to begin in December 1999), a percentage of the principal repayments made on the assets in the Younkers Master Trust will be allocated to repay the $75.0 million principal amount of the Series 1995-1 Class A and Class B Certificates. Principal payments will be made on the Series 1995-1 Class A and Class B Certificates in June 2000, to the extent then available, subject to an earlier payment obligation resulting from certain defaults and breaches by YCC or the servicer or the failure to satisfy certain portfolio yield requirements or to generate sufficient eligible receivables.

     In July 1995, a second series was established under the Younkers Master Trust ("Series 1995-2 Certificates"). Under this Series 1995-2 program, Receivables Capital Corporation or certain other unaffiliated purchasers may from time to time purchase Series 1995-2 Certificates (Class A Certificates and Class B Certificates) in an aggregate amount of up to $50.0 million, which represent fractional undivided interests in the assets of the Younkers Master Trust. The sales of the Series 1995-2 Certificates are limited by the level of eligible receivables in the Younkers Master Trust in excess of the $91.5 million supporting the Series 1995-1 Certificates and a minimum ownership interest to be retained by the Company. The interest rate on the Series 1995-2 Certificates will be a variable rate based upon either commercial paper rates or Eurodollar rates over a fixed period. A percentage of finance charges and certain other amounts earned on the assets in the Younkers Master Trust will be allocated to pay interest charges on the Series 1995-2 Certificates. During the amortization period (which is anticipated to begin in June 1999), a percentage of the principal repayments made on the assets in the Younkers Master Trust will be allocated to repay the then outstanding principal amount of the Series 1995-2 Certificates. Principal payments will be made on the Class A and Class B Certificates beginning in June 2000, to the extent then available, subject to an earlier payment obligation resulting from certain defaults and breaches by YCC or the servicer, including certain cross defaults, or the failure to satisfy certain portfolio yield requirements or to generate sufficient receivables. As of April 28, 1997 and February 1, 1997, the weighted average interest rate of the Series 1995-2 Certificates was 6.0% and 5.9%, respectively. As of April 28, 1997 and February 1, 1997, the outstanding amount invested in the Series 1995-2 Certificates was $5.0 million and $15.0, respectively.

                            DESCRIPTION OF THE NOTES

     The Exchange Notes are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Series A Notes for which they may be exchanged pursuant to this offer, except that (i) the offering and sale of the Exchange Notes will have been registered under the Securities Act, and (ii) holders of Exchange Notes will not be entitled to certain rights of holders of the Series A Notes under the Registration Rights Agreement. The Exchange Notes will be issued under the Indenture among the Company, the Guarantors and the Trustee. For purposes of this section, references to the "Company" mean only Proffitt's, Inc. and not any of its subsidiaries. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture. The definition of certain terms used in the following summary are set forth below under "-- Certain Definitions."

GENERAL

     The Notes will be general unsecured senior obligations of the Company limited to $125,000,000 aggregate principal amount. The Notes will rank pari passu in right of payment with all unsubordinated indebtedness of the Company and will be senior in right of payment to all subordinated indebtedness of the Company. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the Notes are payable, and the Notes are transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. No service charge will be made for any registration of transfer, exchange or redemption of the Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

     The Company will not be required to make any sinking fund payments with respect to the Notes.

MATURITY, INTEREST AND PRINCIPAL

     The Notes will mature on May 15, 2004. Interest on the Notes will accrue at the rate of 8 1/8% per annum and will be payable semi-annually on each May 15 and November 15, commencing on November 15, 1997, to the holders of record of Notes at the close of business on the May 1 and November 1, respectively, immediately preceding such interest payment dates. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

CHANGE OF CONTROL TRIGGERING EVENT

     The Indenture provides that, following the occurrence of a Change of Control Triggering Event (the date of such occurrence being the "Change of Control Date"), the Company will be obligated, within 20 days after the Change of Control Date, to make an offer to purchase (a "Change of Control Offer") all of the then outstanding Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes that might be tendered by holders of Notes seeking to accept the Change of Control Offer. If the Company fails to repurchase all of the Notes tendered for purchase, such failure will constitute an Event of Default under the Indenture. See "-- Events of Default" below.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, and any other applicable securities laws or regulations and any applicable requirements of any securities exchange on which the Notes are listed, in connection with the repurchase of Notes pursuant to a Change of Control Offer, and any violation of the provisions of the Indenture relating to such Change of Control Offer occurring as a result of such compliance, shall not be deemed a Default under the Indenture.

NOTE GUARANTEES

     All of the Company's subsidiaries (other than the Accounts Receivable Subsidiaries and any Foreign Subsidiaries) on the Issue Date have, jointly and severally, fully and unconditionally guaranteed the Company's obligations under the Notes. In addition, if any Restricted Subsidiary of the Company becomes a guarantor or obligor in respect of any other Indebtedness of the Company or any of the Restricted Subsidiaries, the Company shall cause such Restricted Subsidiary to enter into a supplemental indenture pursuant to which such Restricted Subsidiary shall agree to guarantee the Company's obligations under the Notes. If the Company defaults in payment of the principal of, premium, if any, or interest on the Notes, each of the Guarantors will be unconditionally, jointly and severally obligated to duly and punctually pay the same.

     The obligations of each Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each Guarantor that makes a payment or distribution under its Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP. See "-- Certain
Covenants -- Limitation on Guarantees by Restricted Subsidiaries."

     Notwithstanding the foregoing, but subject to the requirements described under "-- Consolidation, Merger, Sale of Assets, Etc.," any Guarantee by a Guarantor shall be automatically and unconditionally released and discharged (i) upon any sale, exchange or transfer, to any Person (other than an Affiliate of the Company), of all of the Capital Stock of such Restricted Subsidiary, or all or substantially all of the assets of such Restricted Subsidiary, pursuant to a transaction which is in compliance with the Indenture (including, but not limited to, the covenant described in "-- Disposition of Proceeds of Asset Sales" above) or (ii) at the request of the Company, in the event that the lenders under the Credit Facility (or any other revolving credit or term loan facility entitled to a guarantee from such Guarantor) unconditionally release such Guarantor from its guarantee obligations under such facility, if such Guarantor is not a Leveraged Subsidiary; provided, however, that a release of a Guarantor that is a Leveraged Subsidiary may only be obtained under the circumstances described in this clause (ii) if, after giving effect to the release, either (x) such Guarantor would have been permitted to incur all of its then outstanding Indebtedness under the covenant "Limitation on Indebtedness" or
(y) the "Limitation on Indebtedness" covenant has been terminated pursuant to the terms of the Indenture. The Company may, at any time, cause a Restricted Subsidiary to become a Guarantor by executing and delivering a supplemental indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary on the basis provided in the Indenture.

     The Indebtedness evidenced by each Guarantee (including the payment of principal of, premium, if any, and interest on the Notes) will rank pari passu in right of payment with all other unsubordinated indebtedness of such Guarantor and will rank senior in right of payment to all subordinated indebtedness of such Guarantor. As of May 3, 1997, on a pro forma basis after giving effect to the Exchange Offer and the issuance of the Notes and the application of the net proceeds therefrom, the Company and the Guarantors would have had approximately $521.2 million of indebtedness outstanding, of which approximately $295.3 million was senior indebtedness and approximately $60.3 million was secured indebtedness. At such date, the Company would have had outstanding approximately $225.9 million of indebtedness subordinated in right of payment to the Notes. The prepayment of the Parisian Notes is not restricted under the covenant
"-- Limitation on Restricted Payments."

CERTAIN COVENANTS

     The Indenture provides that the covenants set forth herein are applicable to the Company; provided, however, that if no Default has occurred and is continuing, after the ratings assigned to the Notes by both Rating Agencies are equal to or higher than BBB- and Baa3, or the equivalents thereof, respectively (the "Investment Grade Ratings"), and notwithstanding that the Notes may later cease to have an Investment Grade Rating, the Company and the Restricted Subsidiaries will not be subject to the provisions of the Indenture described under "Limitation on Indebtedness," "Disposition of Proceeds of Assets Sales," "Limitation on Restricted Payments," clause (c) of the first and fourth paragraphs of "Limitation on Designations of Unrestricted Subsidiaries," "Limitation on Preferred Stock of Restricted Subsidiaries," "Limitation on Transactions with Affiliates," "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries" and clause (iii) of "Consolidation, Merger, Sale of Assets, Etc."

     Limitation on Indebtedness. The Indenture provides that the Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, issue, guarantee or in any manner become liable for or with respect to, contingently or otherwise (in each case, to "incur"), the payment of any Indebtedness (including any Acquired Indebtedness); provided, however, that (i) the Company and any Guarantor may incur Indebtedness (including Acquired Indebtedness) and (ii) any Restricted Subsidiary may incur Acquired Indebtedness, if, in either case, immediately after giving pro forma effect thereto, the Consolidated Fixed Charge Coverage Ratio of the Company is at least equal to 2.00:1.

     Notwithstanding the foregoing, the Company and, to the extent specifically set forth below, the Restricted Subsidiaries may incur each and all of the following (collectively, "Permitted Indebtedness"):

          (i) Indebtedness of the Company and the Guarantors under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) $400 million and (ii) 65% of Eligible Inventory (as defined under the Credit Facility) of the Company and the Restricted Subsidiaries (determined on a consolidated basis);

          (ii) Indebtedness of the Company or any Guarantor under the Indenture, the Notes and the Guarantees;

          (iii) Indebtedness of the Company or any Restricted Subsidiary not otherwise referred to in this paragraph that is outstanding on the Issue Date, except Indebtedness to be repaid as described under "Use of Proceeds" (other than Indebtedness repaid that is permitted to be reborrowed under clause (i) above);

          (iv) Indebtedness of the Company or any Restricted Subsidiary in respect of performance bonds, bankers' acceptances, trade letters of credit of the Company or any Restricted Subsidiary and surety bonds provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (v) Indebtedness of any Restricted Subsidiary owed to and held by the Company or any Subsidiary that is a Guarantor, and Indebtedness of the Company owed to and held by any Subsidiary that is a Guarantor which is unsecured and subordinated in right of payment to the payment and performance of the Company's obligations under the Indenture and the Notes; provided, however, that an incurrence of Indebtedness that is not permitted by this clause (v) shall be deemed to have occurred upon (a) any sale or other disposition of any Indebtedness of the Company or any Restricted Subsidiary referred to in this clause (v) to a Person (other than the Company or any Subsidiary that is a Guarantor), (b) any sale or other disposition of Capital Stock of any Restricted Subsidiary which holds Indebtedness of the Company or another Restricted Subsidiary such that such Restricted Subsidiary ceases to be a Restricted Subsidiary and (c) the designation of a Restricted Subsidiary which holds Indebtedness of the Company or any other Restricted Subsidiary as an Unrestricted Subsidiary;

          (vi) Any guarantees of Indebtedness by a Restricted Subsidiary incurred in compliance with the covenant described under "-- Limitations on Guarantees by Restricted Subsidiaries";

          (vii) Interest Rate Protection Obligations of the Company or any Restricted Subsidiary covering Indebtedness of the Company or any Restricted Subsidiary (which Indebtedness is otherwise permitted to be incurred under this covenant) to the extent the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

          (viii) Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements relating to (a) Indebtedness of the Company or any Restricted Subsidiary and/or (b) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Company or any Restricted Subsidiary; provided, however, that such Currency Agreements do not increase the Indebtedness or other obligations of the Company or any Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (ix) Purchase Money Indebtedness (other than Indebtedness incurred in connection with an Asset Acquisition) and Capitalized Lease Obligations of the Company or any Restricted Subsidiary in an aggregate amount not exceeding (i) $25.0 million incurred in any one year and (ii) $50.0 million outstanding at any time;

          (x) (a) Indebtedness of the Company or any Guarantor to the extent the proceeds thereof are used to Refinance Indebtedness of the Company or any Guarantor or any Restricted Subsidiary incurred under the first paragraph of this covenant or Indebtedness referred to under clause (ii) or (iii) above and (b) Indebtedness of any Restricted Subsidiary that is not a Guarantor to the extent the proceeds thereof are used to Refinance Indebtedness of any Restricted Subsidiary that is not a Guarantor incurred under the first paragraph of this covenant or Indebtedness referred to under clause (iii) above; provided, however, that, in the case of either clause (a) or (b), the principal amount of Indebtedness incurred pursuant to this clause (x) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so refinanced (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness, plus any accreted value attributable thereto since the original issuance of such Indebtedness), plus the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Company or a Restricted Subsidiary, as applicable, as necessary to accomplish such Refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith; and

          (xi) in addition to the items referred to in clauses (i) through (x) above, additional Indebtedness of the Company and the Restricted Subsidiaries not to exceed an aggregate principal amount at any time outstanding of $50.0 million.

     For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion shall classify such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types.

     Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly:

          (i) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions made to the Company or a Restricted Subsidiary and dividends and distributions payable solely in Capital Stock of the Company (other than Redeemable Capital Stock) or in rights to purchase Capital Stock of the Company (other than Redeemable Capital Stock) or dividends and distributions made by a Restricted Subsidiary on a pro rata basis to all shareholders of such Restricted Subsidiary); or

          (ii) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company (other than any such Capital Stock owned by the Company or a Restricted Subsidiary that is a Guarantor); or

          (iii) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than any Subordinated Indebtedness owed to and held by the Company or a Restricted Subsidiary that is a Guarantor); or

          (iv) make any Investment (other than a Permitted Investment) (such payments or Investments (other than an exception thereto) described in the preceding clauses (i), (ii), (iii) and (iv) are collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than in cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment):

          (A) no Default shall have occurred and be continuing;

             (B) the aggregate amount of all Restricted Payments declared or made from and after the Issue Date and all Designation Amounts would not exceed the sum of (1) 50% of cumulative Consolidated Net Income of the Company during the period (treated as one accounting period) beginning on the Issue Date and ending on the last day of the fiscal quarter of the Company immediately preceding the date of such proposed Restricted Payment for which consolidated financial information of the Company is available (or, if such cumulative Consolidated Net Income of the Company for such period shall be a deficit, minus 100% of such deficit), plus
        (2) the aggregate net cash proceeds received by the Company either (x) as capital contributions to the Company increasing its common equity after the Issue Date or (y) from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock but including Capital Stock issued upon the conversion of convertible Indebtedness, in exchange for outstanding Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Capital Stock)) of the Company to any Person (other than to a Restricted Subsidiary of the Company) after the Issue Date (excluding the net cash proceeds from any issuance and sale of Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid), plus (3) without duplication of any amounts included in clause (1) above, in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in Consolidated Net Income) equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus (4) without duplication of any amounts included in clause (1) above so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "Limitation on Designations of Unrestricted Subsidiaries" below, the Fair Market Value of the Company's interest in such Subsidiary; provided, however, that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary at the time of its Designation, plus (5) $25.0 million, minus
        (6) the Designation Amount (measured as of the date of Designation) with respect to any Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after the Issue Date in accordance with "Limitation on Designations of Unrestricted Subsidiaries" below; and

             (C) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Indebtedness" covenant described above.

     For purposes of the preceding clause (B)(2), upon the issuance of Capital Stock either from the conversion of convertible Indebtedness or exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights, the amount counted as net cash proceeds received will be the cash amount received by the Company at the original issuance of the Indebtedness that is so converted or exchanged or from the issuance of options, warrants or rights, as the case may be, plus the incremental amount of cash received by the Company, if any, upon the conversion, exchange or exercise thereof.

     None of the foregoing provisions of this covenant will prohibit or restrict
(i) the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the provisions of the Indenture; (ii) so long as no Default shall have occurred and be continuing or would arise therefrom, the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of other shares of Capital Stock (other than Redeemable Capital Stock) of the Company to any Person (other than to a Restricted Subsidiary); provided, however, that any such net proceeds and the value of any Capital Stock issued in exchange for such retired Capital Stock are excluded from clause (B)(2) of the preceding paragraph; (iii) so long as no Default shall have occurred and be continuing or would arise therefrom, any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of (A) Capital Stock (other than Redeemable Capital Stock) of the Company to any Person (other than to a Restricted Subsidiary); provided, however, that any such net cash proceeds and the value of any Capital Stock issued in exchange for Subordinated Indebtedness are excluded from clause (B)(2) of the preceding paragraph or (B) Indebtedness of the Company or any Guarantor so long as such Indebtedness (1) is subordinated to the Notes or the Guarantees of such Guarantor, as the case may be, at least to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired and (2) does not have a Stated Maturity earlier than the Stated Maturity for the Subordinated Indebtedness being redeemed, repurchased or otherwise acquired or retired; (iv) Investments constituting Restricted Payments made as a result of the receipt of noncash consideration from any Asset Sale made pursuant to and in compliance with the covenant "-- Disposition of Proceeds of Asset Sales"; (v) so long as no Default shall have occurred and be continuing, the Refinancing of the Parisian Notes;
(vi) so long as no Default shall have occurred and be continuing, any purchase, redemption or other acquisition or retirement for value of any Capital Stock (including any option, warrant or right to purchase Capital Stock) (other than Redeemable Capital Stock) of the Company for purposes of making contributions of such Capital Stock of the Company to employees of the Company or its Subsidiaries pursuant to any qualified employee benefit or similar plan; (vii) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (or warrants or options convertible into or exchangeable for such Capital Stock) of the Company held by any future, present or former employee, director or consultant of the Company or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate amount of Restricted Payments made pursuant to this clause (vii) does not exceed in any calendar year $2.5 million (with the unused amount in any calendar year being carried over to succeeding calendar years subject to a maximum of $5.0 million in any calendar year); (viii) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with an Asset Sale or Asset Acquisition that complies with the provisions of the Indenture; (ix) repurchases of Capital Stock (or warrants or options convertible into or exchangeable for such Capital Stock) deemed to occur upon exercise of stock options to the extent that shares of such Capital Stock (or warrants or options convertible into or exchangeable for such Capital Stock) represents a portion of the exercise price of such options; and (x) the repurchase or retirement of Capital Stock of the Company in exchange for the cancellation of Indebtedness owed to the Company or any Restricted Subsidiary; provided, however, that the Fair Market Value of such Capital Stock is not less than the outstanding principal balance of and accrued and unpaid interest on, the Indebtedness so cancelled. In computing the amount of Restricted Payments previously made for purposes of clause (B) of the preceding paragraph, Restricted Payments under the immediately preceding clauses (i), (iv), (vi),
(vii) and (viii) shall be included.

     Limitation on Transactions with Affiliates. The Indenture provides that the Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of related transactions with, or for the benefit of, any of their respective Affiliates or any beneficial holder of 10% or more of any class of Voting Stock of the Company or any officer or director of the Company or any Restricted Subsidiary (each, an "Affiliate Transaction"), unless

(i) such Affiliate Transaction is on terms that are no less favorable to the Company or the Restricted Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from Persons who do not have such a relationship and (ii) with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate payments or value equal to or greater than $5.0 million, the Company shall have delivered an officer's certificate to the Trustee certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with the preceding clause (i) and, with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate payments or value equal to or greater than $10.0 million, further certifying that such Affiliate Transaction or series of Affiliate Transactions has been approved by a majority of the Board of Directors of the Company, including a majority of the disinterested directors of the Board of Directors of the Company.

     Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and the Restricted Subsidiaries who are Guarantors; (ii) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business (including customary benefits thereunder) and payments under any indemnification arrangements permitted by applicable law; (iii) the issue and sale by the Company to its stockholders of Capital Stock (other than Redeemable Capital Stock); (iv) any dividends made in compliance with "Limitation on Restricted Payments" above; (v) loans and advances to officers, directors, employees and consultants of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business; (vi) transactions with or by any Accounts Receivable Subsidiary made in the ordinary course of business and transactions related to any proprietary credit card issued by or for the benefit of the Company or an Affiliate of the Company in the ordinary course of business; (vii) any agreement or Affiliate Transactions as in effect on the Issue Date and any transaction contemplated thereby; and (viii) tax sharing agreements between the Company and any of its Subsidiaries providing for the payment by such Subsidiary of an amount equal to the hypothetical United States tax liability of the Subsidiary as if such Subsidiary had filed its own U.S. federal tax return for any given taxable year.

     Disposition of Proceeds of Asset Sales. The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (ii) at least 75% of such consideration consists of
(A) cash or Cash Equivalents, (B) properties and capital assets to be used in the same line of business being conducted by the Company or any Restricted Subsidiary at such time or (C) Capital Stock in any Person which thereby becomes a Wholly Owned Restricted Subsidiary whose assets consist primarily of properties and capital assets used in the same line of business being conducted by the Company or any Restricted Subsidiary at such time. In lieu of the consideration described in clause (ii) above, the Company or any Restricted Subsidiary may receive consideration from an Asset Sale or Asset Sales consisting of obligations payable to the sellers of such asset or assets in an aggregate amount not to exceed $25.0 million at any time outstanding; provided, however, that all consideration received from an Asset Sale or Asset Sales in excess of such $25.0 million shall be subject to the next preceding sentence. The amount of any (i) Indebtedness of a Restricted Subsidiary that is not a Guarantor that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries (and excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale) and (ii) notes or other similar obligations received by the Company or any Restricted Subsidiary from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within thirty days of the related Asset Sale) by the Company or the Restricted Subsidiaries into cash shall be deemed to be cash, in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries.

     The Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to
(i) repay Indebtedness of the Company or any Guarantor which is secured by a Lien on the assets or property of the Company or any Guarantor which was the subject of such Asset Sale and permanently reduce any related commitment, (ii) repay Indebtedness (other than Subordinated Indebtedness) of any Restricted Subsidiary that is not a Guarantor in respect of which neither the Company nor any Guarantor is liable and permanently reduce any related commitment, (iii) repay any Indebtedness (other than Subordinated Indebtedness) of the Company or any Guarantor not repaid pursuant to the preceding clause (i) or (ii), or (iv) make Asset Acquisitions or acquire, construct or improve properties or capital assets, in each case, to be used in the same line of business being conducted by the Company or any Restricted Subsidiary at such time.

     To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied within 365 days of such Asset Sale as described in clause (i), (ii),
(iii) or (iv) of the immediately preceding paragraph (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company shall, within 20 days after such 365th day, make an offer to purchase (the "Asset Sale Offer") all outstanding Notes up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date; provided, however, that the Asset Sale Offer may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $10.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph. Notwithstanding the foregoing, the Company may retain up to $20.0 million of Net Cash Proceeds of Asset Sales without applying it as required by the foregoing.

     With respect to any Asset Sale Offer effected pursuant to this covenant, among the Notes, to the extent the aggregate principal amount of Notes tendered pursuant to such Asset Sale Offer exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase thereof, such Notes shall be purchased pro rata based on the aggregate principal amount of such Notes tendered by each holder. To the extent the Unutilized Net Cash Proceeds exceed the aggregate amount of Notes tendered by the holders of the Notes pursuant to such Asset Sale Offer, the Company may retain and utilize any portion of the Unutilized Net Cash Proceeds not applied to repurchase the Notes for any purpose consistent with the other terms of the Indenture.

     In the event that the Company makes an Asset Sale Offer, the Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, and any other applicable securities laws or regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indenture relating to such Asset Sale Offer occurring as a result of such compliance shall not be deemed a Default or an Event of Default.

     Limitation on Liens. The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens), upon any of its property or assets, whether now owned or acquired after the Issue Date, or any proceeds therefrom, or assign or convey any right to receive income therefrom to secure either (i) Subordinated Indebtedness, unless the Notes, in the case of the Company, and the Guarantees, in the case of a Restricted Subsidiary that is a Guarantor, are secured by a Lien on such property, assets or proceeds that is senior in priority to the Liens securing such Subordinated Indebtedness or (ii) any other Indebtedness, unless the Notes and the Guarantees, in the case of a Restricted Subsidiary that is a Guarantor, are equally and ratably secured thereby.

     Limitation on Guarantees by Restricted Subsidiaries. The Indenture provides that the Company will not cause or permit any of the Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of the Company or any Restricted Subsidiary ("Other Indebtedness"), except for guarantees to suppliers, lessors, licensees, contractors, franchises or customers incurred in the ordinary course of business, unless such Subsidiary
(A) is a Guarantor or (B) simultaneously executes and delivers a supplemental indenture to the Indenture pursuant to which it will become a Guarantor under the Indenture; provided, however, that if such Other Indebtedness is (i) Indebtedness that is ranked pari passu in right of payment with the Notes or the Guarantee of such Restricted Subsidiary, as the case may be, the Guarantee of such

Subsidiary shall be pari passu in right of payment with the guarantee of the Other Indebtedness; or (ii) Subordinated Indebtedness, the Guarantee of such Subsidiary shall be senior in right of payment to the guarantee of the Other Indebtedness (which guarantee of such Subordinated Indebtedness shall provide that such guarantee is subordinated to the Guarantees of such Subsidiary to the same extent and in the same manner as the other Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as the case may be).

     Restrictions on Preferred Stock of Restricted Subsidiaries. The Indenture provides that the Company will not sell, and will not cause or permit any of the Restricted Subsidiaries to issue, any Preferred Stock of any Restricted Subsidiary (other than to the Company or to a Wholly-Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly-Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist, or enter into any agreement with any Person that would cause to become effective, any consensual encumbrance or restriction of any kind, on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distribution on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, to the Company or any other Restricted Subsidiary, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary or (d) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except any encumbrance or restriction (i) with respect to a Restricted Subsidiary that is not a Restricted Subsidiary on the Issue Date, in existence at the time such Person becomes a Restricted Subsidiary (but not created in contemplation thereof); provided, however, that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary, or the properties or assets of the Company or any Restricted Subsidiary, other than such Person; (ii) arising as a result of customary non-assignment provisions in leases entered into in the ordinary course of business; (iii) existing under any agreement governing the terms of or otherwise arising as a result of Purchase Money Indebtedness (other than Indebtedness incurred to finance an Asset Acquisition) for property acquired in the ordinary course of business that only imposes encumbrances and restrictions on the property so acquired; (iv) contained in any agreement for the sale or disposition of the Capital Stock or assets of any Restricted Subsidiary; provided, however, that such encumbrances and restrictions described in this clause (iv) are only applicable to such Restricted Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with "Disposition of Proceeds of Asset Sales" above to the extent applicable thereto; or (v) existing under any agreement that refinances or replaces the agreements containing the encumbrance or restrictions in the foregoing clause (i); provided, however, that the terms and conditions of any such restrictions permitted under this clause (v) are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness refinanced.

     Limitation on Designations of Unrestricted Subsidiaries. The Indenture provides that the Company may designate after the Issue Date any Subsidiary (other than a Guarantor) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (b) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the Fair Market Value of the Company's interest in such Subsidiary on such date calculated in accordance with GAAP;

          (c) the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Indebtedness" at the time of such Designation (assuming the effectiveness of such Designation).

     In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "-- Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

     The Indenture further provides that (i) the Company shall not and shall not cause or permit any Restricted Subsidiary to at any time (x) provide credit support for, or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) (other than Permitted Investments in Unrestricted Subsidiaries) or (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary and (ii) no Unrestricted Subsidiary shall at any time guarantee or otherwise provide credit support for any obligation of the Company or any Restricted Subsidiary. For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary.

     The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

          (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

          (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture;

          (c) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Indebtedness), immediately after giving effect to such proposed Revocation, and the incurrence of any such additional Indebtedness, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Indebtedness"; and

          (d) any transaction (or series of related transactions) between such Subsidiary and any of its Affiliates that occurred while such Subsidiary was an Unrestricted Subsidiary would be permitted by "-- Limitation on Transactions with Affiliates" above as if such transaction (or series of related transactions) had occurred at the time of such Revocation.

     All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

     Reporting Requirements. The Indenture provides that the Company will file with the Commission, the Trustee and the Initial Purchasers, the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, whether or not the Company has a class of securities registered under the Exchange Act.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

     The Indenture provides that the Company will not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any Person or Persons, and that the Company will not permit any of the Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries (determined on a consolidated basis for the Company and the Restricted Subsidiary), to any other Person or Persons, unless at the time and after giving effect thereto (i) either (A)(1) if the transaction or transactions is a merger or consolidation involving the Company, the Company shall be the surviving Person of such merger or consolidation or (2) if the transaction or transactions is a merger or consolidation involving a Restricted Subsidiary, such Restricted Subsidiary shall be the surviving Person of such merger or consolidation, or
(B)(1) the Person formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, substantially as an entirety, are transferred (any such surviving Person or transferee Person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (2)(x) in the case of a transaction involving the Company, the Surviving Entity shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes, the Notes and the Indenture and the Registration Rights Agreement and, in each case, the Notes, the Notes, the Indenture and the Registration Rights Agreement shall remain in full force and effect, or (y) in the case of a transaction involving a Restricted Subsidiary that is a Guarantor, the Surviving Entity shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Restricted Subsidiary under its Guarantee, the Indenture and the Registration Rights Agreement, and, in each case, such Guarantee, the Indenture and the Registration Rights Agreement shall remain in full force and effect; (ii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis, no Default shall have occurred and be continuing; and (iii) the Company, or the Surviving Entity, as the case may be, immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Indebtedness" covenant described above.

     No Guarantor (other than a Guarantor whose Guarantee is to be released in accordance with the terms of its Guarantee and the Indenture as provided in the second sentence under "Limitation on Guarantees by Restricted Subsidiaries" above) shall, in any transaction or series of related transactions, consolidate with or merge with or into another Person, whether or not such Person is affiliated with such Guarantor and whether or not such Guarantor is the Surviving Entity, unless (i) the Surviving Entity (if other than such Guarantor) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia; (ii) the Surviving Entity (if other than such Guarantor) expressly assumes by a supplemental indenture all the obligations of such Guarantor under its Guarantee and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed by such Guarantor and (iii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis, no Default shall have occurred and be continuing.

     In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture. In addition, each Guarantor, unless it is the other party to the transaction or unless its Guarantee will be released and discharged in accordance with its terms as a result of the transaction, will be required to confirm, by supplemental indenture, that its Guarantee will continue to apply to the obligations of the Company or the Surviving Entity under the Indenture.

     Upon any consolidation or merger of the Company or any Guarantor or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company or a Guarantor is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Company or such Guarantor is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, the Notes and the Registration Rights Agreement, as the case may be, or such Guarantor, as the case may be, under the Indenture, and the Guarantee of such Guarantor and the Registration Rights Agreement, as the case may be, with the same effect as if such successor corporation had been named as the Company or Guarantor, as the case may be, therein; and thereafter, except in the case of (a) a lease or (b) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of the Company or such Guarantor, the Company or such Guarantor, as the case may be, shall be discharged from all obligations and covenants under the Indenture and the Notes and/or the Guarantee of such Guarantor, as the case may be.

     The Indenture provides that for all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants described in "-- Limitation on Indebtedness", "-- Limitation on Restricted Payments" and
"-- Limitation on Liens"), Subsidiaries of any Surviving Entity shall, upon such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated as Unrestricted Subsidiaries pursuant to and in accordance with "-- Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

EVENTS OF DEFAULT

     The following will be "Events of Default" under the Indenture:

          (i) default in the payment of the principal of or premium, if any, when due and payable, on any of the Notes (at its Stated Maturity, upon optional redemption, required purchase, sinking fund, scheduled principal payment or otherwise); or

          (ii) default in the payment of an installment of interest on any of the Notes, when due and payable, continued for 30 days or more; or

          (iii) the Company or any Guarantor fails to comply with any of its obligations described under "-- Consolidation, Merger, Sale of Assets, Etc.," "Certain Covenants -- Change of Control" or "-- Certain Covenants -- Disposition of Proceeds of Asset Sales"; or

          (iv) the Company or any Guarantor fails to perform or observe any other term, covenant or agreement contained in the Notes, the Guarantees or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 45 days after written notice of such failure requiring the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding; or

          (v) default or defaults under one or more agreements, indentures or instruments under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $25.0 million individually or in the aggregate and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults results in the acceleration of the maturity of such Indebtedness; or

          (vi) any Guarantee ceases to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the terms of the Indenture); or

          (vii) one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $25.0 million either individually or in the aggregate shall have been rendered against the Company or any Restricted Subsidiary or any of their respective properties and shall not have been discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment, order or decree, by reason of a pending appeal or otherwise, shall not be in effect; or

          (viii) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Material Subsidiary shall have occurred.

     If an Event of Default (other than as specified in clause (viii) with respect to the Company), shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes due and payable immediately, upon which declaration, all such amounts payable in respect of the Notes will become and be immediately due and payable. If an Event of Default specified in clause (viii) above with respect to the Company occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

     After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

     The holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

     No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

     The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company and the Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five business days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, terminate the obligations of the Company and the Guarantors with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers,

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

trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Guarantor with respect to certain covenants that are set forth in the Indenture, some of which are described under "-- Certain Covenants" above, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

     In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes at maturity; (ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default shall have occurred and be continuing on the date of such deposit or insofar as clause (viii) under the first paragraph under "-- Events of Default" is concerned, at any time during the period ending on the 91st day after the date of deposit; (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company or any Guarantor; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company or any Guarantor has paid all other sums payable under the Indenture by the Company and the Guarantors; and
(iii) the Company and each of the Guarantors have delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

     From time to time, the Company and the Guarantors, when authorized by resolutions of their boards of directors, and the Trustee may, without the consent of the holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the

Trust Indenture Act of 1939, as amended, or making any change that does not materially adversely affect the legal rights of any holder; provided, however, that the Company has delivered to the Trustee an Opinion of Counsel (as such term is defined in the Indenture) stating that such change does not materially adversely affect the legal rights of any holder. Other amendments and modifications of the Indenture or the Notes may be made by the Company, the Guarantors and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal of or change the Stated Maturity of any Note, or alter the provisions with respect to the redemption or repurchase of the Notes in any manner adverse to the holders of the Notes; (ii) reduce the rate of or change the time for payment of interest on any such Note; (iii) change the place or currency of payment of principal of (or premium) or interest on any such Note; (iv) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture or the Notes subject thereto) or the right of the holders of Notes to institute suit for the enforcement of any payment on or with respect to any such Note or any Guarantee in respect thereof or the modification and amendment provisions of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of each holder therein affected); (v) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default in respect thereof; (vi) waive a default in the payment of principal of, interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration); (vii) modify the ranking or priority of any Note or the Guarantee in respect thereof of any Guarantor in any manner adverse to the holders of the Notes; (viii) modify the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make and consummate a Change of Control Offer upon a Change of Control Triggering Event or an Asset Sale Offer in respect of an Asset Sale or modify any of the provisions or definitions with respect thereto in a manner materially adverse to the holders of Notes affected thereby otherwise than in accordance with the Indenture; or (ix) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture.

     The holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive compliance by the Company and the Guarantors with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount of the Notes, on behalf of all holders of the Notes, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the Notes), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Notes tendered pursuant to an Offer to Purchase pursuant thereto, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each Note that is affected.

GOVERNING LAW

     The Indenture and the Notes and the Guarantees are governed by the laws of the State of New York, without regard to the principles of conflicts of law.

CERTAIN DEFINITIONS

     "Accounts Receivable Subsidiary" means Younkers Credit Corporation and Proffitt's Credit Corporation and any other present or future Subsidiary (including any credit card bank) of the Company that is, directly or indirectly, wholly owned by the Company (other than director qualifying shares) and organized for the purpose of and engaged in (i) purchasing, financing, and collecting accounts receivable obligations of customers of the Company or its Subsidiaries, (ii) issuing credit cards and financing accounts receivable obligations of customers of the Company and its Subsidiaries, (iii) the sale or financing of such accounts receivable or interests therein and (iv) other activities incident thereto.

     "Acquired Indebtedness" means, with respect to any specified Person Indebtedness of any other Person (i) assumed in connection with an Asset Acquisition from such Person or (ii) existing at the time such Person becomes a Restricted Subsidiary of any other Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Asset Acquisition or such Person becoming such a Restricted Subsidiary).

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person (other than the G.R. Herberger's 401(k) Employee Stock Purchase Plan and Employment Stock Ownership Plan). For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Affiliate Transaction" has the meaning set forth under "-- Limitation on Transactions with Affiliates."

     "Asset Acquisition" means (i) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary or will be merged or consolidated with or into the Company or any Restricted Subsidiary or (ii) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of the assets of such Person, or any division or line of business of such Person, or which is otherwise outside of the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance or transfer or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or a Restricted Subsidiary, in one or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the assets of any division or line of business of the Company or any Restricted Subsidiary; or (iii) any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" will not include (a) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is governed by the provisions described under the first paragraph of "Consolidation, Merger, Sale of Assets, Etc."; (b) sales of surplus and other property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be; or (c) any transaction consummated in compliance with "-- Certain Covenants -- Limitation on Restricted Payments." For purposes of the covenant described under "Disposition of Proceeds of Asset Sales," the term "Asset Sale" shall not include any sale, conveyance, transfer, lease or other disposition of (x) any property or asset, whether in one transaction or a series of related transactions (1) constituting a Capitalized Lease Obligation or a transfer consisting solely of a grant of a security interest permitted by the Indenture or (2) involving assets with a Fair Market Value not in excess of $1.0 million, (y) accounts receivable to an Accounts Receivable Subsidiary or to third parties that are not Affiliates of the Company or any Subsidiary of the Company in the ordinary course of business or (z) the sale, transfer or other disposition of shares of Capital Stock or Indebtedness of an Unrestricted Subsidiary or Permitted Investments (other than Permitted Investments of the type described under clause (f) of the definition thereof) to a third party that is not an Affiliate of the Company or any Subsidiary of the Company.

     "Asset Sale Offer" has the meaning set forth under "-- Disposition of Proceeds of Asset Sales."

     "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

     "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed ) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP consistently applied.

     "Cash Equivalents" means, at any time, (i) any evidence of Indebtedness with a maturity of not more than one year issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit, Eurodollar time deposits or bankers' acceptances with a maturity of not more than one year of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million; (iii) commercial paper with a maturity of not more than one year issued by a corporation that is not an Affiliate of the Company organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Group, at least P-1 by Moody's Investors Service, Inc. the equivalent of any such category of Standard & Poor's Ratings Group or Moody's Investor Services, Inc. used by another nationally recognized Rating Agency; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above; and (v) transaction deposit accounts with domestic commercial banks.

     "Change of Control" means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company): (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Stock of the Company; (ii) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, other than any such transaction where the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction and the preceding clause (i) is not applicable; (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such board or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iv) any order, judgment or decree shall be entered against the Company decreeing the dissolution or liquidation of the Company and such order shall remain undischarged or unstayed for a period in excess of sixty days.

     "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

     "Change of Control Offer" has the meaning set forth under "-- Change of Control Triggering Event."

     "Consolidated Cash Flow Available for Fixed Charges" means, for any period,
(i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) to the extent reducing Consolidated Net Income, Consolidated Non-cash Charges, (c) to the extent reducing Consolidated Net Income, Consolidated Interest Expense, and (d) to the extent reducing Consolidated Net Income, Consolidated Income Tax Expense less (ii)(A) all non-cash items increasing Consolidated Net Income for such period and (B) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available for Fixed Charges in any prior period.

     "Consolidated Fixed Charge Coverage Ratio" means the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of the Company for the four full fiscal quarters immediately preceding the date of the transaction for which consolidated financial information of the Company is available (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of the Company for such Four Quarter Period. For purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" will be calculated, without duplication, after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of the Company or any of the Restricted Subsidiaries during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence occurred on the first day of the Reference Period, (ii) an adjustment to eliminate or include, as applicable, the Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges of the Company directly attributable to assets which are the subject of any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period, (iii) the retirement of Indebtedness during the Reference Period which cannot thereafter be reborrowed occurring as if retired on the first day of the Reference Period and (iv) an adjustment to eliminate the Restructuring Charges. For purposes of calculating "Consolidated Fixed Charges" for this "Consolidated Fixed Charge Coverage Ratio," interest on Indebtedness incurred during the Reference Period under any revolving credit facility which may be borrowed and repaid without reducing the commitments thereunder shall be the actual interest during the Reference Period. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter will be deemed to accrue at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined on a fluctuating basis like prime or a similar rate or a factor thereof, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date shall be deemed to have been in effect during the Reference Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements. If the Company or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the above definition will give effect to the incurrence of such guaranteed Indebtedness as if the Company or any Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

     "Consolidated Fixed Charges" means, for any period, the sum of, without duplication, the amounts for such period of (i) Consolidated Interest Expense; and (ii) the product of (x) the aggregate amount of cash dividends and other distributions paid, accrued or scheduled to be paid or accrued during such period in respect of Redeemable Capital Stock times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then-current effective consolidated federal, state and local tax rate of such Person expressed as a decimal.

     "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, without duplication, the sum of (a) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (i) any amortization of debt discount attributable to such period, (ii) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (v) all capitalized interest and all accrued interest, and (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period and as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, for any period, the consolidated net income (or net loss) of the Company and the Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto), (ii) income of the Company and the Restricted Subsidiaries derived from or in respect of Investments in Unrestricted Subsidiaries, except to the extent that cash dividends or distributions are actually received by the Company or a Restricted Subsidiary, (iii) the portion of net income (or net loss) of the Company and the Restricted Subsidiaries allocable to minority interests in unconsolidated Persons, except to the extent that cash dividends or distributions are actually received by the Company or one of the Restricted Subsidiaries, (iv) net income (or net loss) of any Person combined with the Company or one of the Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,
(v) gains or losses in respect of any Asset Sales by the Company or any of the Restricted Subsidiaries (on an after-tax basis and net of fees and expenses relating to the transaction giving rise thereto), and (vi) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, amortization and other noncash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income for such period (other than any non-cash item requiring an accrual or reserve for cash disbursements in any future period), determined on a consolidated basis in accordance with GAAP.

     "covenant defeasance" has the meaning set forth under "-- Defeasance or Covenant Defeasance of Indenture."

     "Credit Facility" means the Credit Agreement dated as of October 11, 1996, among the Company, NationsBank of Texas, National Association, as Agent, and the other financial institutions signatory thereto, as in effect on the Issue Date, and as such agreement may be amended, renewed, extended, substituted, refinanced, replaced, supplemented or otherwise modified from time to time, and includes related notes, guarantees and other agreements executed in connection therewith.

     "Currency Agreement" means the obligations of any Person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "defeasance" has the meaning set forth under "-- Defeasance or Covenant Defeasance of Indenture."

     "Designation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Designation Amount" has the meaning set forth under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Event of Default" has the meaning set forth under "-- Events of Default."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

     "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith conclusively evidenced by a board resolution thereof delivered to the Trustee or, with respect to any asset valued at up to $1.0 million, such determination may be made by a duly authorized officer of the Company evidenced by an officer's certificate delivered to the Trustee.

     "Foreign Subsidiary" means a Restricted Subsidiary not organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof.

     "Four Quarter Period" has the meaning set forth in the definition of "Consolidated Fixed Charge Coverage Ratio."

     "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

     "Guarantee" means the guarantee by each of the Subsidiary Guarantors of the Notes and the Company's obligations under the Indenture.

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other Person's financial condition or to cause any other Person to achieve certain levels of operating results.

     "Guarantor" means (i) each of G.R. Herberger's Inc., Parisian, Inc., McRae's, Inc., McRae's Stores Partnership and McRae's of Alabama, Inc., and their respective successors and (ii) each other Subsidiary formed, created or acquired before or after the Issue Date required to become a Guarantor after the Issue Date pursuant to "-- Certain Covenants -- Limitation on Guarantees by Restricted Subsidiaries."

     "incur" has the meaning set forth in "-- Certain Covenants -- Limitation on Indebtedness."

     "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payable and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit (but excluding obligations with respect to trade letters of credit to the extent such trade letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed not later than the third business day following receipt by such Person of a demand for reimbursement), bankers' acceptances or other similar credit transaction and in connection with any agreement obligating such Person to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (iv) all Capitalized Lease Obligations of such Person, (v) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (vi) all guarantees by such Person of Indebtedness of another Person (other than

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

guarantees of operating leases of a Restricted Subsidiary of such Person), (vii) all Redeemable Capital Stock valued at its involuntary maximum fixed repurchase price plus accrued and unpaid dividends, (viii) all net payment obligations under or in respect of Currency Agreements and Interest Rate Protection Obligations of such Person, and (ix) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock. Sales (on a "true-sale" non-recourse basis) and the servicing of receivables transferred from the Company or a Restricted Subsidiary, or transfers of cash, to an Accounts Receivable Subsidiary as a capital contribution or in exchange for Indebtedness of such Accounts Receivable Subsidiary or cash shall not be deemed Indebtedness hereunder.

     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount or any other arrangement involving payments by or to such Person based upon fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including by means of a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person. Investments shall exclude extensions of trade credit in accordance with normal trade practices. In addition to the foregoing, any foreign exchange contract, Currency Agreement, Interest Rate Protection Obligation or similar agreement shall constitute an Investment.

     "Issue Date" means the original issue date of the Notes under the Indenture.

     "Leveraged Subsidiary" means any Restricted Subsidiary that has incurred Indebtedness (other than Acquired Indebtedness pursuant to the first paragraph of the covenant "Limitation on Indebtedness" and Indebtedness described in clauses (iv), (v), (vii), (viii), (ix) and (xi) of the second paragraph of the covenant "Limitation on Indebtedness" and any permitted refinancings or replacements thereof incurred under clause (x)) pursuant to such covenant for so long as such Indebtedness, or any refinancing thereof, is outstanding.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), privilege, security interest, hypothecation, cessation and transfer, assignment for security, claim, deposit arrangement or other encumbrance upon or with respect to any property of any kind, whether real, personal or mixed, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement.

     "Material Subsidiary" means each Restricted Subsidiary of the Company that is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act (as such regulation is in effect on the Issue Date).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale,

(ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve).

     "Other Indebtedness" has the meaning set forth under "-- Certain Covenants -- Limitation on Guarantees of Restricted Subsidiaries."

     "Parisian Notes" means the 9 7/8% Senior Subordinated Notes due 2003 of Parisian.

     "Permitted Indebtedness" has the meaning set forth under "-- Certain Covenants -- Limitation on Indebtedness."

     "Permitted Investment" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) loans, extensions of credit and advances to officers, directors and employees which are outstanding on the Issue Date or which do not exceed $7.5 million in the aggregate at any one time outstanding and payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (d) Interest Rate Protection Obligations permitted under clause (vii) of the second paragraph under "-- Limitation on Indebtedness" and Currency Agreements; (e) Investments by any Restricted Subsidiary in the Company; (f) Investments by the Company or any Restricted Subsidiary in a Restricted Subsidiary that is a Guarantor or another Person, if as a result of or in connection with such Investment such other Person becomes a Restricted Subsidiary; (g) Investments represented by accounts receivable created or acquired in the ordinary course of business; (h) Investments in the form of the sale (on a "true-sale" non-recourse basis) or the servicing of receivables transferred from the Company or any Restricted Subsidiary, or transfers of cash, to an Accounts Receivable Subsidiary as a capital contribution or in exchange for Indebtedness of such Accounts Receivable Subsidiary or cash in the ordinary course of business; (i) Investments representing capital stock or obligations issued to the Company or any Restricted Subsidiary in settlement of claims against any other Person by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or such Restricted Subsidiary; (j) loans or other advances to vendors in connection with in-store merchandising to be repaid either on a lump-sum basis or over a period of time by delivery of merchandise; (k) Investments in credit card receivables arising from any proprietary credit card issued by or for the benefit of the Company or an Affiliate of the Company and
(l) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under "-- Disposition of Proceeds of Asset Sales" (other than pursuant to the second sentence of the first paragraph thereof).

     "Permitted Liens" means (a) Liens on property of (or on shares of Capital Stock or debt securities of) a Person existing at the time such Person (i) is merged into or consolidated with the Company or any Restricted Subsidiary or
(ii) becomes a Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger, consolidation or acquisition; (b) Liens imposed by law such as landlords', carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith and by appropriate proceedings; (c) Liens existing on the Issue Date; (d) Liens securing only the Notes; (e) Liens in favor of the Company or Liens on any property or assets of a Subsidiary (or on shares of Capital Stock or debt securities of a Subsidiary) in favor of the Company or any Restricted Subsidiary; (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for more than 90 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (g) easements, reservation of rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company and the Restricted Subsidiaries;
(h) Liens resulting from the deposit of cash or notes in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation, surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, obligations under franchise arrangements entered into in the ordinary course of business and other obligations of a similar nature arising in the ordinary course of business; (i) Liens securing any revolving credit facility under the Credit Facility; (j) Liens securing Indebtedness consisting of Capitalized Lease Obligations, Purchase Money Indebtedness (other than Indebtedness incurred to finance an Asset Acquisition), mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or the Restricted Subsidiaries, or repairs, additions or improvements to such assets; provided, however, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or the Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the incurrence of such Indebtedness is permitted by "-- Certain Covenants -- Limitation on Indebtedness" above and (IV) such Liens attach prior to 90 days after such purchase, construction, installation, repair, addition or improvement; (k) Liens to secure any Refinancings (or successive Refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto); (l) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice; (m) Liens on and pledges of the capital stock of (A) any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary and (B) an Accounts Receivable Subsidiary; (n) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and the Restricted Subsidiaries, taken as a whole; (o) any interest or title of a lessor in any property that is (i) subject to any lease or (ii) located on the real property subject to any lease; (p) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business and (r) Liens on the property or assets or Capital Stock of Accounts Receivable Subsidiaries and Liens arising out of any sale of accounts receivable in the ordinary course to or by an Accounts Receivable Subsidiary.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

     "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any real or personal property; provided, however, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness).

     "Rating Agencies" means (i) Standard & Poor's Ratings Group and (ii) Moody's Investor Service, Inc. or (iii) if Standard & Poor's Ratings Group or Moody's Investors Service, Inc. or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for Standard & Poor's Ratings Group, Moody's Investors Service, Inc. or both, as the case may be.

     "Rating Category" means (i) with respect to Standard & Poor's Ratings Group, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's Investors Service, Inc., any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of Standard & Poor's Ratings Group or Moody's Investors Service, Inc. used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for Standard & Poor's Ratings Group; 1, 2 and 3 for Moody's Investors Service, Inc.; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to Standard & Poor's Ratings Group, a decline in a rating from BB- to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

     "Rating Date" means the date which is 90 days prior to the earlier of (i) a Change of Control and (ii) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

     "Rating Decline" means the occurrence of the following on, or within 90 days after, the earlier of (i) the occurrence of a Change of Control and (ii) the date of public notice of the occurrence of a Change of Control or of the public notice of the intention of the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrading by any of the Rating Agencies): (a) in the event that the Notes have an Investment Grade Rating, the rating of the Notes by both such Rating Agencies shall be reduced below Investment Grade, or (b) in the event the Notes are rated below Investment Grade by both such Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

     "Redeemable Capital Stock" means any class or series of Capital Stock to the extent that, either by its terms, by the terms of any security into which it is convertible or exchangeable, or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final stated maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such maturity, or is convertible into or exchangeable for debt securities at any time prior to such maturity.

     "Reference Period" has the meaning set forth under the definition of "Consolidated Fixed Charge Coverage Ratio."

     "Refinance" means, with respect to any Indebtedness, any refinancing, redemption, retirement, renewal, replacement, extension or refunding of such Indebtedness.

     "Restricted Payment" has the meaning set forth under "-- Certain Covenants -- Limitation on Restricted Payments."

     "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Restructuring Charges" means all nonrecurring charges related to Asset Acquisitions and Asset Sales, including merger, restructuring and integration charges incurred or accrued during the last full fiscal year of the Company ending prior to the Issue Date.

     "Revocation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Securities Act" mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

     "Stated Maturity" means, with respect to any Note or any installment of interest thereon, the dates specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest is due and payable.

     "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding shares of Voting Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of the shares of Voting Stock are at the time, directly or indirectly, owned by such first named Person.

     "Subordinated Indebtedness" means, with respect to the Company, Indebtedness of the Company which is expressly subordinated in right of payment to the Notes or, with respect to any Guarantor, Indebtedness of such Guarantor which is expressly subordinated in right of payment to the Guarantee of such Guarantor.

     "Surviving Entity" has the meaning set forth under "Consolidations, Mergers, Sale of Assets, Etc."

     "Transaction Date" has the meaning set forth in the definition of "Consolidated Fixed Charge Coverage Ratio."

     "Unrestricted Subsidiary" means each Accounts Receivable Subsidiary and each Subsidiary of the Company (other than a Guarantor) designated as such pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries." Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Unutilized Net Available Proceeds" has the meaning set forth under "-- Certain Covenants -- Disposition of Proceeds of Asset Sales."

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary of which 100% of the outstanding Capital Stock is owned by the Company and/or another Wholly-Owned Restricted Subsidiary. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Restricted Subsidiary.

BOOK-ENTRY; DELIVERY AND FORM

  Series A Notes

     Series A Notes originally offered and sold to QIBs in reliance on Rule 144A under the Securities Act, are represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "Rule 144A Global Note") which has been registered in the name of Cede & Co., as nominee of DTC on behalf of purchasers of the Series A Notes represented thereby for credit to the respective accounts of such purchasers (or to such other accounts as they may direct) at DTC.

     Series A Notes originally offered and sold in reliance on Regulation S under the Securities Act, if any, were initially represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "Regulation S Global Note") which was registered in the name of Cede & Co., as nominee of DTC and deposited on behalf of the purchasers of the Series A Notes represented thereby with a custodian for DTC for credit to the respective accounts of such purchasers (or to such other accounts as they directed) at the Euroclear System ("Euroclear") or Cedel Bank, societe anonyme ("Cedel"). Prior to the 40th day after the later of the commencement of the issuance of the Series A Notes and the Issue Date, interests in the Regulation S Global Note may only be held through Euroclear or Cedel.

     Series A Notes (a) originally purchased by or transferred to Accredited Investors who are not QIBs or (b) held by QIBs who elected to take physical delivery of their certificates instead of holding their interest through the Rule 144A Global Note (and which are thus ineligible to trade through DTC) (the "Series A Non-Global Purchasers") will be issued in fully registered form ("Series A Certificated Notes"). Upon the transfer of such Series A Certificated Notes to a QIB or in an offshore transaction under Rule 903 or 904 of Regulation S under the Securities Act, such Series A Certificated Notes will, unless such Rule 144A Global Note has previously been exchanged in whole for Series A Certificated Notes, be exchanged for an interest in the Rule 144A Global Note and/or the Regulation S Global Note upon delivery of appropriate certifications to the Trustee. Transfers of Series A Certificated Notes, any interest in the Rule 144A Global Note and any interest in the Regulation S Global Note will be subject to certain restrictions.

  Exchange Notes

     Exchange Notes issued in exchange for Series A Notes originally offered and sold (i) to QIBs in reliance on Rule 144A under the Securities Act, (ii) to Accredited Investors or (iii) in reliance on Regulation S under the Securities Act will be represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "Exchange Global Note"; and together with the Rule 144A Global Note and the Regulation S Global Note, the "Global Notes"), which will be registered in the name of Cede & Co., as nominee of DTC on behalf of persons who receive Exchange Notes represented thereby for credit to the respective accounts of such persons (or to such other accounts as they may direct) at DTC.

     Exchange Notes issued in exchange for Series A Notes will be issued, upon request, in fully registered form (together with the Series A Certificated Notes, the "Certificated Notes"), but otherwise such holders will only be entitled to registration of their respective Exchange Notes in book-entry form under the Exchange Global Note.

  The Global Notes

     The Company expects that pursuant to procedures established by DTC (a) upon deposit of the Global Notes, DTC or its custodian will credit on its internal system portions of the Global Notes, which shall be comprised of the corresponding respective amount of the Global Notes to the respective accounts of persons who have accounts with such depositary and (b) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined below) and the records of Participants (with respect to interests of persons other than Participants)). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants. Holders may hold their interests in the Global Notes directly through DTC if they are Participants in such system, or indirectly through organizations which are Participants in such system.

     So long as DTC or its nominee is the registered owner or holder of any of the Notes, DTC or such nominee will be considered the sole owner or holder of such Notes represented by the Global Notes for all purposes under the Indenture and under the Notes represented thereby. No beneficial owner of an interest in the Global Notes will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Indenture.

     Payments of the principal of, premium, if any, and interest (including Additional Interest, if any) on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of the principal of, premium, if any, and interest (including Additional Interest, if any) on the Global Notes will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be governed by standing instructions and customary practice as is now the case with Notes held for the accounts of customers registered in the names of nominees for such customers. Such payment will be the responsibility of such Participants.

     Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Notes to persons in states which require physical delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the Global Notes in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the Indenture.

     Before the 40th day after the later of the commencement of the issuance of the Series A Notes and the Issue Date, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note will be made only in accordance with the applicable procedures and upon receipt by the Trustee and the Company of a written certification from the transferor of the beneficial interest in the form provided in the Indenture to the effect that such transfer is being made to a person whom the transferor reasonably believes is a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and as permitted consistent with Regulation S.

     Transfers by an owner of a beneficial interest in the Rule 144A Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before, on or after the 40th day after the later of the commencement of the issuance of the Series A Notes and the Issue Date, will be made only upon receipt by the Trustee and the Company of a certification to the effect that such transfer is being made in accordance with Regulation S. Transfers of Series A Certificated Notes held by institutional Accredited Investors to persons who will hold beneficial interests in the Rule 144A Global Note or the Regulation S Global Note will be subject to certifications provided by the Trustee.

     Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

     DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Notes are credited and only in respect of the aggregate principal amount as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Notes, which it will distribute to its Participants and which, in the case of Series A Certificated Notes, will be legended.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold Notes for its Participants and facilitate the clearance and settlement of Notes transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include Notes brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     Although DTC, Euroclear and Cedel are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants of DTC, Euroclear and Cedel, as applicable, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, Registrar or the Paying Agent will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Notes

     Interests in Global Notes will be exchanged for Certificated Notes if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to the Notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate Certificated Notes to be delivered.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     This summary discusses the material United States federal tax considerations applicable to persons that acquire the Exchange Notes in exchange for Series A Notes that were sold to the Initial Purchasers and to subsequent owners of the Exchange Notes. It is not intended to be tax advice to any person, nor is it binding upon the Internal Revenue Service (the "IRS"). This summary is based on the Internal Revenue Code of 1986, as amended (the "Code") and existing and proposed Treasury Regulations, revenue rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action, and such changes may be applied retroactively in a manner that could adversely affect holders of Exchange Notes. This summary deals only with Exchange Notes held as capital assets (within the meaning of Section 1221 of the Code) by a holder that is (i) a citizen or resident of the United States, (ii) a domestic corporation or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of the Exchange Notes of such holder (for the purposes of this section only, holders of Notes are referred to as "Holders"), and does not purport to address all aspects of the possible federal income tax consequences of ownership of Exchange Notes. In particular, and without limiting the foregoing, this summary does not address tax consequences of ownership of an Exchange Note that may be relevant to investors in special tax situations, such as dealers in securities or currencies, tax-exempt persons, certain financial institutions, life insurance companies, persons holding Exchange Notes as part of a "straddle" (as defined in Section 1092 of the Code), a "hedge" (as defined in Section 1256 of the Code), or a "conversion transaction" (as defined in Section 1258 of the Code), persons whose "functional currency" as defined in Section 985 of the Code is not United States dollars, or foreign persons.

INVESTORS CONSIDERING TENDERING SERIES A NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND OTHER TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

     The Company has not sought and will not seek any rulings from the IRS with respect to the positions of the Company discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership or disposition of the Exchange Notes or that any such position would not be sustained.

EXCHANGE OF SENIOR NOTES FOR EXCHANGE NOTES

     The exchange of Series A Notes for Exchange Notes pursuant to the Exchange Offer will not be considered a taxable exchange for U.S. federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Series A Notes. Exchange Notes received by a Holder of Series A Notes will be treated as a continuation of the Series A Notes in the hands of such Holder. Accordingly, there will not be any U.S. federal income tax consequences to Holders exchanging Series A Notes for Exchange Notes in the Exchange Offer. Holders of Exchange Notes will have identical United States federal income tax consequences to Holders of the Series A Notes.

INTEREST PAYMENTS

     Interest on an Exchange Note, other than interest that is not a payment of "qualified stated interest" (as defined below under "Original Issue Discount"), will be taxable to a Holder as ordinary income at the time it is received or accrued, depending on the Holder's method of accounting for tax purposes.

ORIGINAL ISSUE DISCOUNT

     The Series A Notes were issued with certain original issue discount ("OID"). The amount of OID is considered de minimus because the stated redemption price at maturity (100% of par) did not exceed the issue price of the Series A Notes (99.427% of par) by more than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. Similarly, the Exchange Notes will be treated as having a de minimus amount of OID. Accordingly, under applicable Treasury Regulations, a Holder of Exchange Notes must include any such OID in income as stated principal payments are made. The "issue price" of the Notes is the first price at which a substantial number of Series A Notes were sold for money, excluding sales to underwriters, placement agents or wholesalers. The "stated redemption price at maturity" is the sum of all payments to be made on the Series A Notes other than "qualified stated interest". The term "qualified stated interest" means, generally, stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments.

     The OID regulations provide that options relating to a debt instrument may affect whether an instrument has been issued with OID. In the event of a Change of Control Triggering Event, the Company is required to offer to redeem all of the Exchange Notes. The right of Holders of the Exchange Notes to require redemption of the Exchange Notes upon the occurrence of a Change of Control Triggering Event should not affect the yield or maturity date of the Exchange Notes, provided, based on all the facts and circumstances as of the issue date, the likelihood is remote that a Change of Control Triggering Event giving rise to the redemption will occur. The Company has no present intention of treating the redemption provisions of the Exchange Notes as affecting the computation of the yield to maturity of any Exchange Note. See "Description of the Notes -- Change of Control Triggering Event."

EXCHANGE NOTES PURCHASED AT A PREMIUM

     In general, if a Holder acquires an Exchange Note for an amount in excess of its principal amount, the Holder may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the holder's income each year with respect to interest on the Exchange Note is reduced by the amount of amortizable bond premium allocable to such year based on the Exchange Note's yield to maturity. Any such election applies to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held by the Holder at the beginning of the first taxable year to which the election applies or which are acquired thereafter by the Holder, and such election is irrevocable without the consent of the IRS.

MARKET DISCOUNT ON RESALE OF EXCHANGE NOTES

     A Holder of an Exchange Note should be aware that the acquisition or resale of an Exchange Note may be affected by the "market discount" provisions of the Code. The market discount rules generally provide that if a Holder of an Exchange Note acquires the Exchange Note at a market discount (i.e., a discount other than at original issue), any gain recognized upon the disposition of the Exchange Note by the Holder is taxable as ordinary interest income, rather than as capital gain, to the extent such gain does not exceed the accrued market discount on the Exchange Note at the time of the disposition. "Market discount" generally means the excess, if any, of an Exchange Note's stated redemption price at maturity over the price paid by the holder therefor, subject to a de minimis exception. A Holder who acquires an Exchange Note at a market discount also may be required to defer the deduction of a portion of the amount of interest that the Holder paid or accrued during the taxable year on indebtedness incurred or maintained to purchase or carry such Exchange Note, if any.

     Any principal payment on an Exchange Note acquired by a Holder at a market discount is included in gross income as ordinary income (generally, as interest income) to the extent that it does not exceed the accrued market discount at the time of such payment. The amount of the accrued market discount for purposes of determining the tax treatment of subsequent payments on, or dispositions of, the Exchange Note is reduced by the amounts so treated as ordinary income.

     A Holder of an Exchange Note acquired at a market discount may elect to include market discount in gross income, for federal income tax purposes, as such market discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If a Holder makes such an election, the foregoing rules regarding the recognition of ordinary interest income on sales and other dispositions and the receipt of principal payments with respect to such Exchange Note, and regarding the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such Exchange Note, will not apply.

SALE, EXCHANGE OR RETIREMENT OF THE EXCHANGE NOTES

     A Holder will generally recognize gain or loss on the sale or retirement of an Exchange Note equal to the difference between the amount realized on the sale, exchange or retirement of the Exchange Note and the Holder's adjusted tax basis in the Exchange Note. A Holder's adjusted tax basis in an Exchange Note is its cost (or, if applicable, the tax basis of the Series A Note exchanged for the Exchange Note), increased by the amount of any OID included in the Holder's income with respect to the Exchange Note and reduced by the amount of any interest payments on the Exchange Note that are not payments of qualified stated interest. Except to the extent described above under "Original Issue Discount" and "Market Discount," and except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of an Exchange Note is capital gain or loss, provided the Exchange Note was a capital asset in the hands of the Holder, and is long-term capital gain or loss if the Exchange Note was held for more than one year.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on an Exchange Note and payments of the proceeds of the sale of an Exchange Note to certain noncorporate Holders, and a 31% backup withholding tax may apply to such payments if the Holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that he has failed to report payments of interest and dividends properly or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a Holder will be allowed as a credit against such Holder's United States federal income tax and may entitle the Holder to a refund, provided that the required minimum information is furnished to the IRS.

ADDITIONAL INTEREST

     The Company intends to take the position that Additional Interest, if any, on the Notes will be taxable to the Holder as ordinary income in accordance with the Holder's method of accounting for federal income tax purposes. The IRS may take a different position, however, which could affect the timing of both a Holder's income and the Company's deduction with respect to such Additional Interest, if any.

                                 LEGAL MATTERS

     The validity of the Exchange Notes and the Exchange Note Guarantees being offered hereby and certain other legal matters in connection with the Exchange Offer have been passed upon for the Company by Alston & Bird LLP, Atlanta, Georgia, and Sommer & Barnard, PC, Indianapolis Indiana.

                                    EXPERTS

     The consolidated financial statements of Proffitt's appearing elsewhere herein as of February 1, 1997 and February 3, 1996 and for each of the three years in the period ended February 1, 1997, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon and included herein. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements included in this prospectus in the registration statement for the year ended January 28, 1995 as it relates to Younkers, Inc. and subsidiary, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Parisian, Inc. as of February 3, 1996 and January 28, 1995, and for each of the three years in the period ended February 3, 1996, appearing herein, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon, included herein. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                  PAGE
                                                                  ----
Consolidated Financial Statements of Proffitt's, Inc.:
  Report of Independent Accountants -- Coopers & Lybrand
     L.L.P..................................................      F-2
  Independent Auditors' Report -- Deloitte & Touche LLP.....      F-3
  Consolidated Statements of Income for the fiscal years
     ended February 1, 1997, February 3, 1996 and January
     28, 1995...............................................      F-4
  Consolidated Balance Sheets as of February 1, 1997 and
     February 3, 1996.......................................      F-5
  Consolidated Statements of Shareholders' Equity for the
     fiscal years ended February 1, 1997, February 3, 1996,
     and February 28, 1995..................................      F-6
  Consolidated Statements of Cash Flows for the fiscal years ended February 1, 1997, February 3, 1996 and January
     28, 1995...............................................      F-7
  Notes to Consolidated Financial Statements................  F-8 to F-22
Condensed Consolidated Financial Statements of Proffitt's,
  Inc.:
  Condensed Consolidated Balance Sheets as of May 3, 1997,
     February 1, 1997 and May 4, 1996 (unaudited)...........      F-23
  Condensed Consolidated Statements of Income for the three
     months ended May 3, 1997 and May 4, 1996 (unaudited)...      F-24
  Condensed Consolidated Statements of Cash Flows for the
     three months ended May 3, 1997 and May 4, 1996
     (unaudited)............................................      F-25
  Notes to Condensed Consolidated Financial Statements
     (unaudited)............................................  F-26 to F-27
Consolidated Financial Statements of Parisian, Inc.:
  Report of Independent Accountants.........................      F-28
  Consolidated Balance Sheets as of January 28, 1995 and
     February 3, 1996.......................................      F-29
  Consolidated Statements of Operations for the fiscal years ended January 29, 1994, January 28, 1995 and February
     3, 1996................................................      F-30
  Consolidated Statements of Changes in Shareholders' Equity
     for the fiscal years ended January 29, 1994, January
     28, 1995 and February 3, 1996..........................      F-31
  Consolidated Statements of Cash Flows for the fiscal years ended January 29, 1994, January 28, 1995 and February
     3, 1996................................................      F-32
  Notes to Consolidated Financial Statements................  F-33 to F-42

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Proffitt's, Inc.

     We have audited the accompanying consolidated balance sheets of Proffitt's, Inc. and Subsidiaries as of February 1, 1997 and February 3, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended February 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger with Younkers, Inc., which has been accounted for as a pooling of interests as described in Note 2 to the consolidated financial statements. We did not audit the financial statements of Younkers for the year ended January 28, 1995. Such statements reflect total revenues constituting 39.6% of the related consolidated totals in 1994. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Younkers, Inc., is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Proffitt's, Inc. and Subsidiaries as of February 1, 1997 and February 3, 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended February 1, 1997, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Birmingham, Alabama
March 20, 1997

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Younkers, Inc.

     We have audited the accompanying consolidated balance sheet of Younkers, Inc. and subsidiary as of January 28, 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The Company's financial statements as of January 29, 1994 and January 30, 1993 were audited by other auditors whose report, dated March 3, 1994, expressed an unqualified opinion on those financial statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1995 consolidated financial statements present fairly, in all material respects, the consolidated financial position of Younkers, Inc. and subsidiary at January 28, 1995, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Des Moines, Iowa
March 3, 1995

                       PROFFITT'S, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        YEAR ENDED
                                                         -----------------------------------------
                                                         FEBRUARY 1,    FEBRUARY 3,    JANUARY 28,
                                                            1997           1996           1995
                                                         -----------    -----------    -----------
NET SALES..............................................  $1,889,779     $1,661,056     $1,513,444
COSTS AND EXPENSES
  Cost of sales........................................   1,230,454      1,087,619        986,028
  Selling, general and administrative expenses.........     440,502        398,999        352,448
  Other operating expenses
     Property and equipment rentals....................      60,684         50,609         47,857
     Depreciation and amortization.....................      41,037         43,013         40,305
     Taxes other than income taxes.....................      40,403         36,938         34,421
  Expenses related to hostile takeover defense.........                      3,182
  (Gains) losses from long-lived assets................      (1,094)        19,121
  Merger, restructuring and integration costs..........      15,929         20,822
                                                         ----------     ----------     ----------
          OPERATING INCOME.............................      61,864            753         52,385
OTHER INCOME (EXPENSE)
  Finance charge income, net...........................      32,305         31,273         27,934
  Interest expense.....................................     (26,756)       (29,389)       (23,286)
  Other income, net....................................       1,572          4,051          4,826
                                                         ----------     ----------     ----------
          INCOME BEFORE PROVISION FOR INCOME TAXES AND
            EXTRAORDINARY LOSS.........................      68,985          6,688         61,859
Provision for income taxes.............................      31,586          6,047         24,411
                                                         ----------     ----------     ----------
          INCOME BEFORE EXTRAORDINARY LOSS.............      37,399            641         37,448
Extraordinary loss on early extinguishment of debt (net
  of tax)..............................................                     (2,060)
                                                         ----------     ----------     ----------
          NET INCOME (LOSS)............................      37,399         (1,419)        37,448
Preferred stock dividends..............................         796          1,950          1,694
Payment for early conversion of preferred stock........       3,032
                                                         ----------     ----------     ----------
          NET INCOME (LOSS) AVAILABLE TO COMMON
            SHAREHOLDERS...............................  $   33,571     $   (3,369)    $   35,754
                                                         ==========     ==========     ==========
Earnings (loss) per common share
  Primary..............................................  $     1.31     $    (0.15)*   $     1.55
                                                         ==========     ==========     ==========
  Fully diluted........................................  $     1.41     $    (0.15)*   $     1.52
                                                         ==========     ==========     ==========
Weighted average common shares
  Primary..............................................      25,564         23,157         23,046
                                                         ==========     ==========     ==========
  Fully diluted........................................      28,204         23,166         26,301
                                                         ==========     ==========     ==========

---------------

* Loss per share before extraordinary item was $.06, and the loss per share attributable to the extraordinary item was $.09.

  The accompanying notes are an integral part of these consolidated financial statements.

                       PROFFITT'S, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              FEBRUARY 1,   FEBRUARY 3,
                                                                 1997          1996
                                                              -----------   -----------
                                        ASSETS
Current assets
  Cash and cash equivalents.................................  $    3,382     $ 29,178
  Residual interest in trade accounts receivable............      85,400       44,878
  Accounts receivable -- other..............................      20,659       12,158
  Merchandise inventories...................................     447,164      329,733
  Other current assets......................................      27,658       10,106
  Deferred income taxes.....................................      11,700        4,961
                                                              ----------     --------
          Total current assets..............................     595,963      431,014
Property and equipment, net of depreciation.................     510,502      410,256
Goodwill and tradenames, net of amortization................     277,472       52,838
Other assets................................................      19,859       24,905
                                                              ----------     --------
          Total assets......................................  $1,403,796     $919,013
                                                              ==========     ========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Trade accounts payable....................................  $  116,434     $ 87,026
  Accrued expenses..........................................      86,220       60,516
  Accrued compensation and related items....................      19,188       16,155
  Sales taxes payable.......................................      17,196       12,005
  Current portion of long-term debt.........................      12,515       20,118
                                                              ----------     --------
          Total current liabilities.........................     251,553      195,820
Senior debt.................................................     276,810      168,937
Deferred income taxes.......................................      62,000       53,171
Other long-term liabilities.................................      47,768       14,328
Subordinated debt...........................................     225,767      100,505
Redeemable common stock held in ESOP........................                   58,881
Commitments and contingencies
Shareholders' equity
  Preferred stock...........................................                   28,850
  Common stock..............................................       2,802        2,711
  Additional paid-in capital................................     378,016      243,822
  Retained earnings.........................................     168,858       73,469
  Treasury stock at cost (6,811 shares in 1995).............                  (21,481)
  Deferred ESOP compensation................................      (9,778)
                                                              ----------     --------
          Total shareholders' equity........................     539,898      327,371
                                                              ----------     --------
          Total liabilities and shareholders' equity........  $1,403,796     $919,013
                                                              ==========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       PROFFITT'S, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               ADDITIONAL                            DEFERRED         TOTAL
                                          PREFERRED  COMMON     PAID-IN     RETAINED   TREASURY        ESOP       SHAREHOLDERS'
                                            STOCK    STOCK      CAPITAL     EARNINGS    STOCK      COMPENSATION      EQUITY
                                          ---------  ------    ----------   --------   --------    ------------   -------------
Balance at January 29, 1994.............  $     --   $2,651     $223,829    $ 62,701   $(14,076)     $    --        $275,105
  Net income............................                                      37,448                                  37,448
  Issuance of common stock..............                 53        9,941                                               9,994
  Issuance of Series B preferred
    stock...............................     3,296                                                                     3,296
  Issuance of Series A preferred
    stock...............................    28,850                                                                    28,850
  Income tax benefits related to
    exercised stock options.............                             112                                                 112
  Purchase of treasury stock............                                                 (3,361)                      (3,361)
  Increase in stock held in ESOP........                (30)                 (11,588)                                (11,618)
  Conversion of Series B preferred
    stock...............................    (3,296)      16        3,280
  Preferred stock dividends.............                                      (1,694)                                 (1,694)
  Unrealized gain on released ESOP
    shares..............................                               1                                                   1
  Common stock dividends, $.28 per
    Herberger's share...................                                      (1,126)                                 (1,126)
                                          --------    -----     --------    --------   --------      -------        --------
Balance at January 28, 1995.............    28,850    2,690      237,163      85,741    (17,437)          --         337,007
  Net loss..............................                                      (1,419)                                 (1,419)
  Issuance of common stock..............                 36        6,241                                               6,277
  Income tax benefits related to
    exercised stock options.............                             373                                                 373
  Purchase of treasury stock............                                                 (4,044)                      (4,044)
  Increase in stock held in ESOP........                (15)                  (7,857)                                 (7,872)
  Preferred stock dividends.............                                      (1,950)                                 (1,950)
  Unrealized gain on released ESOP
    shares..............................                              45                                                  45
  Common stock dividends, $.28 per
    Herberger's share...................                                      (1,046)                                 (1,046)
                                          --------    -----     --------    --------   --------      -------        --------
Balance at February 3, 1996.............    28,850    2,711      243,822      73,469    (21,481)          --         327,371
  Net income............................                                      37,399                                  37,399
  Issuance of common stock..............                348      117,437                                             117,785
  Income tax benefits related to
    exercised stock options.............                           3,818                                               3,818
  Purchase of treasury stock............                                                 (2,056)                      (2,056)
  Retirement of treasury stock..........               (689)     (15,789)     (7,059)    23,537
  Reclassification of ESOP stock........                290          (57)     69,907                  (9,778)         60,362
  Unrealized gain on released ESOP
    shares..............................                             122                                                 122
  Preferred stock dividends.............                                        (796)                                   (796)
  Payment for early conversion of
    preferred stock.....................                                      (3,032)                                 (3,032)
  Conversion of Series A preferred
    stock...............................   (28,850)     142       28,663                                                 (45)
  Common stock dividends, $.28 per
    Herberger's share...................                                      (1,030)                                 (1,030)
                                          --------    -----     --------    --------   --------      -------        --------
Balance at February 1, 1997.............  $     --   $2,802     $378,016    $168,858   $     --      $(9,778)       $539,898
                                          ========   ======     ========    ========   ========      =======        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       PROFFITT'S, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                            YEAR ENDED
                                                              ---------------------------------------
                                                              FEBRUARY 1,   FEBRUARY 3,   JANUARY 28,
                                                                 1997          1996          1995
                                                              -----------   -----------   -----------
Operating activities
  Net income (loss).........................................   $  37,399     $ (1,419)     $  37,448
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Extraordinary loss on extinguishment of debt...........                    3,433
     Depreciation and amortization..........................      41,257       43,626         41,013
     Deferred income taxes..................................      17,802      (13,477)         4,480
     (Gains) losses from long-lived assets..................      (1,094)      19,121
     Amortization of deferred compensation..................       1,481        1,363          1,034
     Changes in operating assets and liabilities:
       Trade accounts receivable............................       3,162        5,608         52,580
       Merchandise inventories..............................      17,940       (7,411)         1,219
       Other current assets.................................     (14,351)         710           (952)
       Accounts payable and accrued expenses................     (20,709)      15,553          5,861
       Other................................................        (375)        (503)           580
                                                               ---------     --------      ---------
          Net cash provided by operating activities.........      82,512       66,604        143,263
Investing activities
  Purchases of property and equipment, net..................     (61,031)     (51,469)       (53,293)
  Proceeds from sale of assets..............................       5,410
  Acquisition of Parisian (1996)/Parks-Belk (1995)/McRae's
     (1994).................................................    (119,070)     (10,483)      (184,067)
  Other.....................................................                                  (1,719)
                                                               ---------     --------      ---------
          Net cash used in investing activities.............    (174,691)     (61,952)      (239,079)
Financing activities
  Proceeds from long-term borrowings........................     113,037       32,273         90,983
  Payments on long-term debt................................     (49,318)     (20,345)       (35,161)
  Proceeds from issuance of stock...........................       9,578        2,210         29,166
  Purchase of treasury stock................................      (2,056)      (4,043)        (3,361)
  Payments to preferred and common shareholders.............      (4,858)      (3,139)        (1,954)
                                                               ---------     --------      ---------
          Net cash provided by financing activities.........      66,383        6,956         79,673
                                                               ---------     --------      ---------
          (Decrease) increase in cash and cash
            equivalents.....................................     (25,796)      11,608        (16,143)
Cash and cash equivalents at beginning of year..............      29,178       17,570         33,713
                                                               ---------     --------      ---------
Cash and cash equivalents at end of year....................   $   3,382     $ 29,178      $  17,570
                                                               =========     ========      =========

---------------

Noncash investing and financing activities are further described in the accompanying notes.

  The accompanying notes are an integral part of these consolidated financial statements.

                       PROFFITT'S, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     The Company is a retail organization operating regional department store divisions under the store names of Proffitt's, McRae's, Younkers, Parisian, and Herberger's. The Company's fiscal year ends on the Saturday nearest January 31. Years 1996 and 1994 consisted of 52 weeks and ended on February 1, 1997 and January 28, 1995, respectively. Year 1995 consisted of 53 weeks and ended on February 3, 1996. The financial statements include the accounts of Proffitt's and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

RESIDUAL INTEREST IN TRADE ACCOUNTS RECEIVABLE

     Residual interest in trade accounts receivable represents an owned residual interest in two special purpose subsidiaries that own the Company's proprietary revolving charge accounts. In some cases, the account's terms provide for payments exceeding one year. In accordance with usual industry practice, such receivables are included in current assets. A portion of the finance charge income on these receivables is earned by financial institutions in connection with the sales of interests in accounts receivable (see Note 4).

INVENTORIES

     Inventories are valued at the lower of cost or market as determined by the retail inventory method using last-in, first-out (LIFO) costs for approximately 69% and 86% of the inventories at February 1, 1997 and February 3, 1996, respectively, and using first-in, first-out (FIFO) costs for the balance. At February 3, 1996 the LIFO value of inventory exceeded market, and as a result, inventory was stated at the lower market amount. At February 1, 1997 the LIFO value approximated the FIFO value.

     Inventory costs include invoice cost, freight, and certain purchasing and distribution costs.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets for financial reporting purposes. Gains or losses on the sales of assets are recorded at disposal. At each balance sheet date, the Company evaluates recoverability of property and equipment based upon expectations of nondiscounted cash flows and operating income.

                       PROFFITT'S, INC. AND SUBSIDIARIES

GOODWILL AND TRADENAMES

     The Company has allocated substantially all the cost in excess of fair value of net tangible assets acquired in purchase transactions to goodwill and tradenames, which is being amortized on a straight-line method over 15 to 40 years. The Company recognized amortization charges of $3,369, $1,523 and $1,100 for 1996, 1995 and 1994, respectively. As of February 1, 1997, the accumulated amortization of intangible assets was $6,206. At each balance sheet date, the Company evaluates the recoverability of intangible assets based upon expectations of nondiscounted cash flows and operating income. Based upon its most recent analysis, the Company believes that no impairment of intangible assets exists at February 1, 1997.

EMPLOYEE STOCK OWNERSHIP PLANS

     Shares acquired after January 30, 1994 are accounted for in accordance with SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans." All other unreleased shares are accounted for in accordance with SOP 76-3, "Accounting Practices for Certain Employee Stock Ownership Plans."

STOCK-BASED COMPENSATION

     Compensation cost is measured under the intrinsic value method in accordance with Accounting Principles Bulletin No. 25. Pro forma disclosures of net income and earnings per share are presented, as if the fair value method had been applied, as required by SFAS No. 123.

REVENUES

     Retail sales are recorded on the accrual basis and profits on installment sales are recognized in full when the sales are recorded. Sales are net of returns which are reflected as a period cost at the time of return.

LEASED DEPARTMENT SALES

     The Company includes leased department sales as part of net sales. Leased department sales were $62,804, $73,977 and $71,369 for 1996, 1995 and 1994, respectively.

STORE PRE-OPENING COSTS

     Store pre-opening costs are expensed when incurred.

ADVERTISING COSTS

     Advertising and sales promotion costs are expensed as incurred. Advertising and sales promotion costs were $68,602, $60,232 and $52,206, for 1996, 1995 and 1994, respectively.

INCOME TAXES

     Deferred income taxes reflect the impact of "temporary differences" between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by enacted tax rules and regulations.

EARNINGS PER COMMON SHARE

     Primary earnings per common share have been computed based on the weighted average number of common shares outstanding, including common stock equivalents, after recognition of preferred stock dividends of $796, $1,950 and $1,694 for 1996, 1995 and 1994, respectively, and a payment of $3,032 for early conversion of the preferred stock in 1996.

                       PROFFITT'S, INC. AND SUBSIDIARIES

     The Company's convertible subordinated debentures are not common stock equivalents and are therefore considered only in fully diluted earnings per share when dilutive.

     Common stock issued upon the conversion of the preferred stock in June 1996 has been included in the weighted average number of shares outstanding subsequent to that date for computing primary earnings per share. Fully diluted earnings per share for 1996 have been presented based upon an "as if the shares issued in the conversion were outstanding from the beginning of the year" basis.

     Common shares acquired after January 30, 1994 and held by the ESOP are not considered outstanding for earnings per share calculations until the shares are committed to be released and the related compensation expense recognized.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The new standard, which was effective for all sales of accounts receivable beginning January 1, 1997, requires that a gain be recognized at the time of sale to the extent the fair value of the undivided interest in the receivables sold and the servicing rights retained exceed the carrying value of the receivables. Historically, the Company has recognized the excess interest earned on sold receivables over the life of the receivables. The effect of this accounting change was immaterial to 1996.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." The new standard changes the presentation and method in which earnings per share are computed and is effective for the Company's year ending January 31, 1998. The new standard will be applied on a "retroactive restatement of all prior periods" basis. The Company is currently in the process of ascertaining the impact the new standard will have on its earnings per share amounts for 1996 and prior periods.

NOTE 2 -- MERGERS WITH HERBERGER'S AND YOUNKERS

     On February 1, 1997, Proffitt's, Inc. ("Proffitt's") issued 4,000 shares of its common stock for all the outstanding common stock of G.R. Herberger's, Inc. ("Herberger's") (collectively, the "Company"). Herberger's operated 39 stores in the Midwest. The merger has been accounted for as a pooling of interests and, accordingly, these consolidated financial statements have been restated for all periods to include the results of operations and financial position of Herberger's.

                       PROFFITT'S, INC. AND SUBSIDIARIES

     Separate results of the combined entities were as follows:

                                                                YEAR ENDED
                                                 -----------------------------------------
                                                 FEBRUARY 1,    FEBRUARY 3,    JANUARY 28,
                                                    1997           1996           1995
                                                 -----------    -----------    -----------
Revenue:
  Proffitt's...................................  $1,567,995     $1,333,498     $1,216,498
  Herberger's..................................     321,784        327,558        296,946
                                                 ----------     ----------     ----------
                                                  1,889,779      1,661,056      1,513,444
Extraordinary loss:
  Proffitt's...................................           0         (2,060)             0
  Herberger's..................................           0              0              0
                                                 ----------     ----------     ----------
                                                          0         (2,060)             0
                                                 ==========     ==========     ==========
Net income (loss):
  Proffitt's...................................      43,598         (8,459)        29,744
  Herberger's..................................      (6,199)         7,040          7,704
                                                 ----------     ----------     ----------
                                                 $   37,399     $   (1,419)    $   37,448
                                                 ==========     ==========     ==========

     Herberger's financial statements have been restated to conform to Proffitt's accounting methods and to reflect certain reclassifications with an immaterial effect on Herberger's previously reported income and shareholders' equity.

     On February 3, 1996, Proffitt's issued 8,816 shares of its common stock for all the outstanding common stock of Younkers, Inc. ("Younkers"). Younkers operated 51 stores in the Midwest. The merger was accounted for as a pooling of interests and, accordingly, the consolidated financial statements were restated for all periods to include the results of operations and financial position of Younkers.

NOTE 3 -- ACQUISITIONS OF MCRAE'S, PARKS-BELK AND PARISIAN

MCRAE'S

     On March 31, 1994, Proffitt's acquired McRae's, Inc. ("McRae's") which operated 28 stores in the Southeast. The total acquisition price was approximately $212 million and is detailed below. The McRae's transaction was accounted for as a purchase and, accordingly, the results of the operations of McRae's have been included in the Company's results of operations since the date of acquisition. The purchase price has been allocated to McRae's tangible assets and liabilities based on their estimated fair values at the date of acquisition, with the remaining $45,574 allocated principally to goodwill.

PARKS-BELK

     In April 1995, Proffitt's acquired the Parks-Belk Company, which operated four department stores in northeast Tennessee. Consideration of less than $20 million was paid in Proffitt's, Inc. common stock and cash. Three of the Parks-Belk locations were converted into Proffitt's Division stores, and one was permanently closed.

PARISIAN

     On October 11, 1996, Proffitt's acquired Parisian, Inc. ("Parisian"), which operated 38 stores in the Southeast and Midwest. The total purchase price of the Parisian transaction was approximately $224,000 (detailed below) plus the assumption of Parisian's liabilities aggregating $289,000.

                       PROFFITT'S, INC. AND SUBSIDIARIES

     The Parisian transaction was accounted for as a purchase and, accordingly, the financial results of the operations of Parisian have been included in the Company's results of operations since the acquisition date. The purchase price has been allocated to Parisian's tangible assets and liabilities based on their estimated fair values at the date of acquisition, with the remaining $225,000 allocated to its tradename and goodwill.

     The following unaudited pro forma summary presents the consolidated results of operations as if the Parisian acquisition had occurred at the beginning of the periods presented and does not purport to be indicative of what would have occurred had the acquisition been made as of those dates or results which may occur in the future.

                                                                 1996            1995
                                                              ----------      ----------
                                                                     (UNAUDITED)
Pro forma:
  Net sales.................................................  $2,320,955      $2,324,884
  Income before extraordinary loss..........................      29,768           2,425
  Net income................................................      29,768             365
  Earnings (loss) per common share:
     Primary earnings before extraordinary loss.............        0.94            0.02
     Primary earnings (loss)................................        0.94           (0.06)
     Fully diluted earnings before extraordinary loss.......        1.05            0.02
     Fully diluted earnings (loss)..........................        1.05           (0.06)

     The purchase price of the Parisian and McRae's acquisitions consisted of the following consideration paid plus the assumption of Parisian's and McRae's liabilities:

                                                              PARISIAN      MCRAE'S
                                                              --------      --------
Cash payments and transaction costs.........................  $119,000      $184,000
Issuance of 2,947 and 436 shares of common stock,
  respectively..............................................   101,000        10,000
Issuance of Series B preferred stock........................                   3,000
Issuance of promissory notes................................                   2,000
Issuance of subordinated debt...............................                  13,000
Issuance of 406 replacement stock options...................     4,000
                                                              --------      --------
Consideration Paid..........................................  $224,000      $212,000*
                                                              ========      ========

---------------

* In connection with the acquisition, the Company purchased four regional mall stores owned by McRae family partnerships for $18.5 million.

NOTE 4 -- ACCOUNTS RECEIVABLE SECURITIZATION

     In April 1994, the Company began selling an undivided ownership interest in its accounts receivable. In January 1997, the Company, through its subsidiary Proffitt's Credit Corporation (a qualifying special purpose entity), entered into an agreement to sell a revolving undivided ownership interest in the accounts receivable of the Proffitt's, McRae's and Parisian Divisions. The agreement, which expires in January 1998, provides for the sales of receivables up to $300,000 and contains certain covenants requiring the maintenance of various financial ratios.

     Prior to February 3, 1996, Younkers utilized an accounts receivable securitization program under which its receivables were used as collateral for commercial paper issued by a wholly-owned special purpose subsidiary. Effective with the February 3, 1996 merger, Younkers, through its subsidiary Younkers Credit Corporation (a qualifying special purpose entity), replaced amounts borrowed under the securitization

                       PROFFITT'S, INC. AND SUBSIDIARIES
program by selling a revolving undivided ownership interest in its accounts receivable. The agreement expires in 2000 and provides for the sales of receivables up to $125,000, of which $75,000 is a fixed ownership interest and remains fixed until 2000 at which time a portion of collections of outstanding receivables will be retained by the purchaser until the $75,000 is extinguished.

     The ownership interest transferred to the purchasers was $324,000 and $220,229 at February 1, 1997 and February 3, 1996, respectively.

     Finance charges earned by the purchasers were $16,013, $8,809 and $5,567 for 1996, 1995 and 1994, respectively.

NOTE 5 -- PROPERTY AND EQUIPMENT

     A summary of property and equipment was as follows:

                                                             FEBRUARY 1,      FEBRUARY 3,
                                                                1997             1996
                                                             -----------      -----------
Land and land improvements.................................   $  59,140        $  39,442
Buildings..................................................     178,265          146,792
Leasehold improvements.....................................      98,697           91,795
Fixtures and equipment.....................................     304,479          286,225
Construction in progress...................................       8,242           17,134
                                                              ---------        ---------
                                                                648,823          581,388
Accumulated depreciation...................................    (159,668)        (171,132)
                                                              ---------        ---------
                                                                489,155          410,256
Stores held for sale, net of accumulated depreciation......      21,347
                                                              ---------        ---------
                                                              $ 510,502        $ 410,256
                                                              =========        =========

     The Company realized gains (losses) from store sales or closings and impairment charges as follows:

                                                               1996          1995
                                                              -------      --------
Write-down in carrying value of operating stores (3
  Proffitt's, 1 McRae's and 2 Younkers in 1995; 1
  Herberger's in 1996) due to recurring poor operating
  results...................................................  $(1,010)     $(15,897)
Abandonment of stores and duplicate warehouses related to
  the Parks-Belk acquisition and the Younkers merger........                 (1,797)
Gain (loss) related to closed or sold stores, net...........    2,104        (1,427)
                                                              -------      --------
                                                              $ 1,094      $(19,121)
                                                              =======      ========

                       PROFFITT'S, INC. AND SUBSIDIARIES

NOTE 6 -- INCOME TAXES

     The components of income tax expense were as follows:

                                                                      YEAR ENDED
                                                        ---------------------------------------
                                                        FEBRUARY 1,   FEBRUARY 3,   JANUARY 28,
                                                           1997          1996          1995
                                                        -----------   -----------   -----------
Current:
  Federal.............................................    $10,026      $ 14,432       $15,753
  State...............................................      3,758         3,719         4,178
                                                          -------      --------       -------
                                                           13,784        18,151        19,931
Deferred:
  Federal.............................................     16,272       (10,962)        3,858
  State...............................................      1,530        (2,515)          622
                                                          -------      --------       -------
                                                           17,802       (13,477)        4,480
                                                          -------      --------       -------
                                                          $31,586      $  4,674       $24,411
                                                          =======      ========       =======

     Components of the net deferred tax asset or liability recognized in the consolidated balance sheets were as follows:

                                                              FEBRUARY 1,   FEBRUARY 3,
                                                                 1997          1996
                                                              -----------   -----------
Current:
  Deferred tax assets:
     Trade accounts receivable..............................   $  3,350      $  2,400
     Accrued expenses.......................................     18,700        10,972
     Other..................................................        250           552
                                                               --------      --------
                                                                 22,300        13,924
  Deferred tax liabilities:
     Inventory..............................................     (9,100)       (8,463)
     Other..................................................     (1,500)         (500)
                                                               --------      --------
                                                                (10,600)       (8,963)
                                                               --------      --------
          Net current deferred tax asset....................   $ 11,700      $  4,961
                                                               ========      ========
Noncurrent:
  Deferred tax assets:
     Capital leases.........................................   $    950      $    900
     Other long-term liabilities............................     21,150         4,021
     Deferred compensation..................................      2,200           950
                                                               --------      --------
                                                                 24,300         5,871
  Deferred tax liabilities:
     Property and equipment.................................    (77,000)      (52,342)
     Other assets...........................................     (8,100)       (5,400)
     Junior subordinated debentures.........................     (1,200)       (1,300)
                                                               --------      --------
                                                                (86,300)      (59,042)
                                                               --------      --------
          Net noncurrent deferred tax liability.............   $(62,000)     $(53,171)
                                                               ========      ========

                       PROFFITT'S, INC. AND SUBSIDIARIES

     Income tax expense varies from the amount computed by applying the statutory federal income tax rate to income before taxes. The reasons for this difference were as follows:

                                                            1996      1995       1994
                                                            ----      -----      ----
Expected tax rate.........................................  35.0%      35.0%     35.0%
State income taxes, net of federal benefit................   4.0       (6.5)      4.4
Nondeductible merger related costs........................   2.7       92.1
Amortization of goodwill..................................   1.9       15.9
Other items, net..........................................   2.2        7.1       0.1
                                                            ----      -----      ----
Actual tax rate...........................................  45.8%     143.6%     39.5%
                                                            ====      =====      ====

     The Company made income tax payments, net of refunds received, of $33,884, $12,263 and $16,882 during 1996, 1995 and 1994, respectively.

NOTE 7 -- SENIOR DEBT

     A summary of senior debt was as follows:

                                                              FEBRUARY 1,      FEBRUARY 3,
                                                                 1997             1996
                                                              -----------      -----------
Real estate and mortgage notes, interest ranging from 3.6%
  to 10.38%, maturing 1998 to 2007, collateralized by
  property and equipment....................................   $120,317         $ 97,365
Revolving credit agreement..................................    154,437           41,400
Capital lease obligations, implicit interest ranging from
  8.63% to 12.05%...........................................     10,735           11,318
Notes payable, interest ranging from 7.88% to 13.0%,
  maturing 1997 to 2000.....................................      3,836           38,972
                                                               --------         --------
                                                                289,325          189,055
Current portion.............................................    (12,515)         (20,118)
                                                               --------         --------
                                                               $276,810         $168,937
                                                               ========         ========

     Effective with the February 3, 1996 merger, Younkers replaced debt collateralized by its trade accounts receivable with the sale of a revolving undivided interest in its accounts receivable and canceled its revolving credit facility. As a result of this early extinguishment of debt, certain deferred debt costs aggregating $3,433 ($2,060 net of income taxes) were written off as an extraordinary item.

     In conjunction with a real estate mortgage note having a balance of $5,850 at February 1, 1997, the Company has an interest rate swap agreement for the management of interest rate exposure. This agreement extends to June 30, 2003 and swaps the variable rate for a fixed rate of 5.7%. The differential to be paid or received is included in interest expense.

     In connection with the Parisian merger, the Company amended and restated its existing revolving credit agreement ("Revolver") with certain banks. The agreement provides for borrowings limited to 55% of merchandise inventories up to an aggregate principal amount of $275,000, including a standby letter of credit facility of $15,000. The Revolver includes interest rate options of prime and Eurodollar. The agreement, which expires in 1999, requires the Company to meet specific covenants related to net worth, capitalization, fixed charges, capital expenditures, indebtedness and earnings.

     Certain other notes also impose restrictions and financial covenants.

                       PROFFITT'S, INC. AND SUBSIDIARIES

     At February 1, 1997, maturities of senior debt for the next five years and thereafter, giving consideration to lenders' call privileges, were as follows:

1997........................................................  $ 12,515
1998........................................................    35,010
1999........................................................   185,524
2000........................................................    10,192
2001........................................................    23,304
Thereafter..................................................    22,780
                                                              --------
                                                              $289,325
                                                              ========

     The Company made interest payments of $28,304, $29,516 and $20,494 during 1996, 1995 and 1994, respectively. Capitalized interest was $368, $285 and $467 during 1996, 1995 and 1994, respectively.

NOTE 8 -- SUBORDINATED DEBT

     Subordinated debt represents uncollateralized obligations subordinated in right of payment to all senior debt and was composed of the following:

                                                              FEBRUARY 1,      FEBRUARY 3,
                                                                 1997             1996
                                                              -----------      -----------
Convertible debentures, interest at 4.75%, maturing November
  2003......................................................   $ 86,250         $ 86,250
Notes, interest at 9.875%, maturing July 2003...............    125,000
Junior debentures, interest at 7.5%, maturing March 2004....     14,517           14,255
                                                               --------         --------
                                                               $225,767         $100,505
                                                               ========         ========

     The subordinated convertible debentures are convertible into the Company's common stock at any time prior to maturity, unless previously redeemed, at a conversion price of $42.70 per share. The debentures are redeemable for cash at the option of the Company at specified redemption prices.

     Effective with the Parisian acquisition, the Company assumed the existing Parisian 9.875% subordinated notes. The notes are redeemable at the option of the Company, in whole or in part, after July 15, 1998, 1999 and 2000 at approximately 105%, 102.5% and 100% of face value, respectively. The notes contain certain covenants, the most restrictive of which limits indebtedness, dividends and transactions with Proffitt's and its other subsidiaries.

     The 7.5% junior subordinated debentures were discounted at the date of issue to reflect their fair value and are being accreted to a face value of $17,500.

NOTE 9 -- OPERATING LEASES

     The Company is committed under long-term leases primarily for the rentals of retail stores. The leases generally provide for minimum annual rentals (including executory costs such as real estate taxes and insurance) and contingent rentals based on a percentage of sales in excess of stated amounts. Generally, the leases have primary terms ranging from 20 to 30 years and include renewal options ranging from 10 to 15 years.

                       PROFFITT'S, INC. AND SUBSIDIARIES

     At February 1, 1997, minimum rental commitments under operating leases with terms in excess of one year were as follows:

1997........................................................  $ 58,821
1998........................................................    56,592
1999........................................................    54,252
2000........................................................    50,988
2001........................................................    49,338
Thereafter..................................................   445,972
                                                              --------
                                                              $715,963
                                                              ========

     Total rental expense for operating leases was $60,684, $50,609 and $47,857 during 1996, 1995 and 1994, respectively, including contingent rents of approximately $7,400, $5,600 and $4,800.

NOTE 10 -- RETIREMENT AND SAVINGS PLAN

     The Company sponsors various profit sharing and savings plans that cover substantially all full-time employees. Company contributions charged to expense under these plans, or similar predecessor plans, excluding the Herberger's employee stock ownership plan ("ESOP"; Note 12) for 1996, 1995 and 1994 were $735, $1,382 and $1,106, respectively.

     As a part of a 1987 acquisition, Younkers assumed certain obligations under a frozen defined benefit pension plan. During 1996, the Company terminated the plan realizing non-cash expenses of $1,362.

NOTE 11 -- SHAREHOLDERS' EQUITY

PREFERRED STOCK

     On March 31, 1994, Proffitt's issued 600 shares of Series A Cumulative Convertible Exchangeable Preferred Stock in a private offering (10,000 total shares authorized). Net proceeds to the Company were approximately $28.9 million after offering expenses. Dividends were cumulative and were paid at $3.25 per annum per share. On June 28, 1996, the holder converted the preferred stock into 1,422 shares of common stock. The Company paid $3,032 to the holder of the preferred stock to induce early conversion.

     The Company has available 33 shares of authorized, unissued Series B Preferred Stock.

COMMON STOCK

     The Company has 100,000 shares of $.10 par value common shares authorized of which 28,016 and 23,206 shares were issued and outstanding at February 1, 1997 and February 3, 1996, respectively.

     Each outstanding share of common stock has one preferred stock purchase right attached. The rights generally become exercisable ten days after an outside party acquires, or makes an offer for, 20% or more of the common stock. Each right entitles its holder to buy 1/100 share of Series C Junior Preferred Stock at an exercise price of $85. Once exercisable, if the Company is involved in a merger or other business combination or an outside party acquires 20% or more of the common stock, each right will be modified to entitle its holder (other than the acquiror) to purchase common stock of the acquiring company or, in certain circumstances, common stock of the Company having a market value of twice the exercise price of the right. The rights expire on March 28, 2005.

TREASURY STOCK

     Previously, Herberger's was required to repurchase shares from inactive participants of the ESOP at fair value. Treasury stock transactions were accounted for under the cost method with gains or losses on

                       PROFFITT'S, INC. AND SUBSIDIARIES
transactions credited or charged to additional paid-in capital. Total shares purchased in 1996, 1995 and 1994 were 85, 179 and 164, respectively. In connection with the rescission of the put option on the ESOP shares (see Note
12), the Company retired all 6,897 shares of the Company's common stock held in treasury.

NOTE 12 -- EMPLOYEE STOCK PLANS

ESOP

     Herberger's sponsors an employee stock ownership plan ("ESOP") for the benefit of its employees. Contributions to the ESOP are made at the discretion of the Board of Directors and were $3,670, $3,418 and $3,103 in 1996, 1995 and 1994, respectively. At various times, the ESOP has purchased shares of the Company's common stock using the proceeds of ESOP loans (leveraged shares). These shares are initially held in a suspense account by the Plan Trustee (unallocated shares). As contributions are made and dividends are paid and the ESOP debt is repaid, leveraged shares are released from suspense and allocated to the accounts of participants, and the Company recognizes compensation expense. Dividends earned on all shares acquired prior to January 30, 1994 are recorded as a reduction of retained earnings, while dividends on unallocated shares acquired after January 30, 1994 are reflected as a reduction of compensation expense. Dividends on ESOP shares used for debt service were $264, $226 and $130 in 1996, 1995 and 1994, respectively. For shares acquired after January 30, 1994, expense is recorded equal to the estimated fair value of shares allocated and those shares become outstanding for earnings per share computations. For all other shares, expense is recorded equal to the cost of the shares released. All shares acquired prior to January 30, 1994 are considered outstanding for earnings per share calculations. Total ESOP expense recognized was $4,130, $4,013 and $3,287 for 1996, 1995 and 1994, respectively, and compensation expense recognized in 1996 reflects the increase in value of Herberger's stock related to its merger with Proffitt's.

     As of February 1, 1997, the number of shares held by the ESOP was as follows:

                                                                  NUMBER OF SHARES
                                                              ------------------------
                                                              ALLOCATED    UNALLOCATED
                                                              ---------    -----------
Shares acquired on or prior to January 30, 1994.............     387           152
Shares acquired after January 30, 1994......................      68           332

     Prior to the merger, Herberger's shares distributed from the ESOP could be put to Herberger's at fair value for cash under certain conditions. As such, the shares were carried at fair value and not reflected on the balance sheet in shareholders' equity. Effective with the merger, the put option was rescinded, and accordingly, the ESOP shares are reflected in shareholders' equity.

STOCK OPTIONS AND GRANTS

     The Company utilizes the intrinsic value method of accounting for stock option grants. As the option exercise price is generally equal to or above fair value of the common shares at the date of the option grant, no compensation cost is recognized.

     Had compensation cost for the two stock-based compensation plans been determined under the fair value method provided in SFAS No. 123 (using the Black-Scholes option-pricing model), the Company's net income (loss) and earnings (loss) per share would have been reduced (increased) to the pro forma amounts indicated below.

                                                              1996                       1995
                                                     -----------------------    -----------------------
                                                     AS REPORTED   PRO FORMA    AS REPORTED   PRO FORMA
                                                     -----------   ---------    -----------   ---------
Net income (loss)..................................    $37,399      $35,756       $(1,419)     $(2,540)
Primary earnings (loss) per share..................       1.31         1.25         (0.15)       (0.19)
Fully diluted earnings (loss) per share............       1.41         1.36         (0.15)       (0.19)

                       PROFFITT'S, INC. AND SUBSIDIARIES

     The assumptions for determining compensation costs under the fair value method included (i) a risk-free interest rate based on zero-coupon governmental issues on each grant date with the maturity equal to the expected term of the option (6.84% and 5.74% for 1996 and 1995, respectively), (ii) an expected term of five years, (iii) an expected volatility of 37.1% and 39.9% for 1996 and 1995, respectively, and (iv) no expected dividend yield.

     The Company maintains stock option plans for the granting of options, stock appreciation rights and restricted shares to officers, key employees and Directors. At February 1, 1997 the Company has available for grant 350 shares of common stock. Options granted generally vest over a four-year period after issue and have an exercise term of ten years from the grant date. Restricted shares generally vest ten years after grant date with accelerated vesting if the Company meets certain performance objectives.

     A summary of the stock option plans for 1996, 1995 and 1994 is presented below:

                                                           1996
                                                 -------------------------
                                                          WEIGHTED-AVERAGE
                                                              EXERCISE        1995     1994
                                                 SHARES        PRICE         SHARES   SHARES
                                                 ------   ----------------   ------   ------
Outstanding at beginning of year...............   1,840        $19.25         1,652    1,030
Granted........................................     490         34.00           455      783
Converted in acquisition.......................     406         22.50
Exercised......................................    (487)        19.67          (178)    (118)
Forfeited......................................     (84)        25.00           (89)     (43)
                                                 ------       -------        ------   ------
Outstanding at end of year.....................   2,165         22.88         1,840    1,652
                                                 ======       =======        ======   ======
Options exercisable at year end................   1,466        $20.76
                                                 ======       =======
Weighted average fair value of options granted
  during the year..............................  $12.62                      $11.71
                                                 ======                      ======

     Contemporaneous with the Parisian acquisition, outstanding Parisian stock options were converted into Proffitt's options.

     The following table summarizes information about stock options outstanding at February 1, 1997:

                                            OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                  ----------------------------------------   --------------------------
                                                    WEIGHTED-
                                                     AVERAGE
                                      NUMBER        REMAINING    WEIGHTED-       NUMBER       WEIGHTED-
                                   OUTSTANDING     CONTRACTUAL    AVERAGE     EXERCISABLE      AVERAGE
RANGE OF                          AT FEBRUARY 1,      LIFE       EXERCISE    AT FEBRUARY 1,   EXERCISE
EXERCISE PRICES                        1997          (YEARS)       PRICE          1997          PRICE
---------------                   --------------   -----------   ---------   --------------   ---------
 $7.50 to $11.25................        266             5         $ 9.40           266         $ 9.40
$11.26 to $16.88................         39             6          12.00            39          12.00
$16.89 to $25.31................      1,374             7          23.26         1,015          22.97
$25.32 to $37.97................        467             8          29.64           142          28.30
$37.98 to $39.88................         19             9          39.88             4          39.88
                                      -----                       ------         -----         ------
                                      2,165                       $22.88         1,466         $20.76
                                      =====                       ======         =====         ======

     The Company also granted restricted stock awards of 129, 20 and 8 shares to certain employees in 1996, 1995 and 1994, respectively. The fair value of these awards on the dates of grants was $3,763, $499 and $120 for 1996, 1995 and 1994, respectively. During 1996, 1995 and 1994, compensation cost of $2,239, $449 and $120, respectively, has been recognized in connection with these awards.

                       PROFFITT'S, INC. AND SUBSIDIARIES

STOCK PURCHASE PLAN

     The stock purchase plan (the "Plan") provides that an aggregate of 350 shares of the Company's common stock is available for purchase. Under the Plan, an eligible employee may elect to participate by authorizing limited payroll deductions to be applied toward the purchase of common stock at a 15% discount to market value. Under the Plan, 14 and 13 shares of the Company's common stock were purchased by employees in 1996 and 1995, respectively. At January 31, 1997 the Plan has available 323 shares for future offerings.

NOTE 13 -- RELATED PARTY TRANSACTIONS

     In 1989, an unsecured $500 interest-free loan was made as a supplement to the Chairman of the Board and Chief Executive Officer's base compensation. The loan is due January 31, 1999.

     During 1996, 1995 and 1994, the Company paid $796, $1,950 and $1,694 of preferred stock dividends and a $3,032 payment for early conversion of the preferred stock to an investment group in which a Director is a partner.

NOTE 14 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

          The fair values of cash and cash equivalents and short-term debt approximates cost due to the immediate or short-term maturity of these instruments.

          For variable rate notes that reprice frequently, fair value approximates carrying value. The fair value of fixed rate notes are estimated using discounted cash flow analyses with interest rates currently offered for loans with similar terms and credit risk. As of February 1, 1997, the fair value of fixed rate notes approximated the carrying value.

          The fair values of the 4.75% convertible debentures and the 9.875% notes are based on quoted market prices. For the junior debentures, the fair value is estimated using discounted cash flow analyses with interest rates currently offered for financial instruments with similar terms and credit risk.

     The fair values of the Company's aforementioned financial instruments at February 1, 1997 were as follows:

                                                              CARRYING   ESTIMATED
                                                               AMOUNT    FAIR VALUE
                                                              --------   ----------
4.75% convertible debentures................................  $ 86,250    $ 84,525
9.875% notes................................................  $125,000    $127,500
7.5% junior debentures......................................  $ 14,517    $ 14,517

                       PROFFITT'S, INC. AND SUBSIDIARIES

NOTE 15 -- MERGER, RESTRUCTURING AND INTEGRATION COSTS

     Merger, restructuring and integration costs incurred in 1996 and 1995 were as follows:

                                                               1996
                                                              -------
Merger transaction costs, principally investment banking,
  legal and other direct merger costs -- Herberger's........  $ 2,649
Severance and related benefits -- Herberger's...............    3,129
Conversion and consolidation of information systems and
  administrative operations -- Herberger's..................    3,355
Abandonment of duplicate data processing equipment and
  software and other assets -- Herberger's..................      885
Termination of Younkers benefit plan........................    1,362
Conversion and consolidation of management information
  systems -- Younkers.......................................    4,549
                                                              -------
                                                              $15,929
                                                              =======

                                                               1995
                                                              -------
Merger transaction costs, principally investment banking,
  legal and other direct merger costs -- Younkers...........  $ 8,778
Severance and related benefits -- Younkers..................    3,235
Abandonment of duplicate administrative office space and
  property and duplicate data processing equipment and
  software (including leases) -- Younkers...................    7,422
Other costs -- Younkers.....................................    1,387
                                                              -------
                                                              $20,822
                                                              =======

     A reconciliation of the above charges to the amounts remaining unpaid at February 1, 1997 was as follows:

                                                               1996          1995
                                                              -------      --------
Merger, restructuring and integration charges...............  $15,929      $ 20,822
Amounts representing non-cash write-offs....................   (2,417)       (4,086)
Amounts paid in 1995........................................                 (1,636)
Amounts paid in 1996........................................   (7,308)      (11,913)
                                                              -------      --------
Amounts unpaid at February 1, 1997..........................  $ 6,204      $  3,187
                                                              =======      ========

     The significant amount of charges remaining unpaid from 1995 relate principally to the lease payments related to the abandoned Younkers administrative office space.

NOTE 16 -- HOSTILE TAKEOVER DEFENSE

     In 1995, prior to the Proffitt's and Younkers merger, Younkers was subjected to a hostile takeover attempt by Carson Pirie Scott. In defending itself against this takeover attempt, Younkers incurred legal fees and investment banking advisory fees aggregating $3,182.

                       PROFFITT'S, INC. AND SUBSIDIARIES

NOTE 17 -- QUARTERLY FINANCIAL INFORMATION

     In the following summary of quarterly financial information, all adjustments necessary for a fair presentation of each period were included.

                                                         FIRST      SECOND     THIRD      FOURTH
                                                        QUARTER    QUARTER    QUARTER    QUARTER
                                                        --------   --------   --------   --------
                                                                       (UNAUDITED)
Fiscal year ended February 1, 1997
  Net sales...........................................  $365,179   $343,359   $453,256   $727,985
  Gross margin........................................   127,978    122,320    162,789    246,238
  Net income..........................................     6,308      3,533     12,141     15,417
  Primary earnings per common share...................      0.25       0.01       0.47       0.54
  Fully diluted earnings per common share.............      0.25       0.14       0.45       0.53
  Primary -- pro forma(a).............................      0.25       0.14       0.47       0.54
Fiscal year ended February 3, 1996
  Net sales...........................................   353,809    351,419    412,148    543,680
  Gross margin........................................   123,080    124,837    146,098    179,422
  Income (loss) before extraordinary item.............     3,125      2,866     10,130    (15,480)
  Net income (loss)...................................     3,125      2,866     10,130    (17,540)
  Primary earnings (loss) per common share:
     Before extraordinary item........................      0.11       0.10       0.42      (0.69)
     Extraordinary item...............................                                      (0.09)
     Earnings (loss) per common share.................      0.11       0.10       0.42      (0.78)

---------------

(a) Pro forma amounts represent primary earnings per common share assuming the conversion of the preferred stock had occurred as of the beginning of the year.

     In addition to the extraordinary loss on the early extinguishment of debt, the impairment of long-lived assets and the merger, restructuring and integration charges recorded in the fourth quarters of 1996 and 1995, the Company also revised certain estimates and recorded other charges related to Herberger's and Younkers in the fourth quarters of 1996 and 1995, respectively. In 1995, those charges were comprised principally of a strengthened provision for bad debts of $2,000, litigation of $5,000, conversion of leased shoe operations of $2,400, vendor chargebacks of $800 and depreciation of $700. In 1996, those charges were comprised principally of $1,000 of store closing and conversion costs and $1,700 to strengthen various accruals.

                       PROFFITT'S, INC. AND SUBSIDIARIES

               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                 (IN THOUSANDS)

                                                            MAY 3,      FEBRUARY 1,     MAY 4,
                                                             1997          1997          1996
                                                          ----------    -----------    --------
                                            ASSETS
Current assets
  Cash and cash equivalents.............................  $   15,011    $    3,382     $  4,907
  Residual interest in trade accounts receivable........      79,711        85,400       32,038
  Merchandise inventories...............................     499,396       447,164      373,663
  Deferred income taxes.................................      18,663        11,700        4,953
  Other current assets..................................      42,373        48,317       21,421
                                                          ----------    ----------     --------
          Total current assets..........................     655,154       595,963      436,982
Property and equipment, net.............................     505,413       510,502      408,238
Goodwill and tradenames, net............................     275,658       277,472       52,450
Other assets............................................      20,569        19,859       23,936
                                                          ----------    ----------     --------
                                                          $1,456,794    $1,403,796     $921,606
                                                          ==========    ==========     ========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Trade accounts payable................................  $  157,123    $  116,434     $105,041
  Accrued expenses and other current liabilities........     110,813       122,604       74,806
  Current portion of long-term debt.....................      11,870        12,515       30,774
                                                          ----------    ----------     --------
          Total current liabilities.....................     279,806       251,553      210,621
Senior debt.............................................     279,268       276,810      146,969
Deferred income taxes...................................      66,501        62,000       54,878
Other long-term liabilities.............................      50,220        47,768       15,008
Subordinated debt.......................................     225,840       225,767      100,568
Redeemable common stock held in ESOP....................                                 59,168
Shareholders' equity....................................     555,159       539,898      334,394
                                                          ----------    ----------     --------
                                                          $1,456,794    $1,403,796     $921,606
                                                          ==========    ==========     ========

           See notes to condensed consolidated financial statements.

                       PROFFITT'S, INC. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   THREE MONTHS ENDED
                                                              ----------------------------
                                                              MAY 3, 1997      MAY 4, 1996
                                                              -----------      -----------
NET SALES...................................................   $526,370         $365,179
COSTS AND EXPENSES
  Cost of sales.............................................    335,882          237,201
  Selling, general and administrative expenses..............    127,079           88,485
  Other operating expenses..................................     42,568           30,719
     Store pre-opening costs................................        824              279
     Merger, restructuring and integration costs............      1,468            2,763
     Losses (gains) from long-lived assets..................         27           (2,260)
     ESOP expenses..........................................        726              188
                                                               --------         --------
          OPERATING INCOME..................................     17,796            7,804
OTHER INCOME (EXPENSE):
  Finance charge income.....................................     15,237           10,634
  Finance charge income allowed to purchaser of accounts
     receivables............................................     (4,359)          (3,474)
  Interest expense..........................................    (10,692)          (4,706)
  Other income, net.........................................        136              498
                                                               --------         --------
          INCOME BEFORE PROVISION FOR INCOME TAXES..........     18,118           10,756
Provision for income taxes..................................      7,574            4,448
                                                               --------         --------
          NET INCOME........................................     10,544            6,308
Preferred stock dividends...................................                         488
                                                               --------         --------
          NET INCOME AVAILABLE TO COMMON SHAREHOLDERS.......   $ 10,544         $  5,820
                                                               ========         ========
Earnings per share:
  Primary...................................................   $   0.37         $   0.25
                                                               ========         ========
  Fully diluted.............................................   $   0.37         $   0.25
                                                               ========         ========
Weighted average common shares:
  Primary...................................................     28,451           23,466
                                                               ========         ========
  Fully diluted.............................................     30,539           23,655
                                                               ========         ========

           See notes to condensed consolidated financial statements.

                       PROFFITT'S, INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                              THREE MONTHS ENDED
                                                              -------------------
                                                               MAY 3,     MAY 4,
                                                                1997       1996
                                                              --------   --------
OPERATING ACTIVITIES
  Net income................................................  $ 10,544   $  6,308
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization..........................    10,898     10,174
     Deferred income taxes..................................    (2,462)     1,715
     Losses (gains) from long-lived assets..................        27     (2,260)
     Amortization of deferred compensation..................       316        287
     Other non-cash charges.................................       491         --
     Changes in operating assets and liabilities, net.......    (8,390)   (23,277)
                                                              --------   --------
          Net cash provided by (used in) operating
           activities.......................................    11,424     (7,053)
INVESTING ACTIVITIES
  Purchases of property and equipment, net..................   (24,090)    (9,944)
  Proceeds from sale of assets..............................    21,347      5,000
  Other, net................................................      (876)       (42)
                                                              --------   --------
          Net cash used in investing activities.............    (3,619)    (4,986)
FINANCING ACTIVITIES
  Proceeds from long-term borrowings........................     8,663     11,025
  Payments on long-term debt................................    (6,850)   (22,337)
  Proceeds from issuance of stock...........................     3,135      1,202
  Dividends paid to shareholders............................    (1,124)    (2,122)
                                                              --------   --------
     Net cash provided by (used in) financing activities....     3,824    (12,232)
     Increase (decrease) in cash and cash equivalents.......    11,629    (24,271)
     Cash and cash equivalents at beginning of period.......     3,382     29,178
                                                              --------   --------
     Cash and cash equivalents at end of period.............  $ 15,011   $  4,907
                                                              ========   ========

     Cash paid (refunded) during the three months ended May 3, 1997 for interest and income taxes totaled $7,241 and ($1,930), respectively. Cash paid during the three months ended May 4, 1996 for interest and income taxes totaled $6,168 and $2,662, respectively.

           See notes to condensed consolidated financial statements.

                       PROFFITT'S, INC. AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE  A -- BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of the Regulation S-K. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended May 3, 1997 are not necessarily indicative of the results that may be expected for the year ending January 31, 1998. The financial statements include the accounts of Proffitt's, Inc. and its subsidiaries. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended February 1, 1997. The accompanying balance sheet at February 1, 1997 has been derived from the audited financial statements at that date.

NOTE  B -- BUSINESS COMBINATIONS

     On October 11, 1996, Proffitt's, Inc. ("Proffitt's" or the "Company") acquired Parisian, Inc. ("Parisian"), a specialty department store chain currently operating 40 stores in the southeast and midwest. The Parisian transaction was accounted for as a purchase, and accordingly, financial results of the operations of Parisian have been included in the Company's results of operations since the acquisition date. The following unaudited pro forma summary presents the consolidated results of operations as if the Parisian acquisition had occurred at the beginning of the period presented and does not purport to be indicative of what would have occurred had the acquisition been made as of this date or results which may occur in the future.

                                                               THREE MONTHS ENDED
                                                                   MAY 4, 1996
                                                              ---------------------
                                                              (IN THOUSANDS, EXCEPT
                                                               PER SHARE AMOUNTS)
Pro forma:
Net sales...................................................        $531,226
Net income..................................................        $  8,977
Earnings per common share:
  Primary...................................................        $    .32
  Fully diluted.............................................        $    .32

     Effective February 1, 1997, immediately before the Company's fiscal year end, Proffitt's combined its business with G.R. Herberger's, Inc. ("Herberger's"), a retail department store chain currently operating 39 stores in the midwest. The merger has been accounted for as a pooling of interests, and accordingly, the consolidated financial statements have been restated for the prior year to include the results of operations and financial position of Herberger's. In the quarters ended May 3, 1997 and May 4, 1996, the Company incurred certain integration costs related to its business combinations with Younkers, Parisian, and Herberger's. These pre-tax charges totaled $1.5 million and $2.8 million, respectively, for the quarters ended May 3, 1997 and May 4, 1996, respectively.

     A reconciliation of the aforementioned charges to the amounts of merger, restructuring, and integration costs remaining unpaid at May 3, 1997 was as follows (in thousands):

Amounts unpaid at February 1, 1997..........................  $ 9,391
Adjustments to amounts unpaid at February 1, 1997...........        0
Amounts related to continuing integration efforts during the
  quarter...................................................    1,468
Amounts paid during the quarter.............................   (5,067)
                                                              -------
Amounts unpaid at May 3, 1997...............................  $ 5,792

                       PROFFITT'S, INC. AND SUBSIDIARIES

                        NOTES TO CONDENSED CONSOLIDATED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

NOTE C -- INCOME TAXES

     The difference between the actual income tax expense and the amount expected by applying the statutory federal income tax rate is due to the inclusion of state income taxes and the amortization of goodwill and tradenames, which is not deductible for income tax purposes. The deferred income tax asset and liability amounts reflect the impact of temporary differences between values recorded for assets and liabilities for financial reporting purposes and values utilized for measurement in accordance with tax laws. The major components of these amounts result from the allocation of the purchase price to the assets and liabilities related to the McRae's acquisition in March 1994 and the Parisian acquisition in October 1996.

NOTE D -- RECENT FINANCING

     On May 21, 1997, the Company completed the sale of $125 million of 8.125% Senior Notes, due 2004 (the "Senior Notes"). The Senior Notes were offered in a private placement to qualified institutional buyers. Proceeds from the Senior Notes were used to repay existing mortgage notes and other unsecured obligations and to reduce amounts outstanding under the Company's revolving credit facility. The Company also intends to increase its existing $275 million revolving credit facility and issue approximately $200 million of term asset-backed securities against the Company's proprietary credit card receivables, replacing existing commercial paper-based financing. In May and June 1997, the Company repurchased approximately $32 million of the existing 9 7/8% Parisian Senior Subordinated Notes which will result in an extraordinary loss from the early extinguishment of debt of approximately $.9 million after tax. In connection with the Company's Senior Notes offering and the anticipated issuance of the term asset-backed securities, the Company entered into forward interest rate lock agreements in an aggregate notional amount of $95 million as of May 3, 1997. The agreements are settled contemporaneously with the completion of the financing. The Company's policy is to use financial derivatives only to reduce risk in conjunction with specific financing arrangements. Gains and losses on these hedges are included in the respective debt and deferred financing cost amounts. Gains and losses related to the hedges of firm commitments or anticipated transactions are deferred and recognized in operating results over the lives of the related assets or liabilities.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors
Parisian, Inc.

     We have audited the accompanying consolidated balance sheets of Parisian, Inc. and subsidiaries as of January 28, 1995 and February 3, 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended January 29, 1994, January 28, 1995, and February 3, 1996. These financial statement are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Parisian, Inc. and subsidiaries as of January 28, 1995 and February 3, 1996, and the consolidated results of their operations and their cash flows for the years ended January 29, 1994, January 28, 1995 and February 3, 1996, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Birmingham, Alabama
March 22, 1996

                         PARISIAN INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     JANUARY 28, 1995 AND FEBRUARY 3, 1996

                                                              JANUARY 28,     FEBRUARY 3,
                                                                  1995            1996
                                                              ------------    ------------
                                          ASSETS
Cash and cash equivalents...................................  $    394,377    $  1,858,541
Restricted cash and short-term investments..................     2,190,000       2,020,000
Accounts receivable, net....................................    34,953,764      39,205,613
Merchandise inventory.......................................   119,924,513     143,045,118
Prepaid expenses............................................     4,103,356       5,375,343
Deferred income taxes.......................................     3,412,662       3,668,660
Federal and state income tax receivable.....................     3,876,996
                                                              ------------    ------------
          Total current assets..............................   168,855,668     195,173,275
                                                              ============    ============
Property and equipment, less accumulated depreciation and
  amortization..............................................    74,479,814      71,469,103
Goodwill, net...............................................    62,137,207      60,268,477
Deferred financing costs, net...............................     4,239,446       3,686,542
Other.......................................................    13,409,614      13,608,883
                                                              ------------    ------------
          Total assets......................................  $323,121,749    $344,206,280
                                                              ============    ============

                                       LIABILITIES
Short-term debt, including current portion of long-term
  debt......................................................  $  8,549,410    $  2,863,604
Accounts payable............................................    40,949,864      42,305,004
Accrued store rent..........................................     1,026,703       1,842,683
Federal and state income tax payable........................                     1,184,949
Sales tax payable...........................................     6,188,263       6,476,474
Other.......................................................    10,836,673      11,901,969
                                                              ------------    ------------
          Total current liabilities.........................    67,550,913      66,574,683
Long-term debt, less current portion above..................   158,792,902     159,869,298
Deferred income taxes.......................................     8,170,795       8,167,214
Store opening reimbursements................................    14,011,239      26,026,488
Other.......................................................     3,443,067       3,637,760
                                                              ------------    ------------
          Total liabilities.................................   251,968,916     264,275,443
                                                              ------------    ------------

                                   SHAREHOLDERS' EQUITY
Convertible preferred stock, par value $.01 per share,
  12,000,000 shares, none issued............................
Common stock, par value $.01 per share, authorized
  65,000,000 shares, issued and outstanding 7,355,846 shares
  at January 28, 1995 and February 3, 1996..................        73,558          73,558
Paid-in capital.............................................    87,959,792      87,959,792
Accumulated deficit.........................................   (16,880,517)     (8,102,513)
                                                              ------------    ------------
          Total shareholders' equity........................    71,152,833      79,930,837
                                                              ------------    ------------
          Total liabilities and shareholders' equity........  $323,121,749    $344,206,280
                                                              ============    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        PARISIAN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
  FOR THE YEARS ENDED JANUARY 29, 1994, JANUARY 28, 1995, AND FEBRUARY 3, 1996

                                                                   FOR THE YEAR ENDED
                                                       ------------------------------------------
                                                       JANUARY 29,    JANUARY 28,    FEBRUARY 3,
                                                           1994           1995           1996
                                                       ------------   ------------   ------------
Net sales, including leased departments..............  $517,667,748   $606,716,896   $663,827,999
Costs and expenses:
  Cost of sales......................................   328,505,911    393,948,510    419,055,866
  Selling, general, and administrative expenses......   137,110,373    159,987,520    165,236,749
  Other operating expenses:
     Property and equipment rentals..................    14,436,483     21,583,330     29,787,936
     Depreciation and amortization...................    12,850,190     12,855,933     12,618,367
     Taxes other than income taxes...................    10,497,041     12,699,576     13,542,117
     Reengineering costs.............................                    3,184,725        304,369
                                                       ------------   ------------   ------------
          Operating income...........................    14,267,750      2,457,302     23,282,595
Other income (expense):
  Finance charge income..............................     9,930,691      8,046,347      7,125,115
  Interest expense...................................   (21,617,385)   (18,051,210)   (17,651,879)
  Other, net.........................................       155,901        411,194      2,407,349
                                                       ------------   ------------   ------------
          Income (loss) before provision (benefit)
            for income taxes and extraordinary
            item.....................................     2,736,957     (7,136,367)    15,163,180
Provision (benefit) for income taxes.................     1,704,530     (1,673,554)     6,385,176
                                                       ------------   ------------   ------------
          Income (loss) before extraordinary item....     1,032,427     (5,462,813)     8,778,004
Extraordinary loss from early retirement of debt (net
  of income tax benefit of $3,092,179)...............    (5,402,819)
                                                       ------------   ------------   ------------
          Net income (loss)..........................  $ (4,370,392)  $ (5,462,813)  $  8,778,004
                                                       ============   ============   ============
Income (loss) per common and common equivalent share
  before extraordinary item..........................  $        .17   $       (.78)  $       1.19
Extraordinary loss per common and common equivalent
  share..............................................          (.87)
                                                       ------------   ------------   ------------
Net income (loss) per common and common equivalent
  share..............................................  $       (.70)  $       (.78)  $       1.19
                                                       ============   ============   ============
Weighted average common and common equivalent
  shares.............................................     6,208,180      6,986,952      7,355,846
                                                       ============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        PARISIAN, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
  FOR THE YEARS ENDED JANUARY 29, 1994, JANUARY 28, 1995, AND FEBRUARY 3, 1996

                                                                                               TOTAL
                                        PREFERRED   COMMON      PAID-IN     ACCUMULATED    SHAREHOLDERS'
                                          STOCK      STOCK      CAPITAL       DEFICIT         EQUITY
                                        ---------   -------   -----------   ------------   -------------
Balance, January 30, 1993.............      $0      $62,082   $73,052,973   $ (7,047,312)   $66,067,743
Net loss..............................                                        (4,370,392)    (4,370,392)
                                            --      -------   -----------   ------------    -----------
Balance, January 29, 1994.............       0       62,082    73,052,973    (11,417,704)    61,697,351
Issuance of common stock, net of
  $81,705 in issuance costs, 1,147,666
  shares..............................               11,476    14,906,819                    14,918,295
Net loss                                                                      (5,462,813)    (5,462,813)
                                            --      -------   -----------   ------------    -----------
Balance, January 28, 1995.............       0       73,558    87,959,792    (16,880,517)    71,152,833
Net Income............................                                         8,778,004      8,778,004
                                            --      -------   -----------   ------------    -----------
Balance, February 3, 1996.............      $0      $73,558   $87,959,792   $ (8,102,513)   $79,930,837
                                            ==      =======   ===========   ============    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        PARISIAN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
  FOR THE YEARS ENDED JANUARY 29, 1994, JANUARY 28, 1995, AND FEBRUARY 3, 1996

                                                                          FOR THE YEAR ENDED
                                                              -------------------------------------------
                                                               JANUARY 29,    JANUARY 28,    FEBRUARY 3,
                                                                  1994            1995           1996
                                                              -------------   ------------   ------------
Cash flows from operating activities:
  Net income (loss).........................................  $  (4,370,392)  $ (5,462,813)  $  8,778,004
                                                              -------------   ------------   ------------
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................     12,850,190     12,855,933     12,618,367
    Amortization of deferred financing costs................      1,022,338      1,099,532      1,191,496
    Proceeds from the initial sale of accounts receivable...     90,500,000
    Provision for losses on accounts receivable.............      2,869,546      2,827,348      3,986,023
    Loss (gain) on disposal of property and equipment.......        370,174        443,649     (1,814,341)
    Deferred compensation...................................        231,544        114,887        198,091
    Write-off of unamortized financing costs (net of tax)...      2,063,819
    Loss from redemption of debt (net of tax)...............      3,339,000
    Change in assets and liabilities:
      (Increase) decrease in:
         Accounts receivable................................     (6,301,365)    (1,937,633)    (8,237,872)
         Merchandise inventory..............................    (14,002,448)   (18,061,935)   (23,120,605)
         Prepaid expenses...................................      1,151,554       (247,182)    (1,271,987)
         Other..............................................    (10,433,472)    (7,316,879)    (5,294,953)
      Increase (decrease) in:
         Accounts payable...................................     (3,765,665)     5,037,697      1,551,362
         Accrued store rent.................................       (234,160)        59,726        815,980
         Federal and state income taxes.....................     (2,850,263)    (1,442,785)     5,061,945
         Sales tax payable..................................        589,857        152,475        288,211
         Deferred income taxes..............................        439,040     (1,734,382)      (259,579)
         Other liabilities..................................        799,686      2,875,671      2,199,993
                                                              -------------   ------------   ------------
           Total adjustments................................     78,639,375     (5,273,878)   (12,087,869)
                                                              -------------   ------------   ------------
           Net cash provided by (used in) operating
             activities.....................................     74,268,983    (10,736,691)    (3,309,865)
                                                              -------------   ------------   ------------
Cash flows from investing activities:
  (Increase) decrease in restricted cash and short-term
    investments.............................................      1,711,731       (270,000)       170,000
  Proceeds from sale of property and equipment..............         29,325          1,085      9,937,589
  Increase in cash value of life insurance..................       (338,775)      (364,613)      (337,110)
  Capital expenditures......................................    (14,974,339)    (5,729,644)   (10,735,276)
  Store opening reimbursements..............................      2,000,000      2,600,000     10,986,827
                                                              -------------   ------------   ------------
         Net cash provided by (used in) investing
           activities.......................................    (11,572,058)    (3,763,172)    10,022,030
                                                              -------------   ------------   ------------
Cash flows from financing activities:
  Borrowings under revolving credit agreements..............     28,200,000     38,500,000     36,905,343
  Payments under revolving credit agreements................   (105,200,000)   (36,500,000)   (38,905,343)
  Principal payments of long-term debt......................     (2,242,248)    (2,395,323)    (6,549,410)
  Proceeds from the issuance of subordinated notes..........    125,000,000
  Redemption of subordinated debentures.....................   (100,000,000)
  Payment of financing costs................................     (5,575,969)      (204,361)      (638,591)
  Premium paid on redemption of debentures (net of tax).....     (3,339,000)
  Proceeds from issuance of common stock....................                    14,918,295
  Proceeds from bond refunding..............................                                    3,940,000
                                                              -------------   ------------   ------------
         Net cash provided by (used in) financing
           activities.......................................    (63,157,217)    14,318,611     (5,248,001)
                                                              -------------   ------------   ------------
         Net increase (decrease) in cash and cash
           equivalents......................................       (460,292)      (181,252)     1,464,164
Cash and cash equivalents, beginning of period..............      1,035,921        575,629        394,377
                                                              -------------   ------------   ------------
Cash and cash equivalents, end of period....................  $     575,629   $    394,377   $  1,858,541
                                                              =============   ============   ============
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest................................................  $  23,065,471   $ 17,089,008   $ 17,001,105
                                                              =============   ============   ============
    Income taxes............................................  $   2,203,733   $  2,003,555   $  4,991,703
                                                              =============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        PARISIAN, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of significant accounting policies followed by the Company.

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Parisian Services, Inc. (Parisian Services), Parisian Management Company, Inc., Parisian of Tennessee, Inc., and Hess Specialty Department Store, L.L.C. Parisian Services was formed for the purpose of financing customer accounts receivable of the Company and financing future credit purchases by the Company's customers. All material intercompany accounts and transactions have been eliminated.

     The Company currently operates thirty-six specialty department stores located in Alabama, Florida, Georgia, Tennessee, South Carolina, Ohio, Indiana, and Michigan and one clearance center in Alabama. The Company sells moderate to better-priced fashion merchandise including apparel, cosmetics, shoes, accessories, and gifts for the family. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses.

     The value of merchandise inventory is determined by the retail inventory method, using last-in, first-out (LIFO) cost, which is lower than market for approximately 18% and 17% of the inventory and the lower of average cost or market for the balance of the inventory for 1995 and 1996, respectively. If average cost had been used for all inventory, the January 28, 1995 and February 3, 1996 merchandise inventory would have been higher by approximately $2,439,000 and $2,709,000, respectively.

     Certain expenditures incurred prior to the opening of new stores are deferred and charged to income on the straight-line basis over a twelve-month period following the date the related store is opened.

     Property and equipment is recorded at cost and depreciation and amortization are computed using the straight-line method. All property and equipment, except improvements to leased premises and land, is depreciated over its estimated useful life. Improvements to leased premises are amortized over the noncancelable terms of the leases. Costs for repairs and maintenance are expensed as incurred.

     Expenditures for certain computer software and related customization are recorded at cost and amortized using the straight-line method over the expected life of the licensing agreement. Additionally, certain related leased computer hardware and supporting software are being amortized using the straight-line method from the beginning amortization dates of the licensing agreement to the end of the hardware lease term. Such expenditures, included in other assets, totaled $8,304,722 and $9,885,824 as of January 28, 1995 and February 3, 1996,
respectively. As of January 28, 1995 and February 3, 1996, accumulated amortization of expenditures related to software systems implemented was $1,035,794 and $2,542,732, respectively.

     Store opening reimbursements represent amounts received from developers in reimbursement of certain expenses incurred during the opening of a new store. Store opening reimbursements are amortized over the noncancelable term of the lease.

     Goodwill, the excess of purchase price over the fair value of the net assets acquired arising from a 1988 leveraged buy-out transaction, is being amortized on a straight-line basis over 40 years. As of January 28, 1995 and February 3, 1996, the accumulated amortization of goodwill is $12,611,997 and $14,480,727, respectively.

     Deferred financing costs represent fees and costs directly related to the issuance of debt. These costs are amortized using the straight-line method over the terms of the specific borrowings or commitments to which they relate and are included in interest expense.

     The Company expenses advertising cost when the advertising takes place. Advertising expense was $10,570,390, $14,814,426, and $19,470,129 in 1994, 1995,
and in 1996, respectively.

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                        PARISIAN, INC. AND SUBSIDIARIES

     Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

     Reengineering costs include implementation of cost containment measures primarily directed at payroll as well as customer surveys to refine the Company's market focus.

     Net income (loss) per common and common equivalent share is computed by dividing net income (loss) by the weighted average number of common and common equivalent shares outstanding during the periods. The effect of common stock options on net income (loss) per common and common equivalent share for all years presented is insignificant or antidilutive.

     During the year ended February 3, 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The adoption of this accounting standard had no impact on the Company's financial statements. SFAS No. 123, Accounting for Stock-Based Compensation was issued during 1995. The Company anticipates that the adoption of this accounting standard will not be material to its financial condition.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Certain reclassifications have been made in the previously reported financial statements and accompanying notes to make the prior year amounts comparable to those of the current year. Such reclassifications had no effect on previously reported net income, total assets, or stockholders' equity.

2.  ACCOUNTS RECEIVABLE

     Accounts receivable is shown net of allowances for doubtful accounts and return sales of $2,805,934 and $3,058,088 for January 28, 1995 and February 3, 1996, respectively. The provision for losses from bad debts, less recoveries, is included in selling, general, and administrative expenses and amounted to $2,869,546, $2,827,348, and $3,986,023 for the years ended January 29, 1994,
January 28, 1995, and February 3, 1996, respectively.

     On March 31, 1993, the Company entered into an agreement through its subsidiary, Parisian Services, with Sheffield Receivables Corporation (Sheffield), whereby Sheffield agreed to provide up to $160 million in capital against eligible accounts receivable generated by holders of the Company's proprietary credit card accounts (the Receivables) pursuant to a nonrecourse facility (the Receivables Facility), which expires in July 1998. As of such date, Parisian Services sold an undivided interest in the Receivables to Sheffield and utilized the proceeds from such sale to repay in full Parisian Services' then outstanding indebtedness under the receivables loan agreement, which was then terminated. At January 28, 1995 and February 3, 1996, $109.5 and $101.0 million, respectively, of the available receivables had been sold to Sheffield and accounted for as a reduction of accounts receivable. Parisian Services retains a residual undivided interest in the Receivables equal to the undivided interest not purchased by Sheffield. Sheffield undivided interest and, accordingly, Parisian Services' undivided interest fluctuate each business day based upon the amount of capital invested in relation to the pool of eligible Receivables. The Company services and collects the Receivables. A cash reserve equal to 2% of aggregate capital is required under the agreement and is included in the restricted cash and short-term investments balance.

     Sheffield finances the purchase of its undivided interest in the Receivables primarily through the issuance of commercial paper or alternatively, the obtaining of revolving loans from the Liquidity Facility (defined

                        PARISIAN, INC. AND SUBSIDIARIES
below). The discount and interest costs are funded from the Receivables. The Receivables Facility receives liquidity support from a consortium of five banks (the Liquidity Facility) which have agreed to provide standby funding under certain specified conditions. Repayment of the amounts due under the commercial paper or revolving loans is without recourse to Parisian Services and is made solely through collections of Sheffield's undivided interest in Receivables.

3.  PROPERTY AND EQUIPMENT

     A summary of property and equipment is as follows:

                                                              JANUARY 28,   FEBRUARY 3,
                                                                 1995          1996
                                                              -----------   -----------
Land........................................................  $   920,903   $   893,474
Buildings...................................................   57,442,129    51,734,084
Furniture, fixtures, and equipment..........................   52,297,250    53,018,433
Leasehold improvements......................................    6,088,111     6,585,766
Transportation equipment....................................    2,524,363       268,285
                                                              -----------   -----------
                                                              119,272,756   112,500,042
Less accumulated depreciation and amortization..............   44,792,942    41,030,939
                                                              -----------   -----------
                                                              $74,479,814   $71,469,103
                                                              ===========   ===========

     In November 1995, the Company sold its store location in Sarasota, Florida, resulting in a gain of $1,725,783. The Sarasota store remained open throughout most of January 1996 and closed prior to February 3, 1996. In connection with this sale, the Company acquired the right to assume the lease for a store location in Columbia, South Carolina and also received certain additional consideration. The Company airplane was sold in 1995 resulting in a gain of $1,180,090. In conjunction with the expansion and remodeling of one store, the Company disposed of furniture, fixtures, and equipment with a net book value of $893,269.

                        PARISIAN, INC. AND SUBSIDIARIES

4.  SHORT-TERM AND LONG-TERM DEBT

     Short-term and long-term debt consist of the following:

                                           JANUARY 28, 1995           FEBRUARY 31, 1996
                                        -----------------------    -----------------------
                                                       YEAR-END                   YEAR-END
                                           AMOUNT        RATE         AMOUNT        RATE
                                        ------------   --------    ------------   --------
Short-term debt:
  Bank revolving credit agreement.....  $  2,000,000      9.75%    $          0
  Tax-exempt promissory note -- On
     April 1, 1995, the note became
     payable on demand and was paid in
     May 1995.........................     4,109,749      7.22%               0
  Current portion of long-term debt...     2,439,661   Various        2,863,604   Various
                                        ------------               ------------
          Total short-term debt.......  $  8,549,410               $  2,863,604
                                        ============               ============
Long-term debt:
  Senior subordinated notes...........  $125,000,000     9.875%    $125,000,000     9.875%
  Mortgage loans -- five separate
     loans, payments due monthly,
     based on an original 27-year
     amortization, principal payments
     totaling $18,791,733 due in
     1998.............................    19,258,204      10.5%      19,037,150      10.5%
  Tax-exempt promissory
     note -- payable in annual
     installments ranging from
     $185,000 to $525,000 through
     April 1, 2007 plus interest at a
     variable rate as determined on a
     weekly basis.....................                                3,755,000      5.25%
  Obligations under capitalized
     leases: Headquarters and
     distribution center -- payable in
     quarterly installments
     aggregating $3,615,288 in the
     year ended 1996, varying in each
     year to $3,548,327 in the year
     ended 2000, including interest at
     prime rate within the range of
     4.75% to 15.25%..................    14,487,900       8.5%      12,072,900      8.25%
  Other capitalized leases............        46,798   Various            4,248     12.05%
                                        ------------               ------------
                                        $158,792,902               $159,869,298
                                        ============               ============

     Under a bank credit agreement, the Company may borrow through August 31, 1997 up to an amount such that the sum of loans outstanding and certain letters of credit issued thereunder (Total Commitment Amount) may not exceed $50,000,000. At February 3, 1996, $36,778,879 was available under this agreement as the Company had $13,221,121 in standby letters of credit outstanding under this agreement. The agreement requires that there be no aggregate principal amount outstanding on the loans for a period of thirty consecutive days during each calendar year. The bank credit loans bear interest at the bank's base rate plus 1.25%, payable monthly, with the rate adjustable to as low as the base rate plus .75% if certain debt to equity ratios are met. Bank credit loans may alternatively bear interest, at the request of the Company, at LIBOR plus a margin of 2.5% per annum. Certain commitment fees are also payable based upon unused commitment amounts. The Company has pledged all of the capital stock of its subsidiaries and certain notes receivable of the Company from Parisian Services as collateral for the bank credit loans.

                        PARISIAN, INC. AND SUBSIDIARIES

     Under the bank credit agreement, the Company is subject to certain affirmative and negative covenants. Some of the restrictive covenants are as follows:

          Negative covenants in the bank credit agreement include agreements that the Company will not permit the current ratio at the end of any fiscal quarter to be less than a range of 1.75 to 2.25, dependent on the fiscal quarter, to 1.0; the ratio of long-term debt to equity at the end of any fiscal quarter to be greater than a range of 2.6-2.15, dependent on the fiscal quarter, to 1.0; earnings before interest, taxes, depreciation, and amortization (EBITDA) to total debt service ratio at the end of any fiscal quarter to be less than a range of 1.10 to 2.00, dependent on the fiscal quarter, to 1.0; net worth, as defined, at the end of any fiscal quarter to be less than the sum of (A) $55 million, (B) 80% of net income for each fiscal year closed subsequent to January 29, 1995 for which net income was positive, (C) certain capital contributions and (D) certain other adjustments. Additionally, the Company may not declare, pay, or make any dividend or distribution of any class of capital stock.

     Information concerning the bank revolving credit agreements is as follows:

                                                 1994           1995            1996
                                              ----------     -----------     ----------
Bank credit agreement:
  Weighted average interest rate based on
     daily amounts outstanding..............           8%           8.63%         10.25%
  Average daily borrowings outstanding......  $  361,000     $ 4,292,000     $  827,820
  Maximum borrowings outstanding at any
     month end..............................  $7,500,000     $29,000,000     $9,500,000

     On July 15, 1993, the Company issued $125.0 million of 9.875% Senior Subordinated Notes due 2003 (the Notes) and notified the holders of its Senior Subordinated Debentures in the aggregate principal amount of $100.00 million (the Debentures) of its intention to redeem, as of August 14, 1993, all of its outstanding Debentures at the stated redemption price of 105.25%. One July 15, 1993, in order to effect such redemption, the Company deposited $107.25 million representing the $100.0 million principal of Debentures to be redeemed at the stated redemption price of 105.25% plus accrued and unpaid interest thereon to August 14, 1993, with AmSouth Bank, as escrow agent. The Company utilized proceeds from the issuance of the Notes to effect such redemption.

     The Company recorded an extraordinary loss of $5.4 million after taxes for the early retirement of debt. The extraordinary loss consists of the redemption premium paid to holders of the Debentures and the write-off of the unamortized portion of deferred financing fees associated with the retired Debentures.

     On or after July 15, 1998, the Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices below plus accrued interest at the redemption date.

            IF REDEEMED DURING THE TWELVE-MONTH               PERCENTAGE OF
                  PERIOD BEGINNING JULY 15                      PRINCIPAL
            -----------------------------------               -------------
            1998............................................     104.938%
            1999............................................     102.469
            2000 and thereafter.............................      100.00

     The Notes are uncollateralized obligations and are subordinated in right of payment to all senior indebtedness, as defined. Senior indebtedness was approximately $45,390,540 at February 3, 1996.

     The Company is subject to certain covenants set forth in the indenture to the Notes including, among others, the following: limitations on certain restricted payments; limitations on certain indebtedness; limitations on liens; limitations on dividends and other payment restrictions affecting subsidiaries; limitations on transactions with affiliates; limitations on preferred stock of subsidiaries; and limitations on future senior subordinated indebtedness.

                        PARISIAN, INC. AND SUBSIDIARIES

     Indebtedness outstanding under the tax-exempt promissory note bears interest at a floating rate based on prime, but in no event is the rate to be less than 6% or greater than 10%. During the years ended January 29, 1994, January 28, 1995, and February 3, 1996 the interest rate ranged from 6% per annum to 74.6% of prime. The interest charged changes within limits to protect the lender's yield when there is a change in the maximum federal corporate income tax rate. In May 1995, the Company purchased the tax-exempt bond with funds available under the Receivables Facility. On October 19, 1995, the bond was refunded, with credit enhancement provided by a financial institution. The outstanding indebtedness bears interest at a floating rate.

     At February 3, 1996, property and equipment with a net book value of approximately $45,085,127 was pledged as collateral on the mortgage loans, obligations under capitalized leases, equipment loan and security agreement, and mortgage note. Substantially all of the Company's bank accounts are pledged as collateral on the bank revolving credit agreement, described above.

     The noncurrent portion of long-term debt at February 3, 1996 is payable as follows:

Second succeeding year......................................  $    445,416
Third succeeding year.......................................    19,016,734
Fourth succeeding year......................................       245,000
Fifth succeeding year.......................................       270,000
Thereafter..................................................   127,815,000
                                                              ------------
                                                               147,792,150
Capitalized lease obligations:
  Payable in monthly, semi-annual and annual installments...    12,077,148
                                                              ------------
                                                              $159,869,298
                                                              ============

     The future minimum lease payments required under capitalized lease obligations are disclosed in Note 6.

     Based on the borrowing rates currently available to the Company for long-term debt with similar terms and average maturities, the fair value of long-term debt is approximately $137,359,119 at February 3, 1996.

5.  INCOME TAXES

     The components of the current deferred income tax asset are:

                                                              JANUARY 28,   FEBRUARY 3,
                                                                 1995          1996
                                                              -----------   -----------
Inventory capitalization....................................  $1,406,435    $1,829,259
Allowances for doubtful accounts and return sales...........     910,319     1,148,056
Compensation accruals.......................................     633,794       622,579
Other.......................................................     462,114        68,766
                                                              ----------    ----------
                                                              $3,412,662    $3,688,660
                                                              ==========    ==========

                        PARISIAN, INC. AND SUBSIDIARIES

     The components of the noncurrent deferred income tax liability are:

                                                              JANUARY 28,   FEBRUARY 3,
                                                                 1995          1996
                                                              -----------   -----------
Property and equipment......................................  $ 7,094,128   $ 6,095,988
Computer software costs.....................................    2,318,070     2,567,467
Store pre-opening costs.....................................      734,011       477,852
Compensation accruals.......................................     (632,739)     (727,915)
Alternative minimum tax credit..............................   (1,330,723)
Other.......................................................      (11,952)     (246,178)
                                                              -----------   -----------
                                                              $ 8,170,795   $ 8,167,214
                                                              ===========   ===========

     The provision (benefit) for income taxes is comprised of the following:

                                                    JANUARY 29,   JANUARY 28,   FEBRUARY 3,
                                                       1994          1995          1996
                                                    -----------   -----------   -----------
Federal:
  Current.........................................  $  727,846    $   (58,003)  $5,646,129
  Deferred........................................   1,055,992     (1,929,800)    (243,627)
                                                    ----------    -----------   ----------
                                                     1,783,838     (1,987,803)   5,402,502
                                                    ----------    -----------   ----------
State:
  Current.........................................     537,644        118,831      998,626
  Deferred........................................    (616,952)       195,418      (15,952)
                                                    ----------    -----------   ----------
                                                       (79,308)       314,249      982,674
                                                    ----------    -----------   ----------
Provision for income taxes........................  $1,704,530    $(1,673,554)  $6,385,176
                                                    ==========    ===========   ==========

     In addition, an income tax benefit of $3,092,179 was recognized during the year ended January 29, 1994 related to the extraordinary loss from early retirement of debt.

     The provision (benefit) for income taxes is different from the amount computed by applying the federal income tax statutory rate to income (loss) before provision (benefit) for income taxes. The reasons for this difference, as a percentage of pretax income (loss), as follows:

                                                        JANUARY 29,   JANUARY 28,   FEBRUARY 3,
                                                           1994          1995          1996
                                                        -----------   -----------   -----------
Federal income tax statutory rate.....................      34%           (34)%         35%
Amortization of goodwill..............................      23              9            5
State income taxes....................................      (3)             3            3
Other.................................................       8             (1)          (1)
                                                            --            ---           --
          Effective income tax rate...................      62%           (23)%        42%
                                                            ==            ===           ==

                        PARISIAN, INC. AND SUBSIDIARIES

     Details of the deferred tax provision (benefit) are as follows:

                                                    JANUARY 29,   JANUARY 28,   FEBRUARY 3,
                                                       1994          1995          1996
                                                    -----------   -----------   -----------
Inventory capitalization..........................  $  (41,639)   $  (256,801)  $ (422,824)
Property and equipment............................    (722,505)      (210,083)    (998,140)
Computer software costs...........................                    583,534      249,397
Store pre-opening costs...........................   1,309,414       (154,624)    (256,159)
Compensation accruals.............................    (291,515)        (6,076)     (83,961)
Alternative minimum tax credit....................                 (1,330,723)   1,330,723
Other, net........................................     185,285       (359,609)     (78,615)
                                                    ----------    -----------   ----------
          Deferred tax provision (benefit)........  $  439,040    $(1,734,382)  $ (259,579)
                                                    ==========    ===========   ==========

6.  LEASES

     The Company leases its headquarters and distribution center and another facility under capitalized leases which expire in 2001 and 1996, respectively. At expiration, the Company has the option to purchase the leased properties for nominal amounts. In addition, the Company leases computer equipment under capitalized leases expiring over the next three years.

     The following is a summary of the leased property under capitalized leases by major classes of property:

                                                           JANUARY 28,     FEBRUARY 3,
                                                              1995            1996
                                                           -----------     -----------
Classes of Property
  Buildings..............................................  $17,218,881     $17,219,894
  Transportation equipment...............................      145,028
  Furniture, fixtures, and equipment.....................   10,772,832      10,593,735
                                                           -----------     -----------
                                                            28,136,741      27,813,629
  Less accumulated amortization..........................   10,871,026      11,119,920
                                                           -----------     -----------
                                                            17,265,715      16,693,709
  Land...................................................      711,507         711,507
                                                           -----------     -----------
                                                           $17,977,222     $17,405,216
                                                           ===========     ===========

     Future minimum lease payments required under capitalized lease obligations together with the present value of the net minimum lease payments at February 3, 1996 are as follows:

First succeeding year.......................................  $ 3,619,446
Second succeeding year......................................    3,616,481
Third succeeding year.......................................    3,658,634
Fourth succeeding year......................................    3,707,527
Fifth succeeding year.......................................    3,503,255
Thereafter..................................................
                                                              -----------
                                                               18,105,343
Less amount representing interest...........................    3,577,443
                                                              -----------
Present value of net minimum lease payments.................  $14,527,900
                                                              ===========
Current portion of above....................................  $ 2,455,000
                                                              ===========
Noncurrent portion of above.................................  $12,072,900
                                                              ===========

                        PARISIAN, INC. AND SUBSIDIARIES

     In addition, the Company conducts a substantial portion of its operations from thirty-one leased stores. The leases are operating leases and expire at various times during the next 20 years. The Company can, at its option, renew most of these leases at predetermined fair rental values for periods of five to fifteen years. The rental payments under the store leases are based on a minimum rental plus a percentage of the stores' sales in excess of stipulated amounts.

     The Company also leases certain computer equipment, vehicles, and loss prevention equipment under operating leases. The future minimum rental payments under operating leases having initial or remaining noncancelable lease terms in excess of one year as of February 3, 1996 are as follows:

First succeeding year.......................................  $ 26,705,012
Second succeeding year......................................    26,335,196
Third succeeding year.......................................    24,720,623
Fourth succeeding year......................................    23,539,730
Fifth succeeding year.......................................    22,210,711
Thereafter..................................................  251, 487,144
                                                              ------------
          Total minimum payments required...................  $374,998,416
                                                              ============

     The following schedule shows total rental expense for all operating leases:

                                                  JANUARY 29,   JANUARY 28,   FEBRUARY 3,
                                                     1994          1995          1996
                                                  -----------   -----------   -----------
Minimum rentals.................................  $12,548,820   $20,319,741   $27,553,590
Contingent rentals..............................    1,785,982     1,270,191     2,231,259
                                                  -----------   -----------   -----------
                                                  $14,334,802   $21,589,932   $29,784,849
                                                  ===========   ===========   ===========

     The Company leases one of its stores from a limited partnership which includes certain officers of the Company. Rental expense related to the lease amounted to $568,213 for the year ended January 29, 1994, $565,574 for the year ended January 28, 1995 and $556,453 for the year ended February 3, 1996. The future minimum lease payments required under the lease as of February 3, 1996 are $8,917,082.

     In addition, the Company has entered into a lease for a future store opening. The future minimum rental payments under this operating lease having an initial noncancelable lease term in excess of one year as of February 3, 1996 is as follows:

First succeeding year.......................................  $         0
  Second succeeding year....................................      875,160
Third succeeding year.......................................      875,160
Fourth succeeding year......................................      875,160
Fifth succeeding year.......................................      875,160
Thereafter..................................................   15,590,700
                                                              -----------
          Total minimum payments required...................  $19,091,340
                                                              ===========

7.  EMPLOYEE BENEFIT PLANS

     The Company has a combined profit-sharing and Section 401(k) plan which provides death, disability, termination, and retirement benefits to its eligible employees who are at least 21 years of age and have completed one year and 1,00 hours of service with the Company. The profit-sharing portion and the Section 401(k) portion of the plan provides for discretionary contributions by the Company as determined by resolutions of the Board of Directors.

                        PARISIAN, INC. AND SUBSIDIARIES

     Beginning in 1993, the Company's contribution to the profit-sharing portion of the plan was terminated. With the Company's growth, the number of participants in the plan had grown and the amount allocated to each participant became diluted. Existing accounts will remain and continue to be invested.

     The Company contribution to the Section 401(k) plan totaled $700,00 for the year ended January 29, 1994. No company contribution was made to the plan for the year ended January 28, 1995. The Company contribution to the Section 401(k) plan totaled $600,000 for the year ended February 3, 1996.

8.  STOCK OPTION PLANS

     The Company's stock option plan for officers, as amended, allows for the grant of options to purchase 405,882 shares of common stock to certain officers. During April 1988 and March 1992, 345,000 and 20,000 options to purchase common shares were granted, respectively. An additional 17,037 options to purchase common shares were granted during September 1995. The exercise price for all such options is $20.40 per share. These options were granted at an exercise price that was equal to or above fair value as determined by a committee consisting of the Participant Representatives under the plan. As of February 3, 1996, 324,667 of these options were outstanding; 57,370 options have been forfeited in accordance with the provisions of the Plan. The options generally began to vest at the rate of 20% per year from February 3, 1990. Participants may exercise their vested options following the date such options become fully vested. At February 3, 1996, 314,445 options are vested and became exercisable during the month of May 1994. In the case of certain specified events, the options would become immediately fully vested and exercisable subject to certain regulatory requirements.

     The Company's Management Incentive Plan allows for the grant of options to purchase 101,471 shares of common stock to certain managers of the Company. During July 1990 and March 1992, 60,250 and 5,750 options to purchase common shares were granted, respectively, at an exercise price of $20.40 per share. These options were granted at an exercise price that was equal to or above fair value as determined by a committee consisting of the Participant Representatives under the plan. The options generally began to vest at the rate of 20% per year from February 2, 1991. Participants may exercise their vested options following the date such options become fully vested. At February 3, 1996, 56,850 options are vested and became exercisable during the month of May 1994. In the case of certain specified events, the options would become immediately fully vested and exercisable subject to certain regulatory requirements. Since the year ended February 2, 1991 grant, 9,150 nonvested options have been forfeited in accordance with the provisions of the Plan; consequently, as of January 28, 1995 and February 3, 1996, 57,050 and 56,850, respectively, of these options were outstanding.

             ======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Explanatory Note......................    2
Available Information.................    3
Cautionary Notice Regarding
  Forward-Looking Statements..........    3
Prospectus Summary....................    4
Risk Factors..........................   13
The Exchange Offer....................   15
Plan of Distribution..................   26
Use of Proceeds.......................   27
Capitalization........................   27
Selected Financial Data...............   28
Pro Forma Combined Statement of Income
  (unaudited).........................   30
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   32
Business..............................   41
Management............................   50
Executive Compensation................   53
Certain Transactions..................   56
Principal Shareholders................   58
Description of Other Indebtedness.....   60
Receivables Securitization
  Facilities..........................   62
Description of The Notes..............   64
Certain Federal Income Tax
  Considerations......................   91
Legal Matters.........................   94
Experts...............................   94
Index to Financial Statements.........  F-1

             ======================================================
             ======================================================
                              [PROFFITT'S LOGO]

                               OFFER TO EXCHANGE
                           $125,000,000 in aggregate
                              principal amount of
                              8 1/8% Senior Notes
                               Due 2004, Series B
                            for all $125,000,000 in
                             aggregate outstanding
                              principal amount of
                              8 1/8% Senior Notes
                               Due 2004, Series A

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                  July 9, 1997
             ======================================================